UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.    )

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

ICAGEN, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

common stock, par value $0.001 per share

2)	Aggregate number of securities to which transaction applies:

8,137,899*

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$6.00

4)	Proposed maximum aggregate value of transaction:

$48,827,394

5)	Total fee paid:

$5,668.86**

*	Estimated solely for purposes of calculating amount of filing fee in accordance with Rule 0-11 under the Securities Exchange Act of 1934. The transaction value was calculated by multiplying $6.00, which is the per-share purchase price being paid by Purchaser, by the number of outstanding shares of common stock (the “Shares”) of Icagen, Inc. (“Icagen”) as of [ ], 2011, which consists of 9,203,664 Shares issued and outstanding plus 1,250 in-the-money options to purchase Shares and less 1,067,015 shares beneficially owned by Pfizer Inc. prior to the commencement of the transaction.
**	The amount of filing fee is calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 5 for fiscal year 2011 issued by the Securities and Exchange Commission. Such fee equals 0.011610% of the transaction value.

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

$5,754.26

2)	Form, Schedule or Registration Statement No.:

Schedule TO

3)	Filing Party:

Pfizer Inc.

4)	Date Filed:

August 3, 2011

ICAGEN, INC.

4222 EMPEROR BOULEVARD, SUITE 350

DURHAM, NORTH CAROLINA 27703

October [    ], 2011

To Our Stockholders:

As announced on July 20, 2011, Icagen, Inc. (the “Company”, “we”, “us”, or “Icagen”) entered into an Agreement and Plan of Merger, dated July 20, 2011 (the “Merger Agreement”), by and among the Company, Pfizer Inc., a Delaware corporation (“Pfizer”), and Eclipse Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Pfizer (“Purchaser”), which provides for the acquisition of our company by Pfizer in two steps. The first step was a cash tender offer by Purchaser to acquire all of the outstanding shares of our common stock, par value $0.001 per share (the “Shares”), at a price of $6.00 per Share, net to the seller in cash without interest thereon, subject to any applicable withholding and transfer taxes (the “Offer”). The Offer and the subsequent offering period, as extended, were completed on September 19, 2011. Pursuant to the Offer and the Merger Agreement, at the expiration of the subsequent offering period, as extended, Purchaser had purchased a total of 5,393,380 Shares, which when added to the 1,067,015 Shares Pfizer already owns, constitute approximately 70% of our issued and outstanding Shares. The merger of Purchaser with and into the Company (the “Merger”), in which we will be the surviving corporation, is the second and final step in the acquisition of Icagen by Pfizer and is intended to complete the acquisition of any Shares not acquired by Purchaser as of the expiration of the subsequent offering period, as extended. As a result of the Merger, we will become a wholly-owned subsidiary of Pfizer. In the Merger, each outstanding Share (other than Shares held by us, Purchaser or Pfizer or any wholly-owned subsidiary of Pfizer and any stockholders who are entitled to and have properly exercised appraisal rights under Delaware law with respect to such Shares) will be converted into the right to receive $6.00 in cash, without interest thereon, subject to any applicable withholding and transfer taxes, all as more fully set forth and described in the accompanying Information Statement and the Merger Agreement, a copy of which is attached as Annex 1 to the Information Statement.

On [                     ,                          ], 2011, a special meeting of our stockholders will be held for the purpose of adopting the Merger Agreement.

The affirmative vote of a majority of the total number of issued and outstanding shares of our common stock will be necessary to adopt the Merger Agreement. As a result of the consummation of the Offer, Pfizer beneficially owns and has the right to vote a sufficient number of outstanding shares of our common stock such that adoption of the Merger Agreement at the special meeting is assured without the affirmative vote of any other stockholder.

You are welcome to attend the special meeting; however, you are not being asked for a proxy and are requested not to send one. The accompanying Information Statement explains the terms of the Merger. Please read the accompanying Information Statement carefully.

Sincerely,

P. Kay Wagoner, Ph.D.

President and Chief Executive Officer

ICAGEN, INC.

4222 EMPEROR BOULEVARD, SUITE 350

DURHAM, NORTH CAROLINA 27703

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                         ], 2011

A special meeting (including any and all adjournments or postponements thereof, the “Special Meeting”) of stockholders of Icagen, Inc. will be held at [        ] a.m., Eastern Time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, New York 10022, for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated July 20, 2011 (the “Merger Agreement”), by and among Icagen, Inc. (the “Company”, “we”, “us”, or “Icagen”), Pfizer Inc., a Delaware corporation (“Pfizer”), and Eclipse Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Pfizer (“Purchaser”). The Merger Agreement provides, among other things, for (i) the merger of Purchaser with and into Icagen (the “Merger”), with Icagen continuing as the surviving corporation and a wholly-owned subsidiary of Pfizer, and (ii) the conversion of all of the issued and outstanding shares of our common stock, par value $0.001 per share (the “Shares”) (other than Shares held by us, Purchaser or Pfizer or any wholly-owned subsidiary of Pfizer and any stockholders who are entitled to and have properly exercised appraisal rights under Delaware law with respect to such shares of common stock), into the right to receive $6.00 per Share in cash, without interest thereon, subject to any applicable withholding and transfer taxes as more fully described in the accompanying Information Statement and the Merger Agreement, a copy of which is attached as Annex 1 to the Information Statement.

2.	To transact such other business as may properly be brought before the Special Meeting.

Only stockholders of record at the close of business on [                     ,                          ], 2011 will be entitled to receive notice of, and to vote, at the Special Meeting.

You are cordially invited to attend the Special Meeting; however, proxies are not being solicited for the Special Meeting.

You are entitled to demand appraisal by the Delaware Court of Chancery of the fair value of your shares of common stock under Section 262 of the General Corporation Law of the State of Delaware (“DGCL”), a copy of which is attached as Annex 6 to the Information Statement. You should read the Information Statement and the attached Annex 6 for a description of all statutory provisions relating to appraisal rights.

You should not send any Share certificates at this time. After the Merger is completed, you will receive a letter of transmittal containing instructions on where to send your share certificates in order to exchange them for the merger consideration.

We are not soliciting your proxy.

BY ORDER OF THE BOARD OF DIRECTORS

P. Kay Wagoner, Ph.D.

This notice is dated [                         ], 2011.

ICAGEN, INC.

4222 EMPEROR BOULEVARD, SUITE 350

DURHAM, NORTH CAROLINA 27703

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished to holders of common stock, par value $0.001 per share (the “common stock”), of Icagen, Inc., a Delaware corporation (the “Company”, “we”, “us”, or “Icagen”), in connection with the proposed merger (the “Merger”) of Eclipse Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Pfizer Inc., a Delaware corporation (“Pfizer”), with and into Icagen as contemplated by that certain Agreement and Plan of Merger, dated July 20, 2011, by and among Icagen, Pfizer and Purchaser (the “Merger Agreement”). The Merger, in which we will continue as the surviving corporation and a wholly-owned subsidiary of Pfizer, is the second and final step in the acquisition of our company by Pfizer. The first step was a cash tender offer by Purchaser to acquire all the outstanding shares of our common stock (collectively, the “Shares”) at $6.00 per Share, net to the seller in cash without interest thereon (the “Offer”), subject to any applicable withholding and transfer taxes. The Offer was completed on September 2, 2011, following which Purchaser commenced a subsequent offering period which, as extended, expired on September 19, 2011. Prior to the expiration of the subsequent offering period, Purchaser purchased a total of 5,393,380 Shares, which when added to the Shares beneficially owned by Pfizer, Purchaser or their respective subsidiaries, constitute approximately 70% of the issued and outstanding shares of our common stock. As a result of the Merger, we will become a wholly-owned subsidiary of Pfizer. In the Merger, each outstanding Share (other than Shares held by us, Purchaser or Pfizer or any wholly-owned subsidiary of Pfizer and any stockholders who are entitled to and have properly exercised appraisal rights under Delaware law) will be converted into the right to receive $6.00 in cash, without interest thereon, subject to any applicable withholding and transfer taxes. Stockholders are responsible for transfer and similar taxes, if any, which may be withheld from the Merger Consideration. A copy of the Merger Agreement is attached to this Information Statement as Annex 1.

A special meeting of our stockholders will be held on [                    ,                          ], 2011, at [        ] a.m., Eastern Time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue New York, New York 10022. Our principal executive offices are located at 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703. We refer to this special meeting of stockholders (including any and all adjournments or postponements thereof) in this Information Statement as the “Special Meeting.” You are welcome to attend the Special Meeting; however, we are not soliciting proxies for the Special Meeting.

Only holders of record of the Shares at the close of business on [                    ,                          ], 2011 (the “Record Date”) are entitled to receive notice of, and to vote at, the Special Meeting. On the Record Date, there were 9,203,664 shares of our common stock outstanding. The Merger cannot be completed unless stockholders holding at least a majority of the issued and outstanding shares of common stock on the Record Date adopt the Merger Agreement. Each share of common stock is entitled to one vote. As a result of the consummation of the tender offer, Pfizer beneficially owns a total of approximately 6,460,395 shares of common stock, representing approximately 70% of all issued and outstanding shares of common stock. Pfizer will vote or cause to be voted all such shares in favor of adopting the Merger Agreement, and such vote is sufficient to assure adoption of the Merger Agreement at the Special Meeting. As a result, the affirmative vote of other Icagen stockholders is not required to adopt the Merger Agreement. Accordingly, a quorum and the adoption of the Merger Agreement at the Special Meeting is assured without the attendance or affirmative vote of any other stockholder. The completion of the Merger is also subject to the satisfaction or waiver of other conditions. More information about the Merger is contained in this Information Statement.

You are urged to review this Information Statement carefully to decide whether to accept the $6.00 per Share in cash, without interest thereon, subject to any applicable withholding and transfer taxes, or to exercise appraisal rights under Section 262 (“Section 262”) of the Delaware General Corporation Law (“DGCL”). See “Appraisal Rights” below and Annex 6 attached to this Information Statement for a description of all statutory provisions related to appraisal rights.

This Information Statement is first being mailed on or about [                    ,                          ], 2011 to the holders of record of the Shares at the close of business on [                    ,                          ], 2011.

We are not asking you for a proxy and you are requested not to send us a proxy. Please do not send in any Share certificates at this time.

This Information Statement is dated [                    ,                          ], 2011.

- ii -

SUMMARY TERM SHEET

The following is a brief summary of certain information contained elsewhere in this Information Statement, including the Annexes to this Information Statement, or in the documents incorporated by reference herein. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Information Statement, in the Annexes to this Information Statement and the documents incorporated by reference herein. Capitalized terms used in this summary and not defined herein have the meanings ascribed to them elsewhere in this Information Statement. You are urged to read this Information Statement and the Annexes to this Information Statement in their entirety.

The Companies

Our Company. We are a Delaware corporation with our principal executive offices located at 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703. Our telephone number is (919) 941-5206. We focus on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing our proprietary know-how and integrated scientific and drug development capabilities, we have identified multiple drug candidates that modulate ion channels. We have conducted research and development activities in a number of disease areas, including epilepsy, pain and inflammation. We have two clinical stage programs in epilepsy and pain. For more information about us, visit www.icagen.com and see “Certain Information Concerning the Parties to the Merger Agreement” and “Available Information” elsewhere in this Information Statement.

Purchaser. Purchaser is a Delaware corporation and to date has engaged in no activities other than those incident to its formation, the Offer and the Merger. Purchaser is a wholly-owned subsidiary of Pfizer. The principal executive offices of Purchaser are located at 235 East 42nd Street, New York, New York 10017-5755. Purchaser’s telephone number is (212) 733-2323.

Pfizer. Pfizer is a Delaware corporation with its principal executive offices located at 235 East 42nd Street, New York, New York 10017-5755. Pfizer’s telephone number is (212) 733-2323. Pfizer is a research-based, global biopharmaceutical company. Pfizer’s diversified global health care portfolio includes human and animal biologic and small molecule medicines and vaccines, as well as nutritional products and many of the world’s best-known consumer health care products.

General

•

This Information Statement is being delivered in connection with the merger of Purchaser with and into us (the “Merger”), with our company continuing as the surviving corporation and a wholly-owned subsidiary of Pfizer (the “Surviving Corporation”). In the Merger, each outstanding Share (other than Shares held by us, Purchaser, Pfizer or any wholly-owned subsidiary of Pfizer and any stockholders who are entitled to and have properly exercised appraisal rights under Delaware law with respect to such shares of common stock) will be converted into the right to receive $6.00 per Share in cash, without interest thereon (the “Merger Consideration”), subject to any applicable withholding and transfer taxes. A copy of the Merger Agreement is attached to this Information Statement as Annex 1.

•

Pursuant to the Merger Agreement, Purchaser commenced the Offer on August 3, 2011 for all the outstanding Shares at a price of $6.00 per Share, net to the seller in cash without interest thereon, subject to any applicable withholding and transfer taxes. The Offer, as extended, and the subsequent offering period, as extended, expired at 6:00 p.m., New York City time, on Monday, September 19, 2011. A total of 5,393,380 shares of our common stock were tendered prior to the expiration of the subsequent offering period, as extended. In addition, Pfizer already owns 1,067,015 shares of common stock, which when added to the number of shares validly tendered during the initial offering period and all shares validly tendered during the subsequent offering period, as extended, represents approximately 70% of all issued and outstanding shares of our common stock.

The Merger

•

Background to the Offer and the Merger. For a description of events leading to the approval of the Merger Agreement by our Board of Directors (our “Board”), see “The Merger — Background of the Offer and the Merger” below.

•

Approval by Our Board. On July 19, 2011, our Board unanimously approved the Merger Agreement, the Offer and the Merger and determined that the terms of the Offer and the Merger are in the best interests of our company and our stockholders. Accordingly, our Board unanimously recommended that Icagen stockholders accept the Offer and tender their Shares pursuant thereto, and our Board unanimously recommends that you adopt the Merger Agreement. See “The Merger — Recommendation of Our Board” below for more information about our Board’s recommendation.

•

Interests of Certain Persons in the Merger. Our executive officers and the members of our Board may be deemed to have interests in the transactions contemplated by the Merger Agreement that may be different from or in addition to those of our stockholders generally. These interests may create potential conflicts of interest. Our Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement. In addition, certain agreements, arrangements or understandings between Icagen and certain of our executive officers and members of our Board are described further in “The Merger — Interests of Certain Persons in the Merger” below.

•

Opinion of J.P. Morgan. J.P. Morgan Securities LLC (“J.P. Morgan”) acted as our financial advisor in connection with the Offer and the Merger. J.P. Morgan rendered its written opinion, dated July 19, 2011, to our Board to the effect that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth therein, the $6.00 per Share in cash to be paid to the holders of Shares (other than to Pfizer and its affiliates) pursuant to the Merger Agreement was fair from a financial point of view to such holders. The full text of the opinion of J.P. Morgan is set forth in Annex 2 to this Information Statement and is incorporated herein by reference. You are urged to read the J.P. Morgan opinion carefully and in its entirety. See “The Merger — Opinion of Our Financial Advisor” attached as Annex 2 to this Information Statement for more information about J.P. Morgan’s fairness opinion.

•

Purpose of the Merger. The purpose of the Merger is to enable Pfizer, through Purchaser, to acquire the remaining equity interest in Icagen not currently owned by Pfizer, Purchaser or Pfizer’s affiliates. The first step in the acquisition of our company was the Offer by Purchaser to acquire all of the outstanding Shares. The Merger is intended to complete the acquisition of any Shares not acquired by Purchaser in the Offer. See “The Merger — Purpose of the Merger” below for more information about the purpose of the Merger.

•

Conditions to the Merger. The respective obligations of Pfizer, Purchaser and our company to consummate the Merger and the transactions contemplated thereby are subject to our stockholders duly adopting the Merger Agreement. See “The Merger Agreement” below for more information about the Merger Agreement and the conditions to the Merger.

•

Certain United States Federal Income Tax Consequences. The exchange of Shares for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. We urge you to consult your own tax advisor as to the particular tax consequences of the Merger to you. See “The Merger — Certain United States Federal Income Tax Consequences of the Merger” below for more information regarding certain United States federal income tax consequences of the Merger.

Source and Amount of Funds

Pfizer estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $51 million.

The Merger Agreement provides that as of the date on which our stockholders approve the Merger and the certificate of merger is filed with the Delaware Secretary of State (the “Effective Time”) each outstanding option to acquire Shares (each a “Company Option” and collectively, the “Company Options”) granted under our 1996 Equity Compensation Plan and our 2004 Stock Incentive Plan (the “Company Stock Plans”), without regard to the extent then vested and exercisable, will be cancelled and, in consideration of such cancellation, Pfizer will, or will cause the corporation surviving in the Merger (the “Surviving Corporation”) to, promptly following the Effective Time, pay to such holders of Company Options, an amount in respect thereof equal to the product of (x) the excess, if any, of $6.00, the per-share price offered by Purchaser for shares tendered during the Offer (the “Offer Price”), over the exercise price of each such Company Option and (y) the number of Shares then subject thereto (such payment, if any, subject to applicable withholding taxes and transfer taxes and without interest). We estimate that the total amount of funds required to fulfill the foregoing obligations under the Merger Agreement in respect of outstanding options that are in-the-money with respect to the Offer Price will be approximately $3,300.

Pursuant to the Merger Agreement, each restricted stock unit granted by us under a Company Stock Plan that was outstanding immediately prior to the acceptance of Shares pursuant to the Offer (the “Acceptance Time”) (each, a “Company RSU”) vested and was settled by us through the issuance to each holder thereof of one Share in respect of each Company RSU that so vested (subject to any applicable withholding). At the Effective Time, each Share issued with respect to such former Company RSU that was not tendered prior to the expiration of the subsequent offering period, as extended, will be converted into the right to receive the Merger Consideration (such payment, if any, subject to applicable withholding taxes and transfer taxes). After subtracting all Shares issued with respect to such former Company RSUs that, to our knowledge, were tendered prior to the expiration of the subsequent offering period, as extended, we estimate that the total amount of funds required to fulfill this obligation under the Merger Agreement will be no greater than approximately $1.3 million.

The Merger Agreement provides that as of the Effective Time, each outstanding warrant to purchase Shares (each, a “Company Warrant”) will become exercisable for the right to receive the Merger Consideration, subject to any applicable withholding and transfer taxes. We estimate that the total amount of funds required to fulfill the foregoing obligations with respect to Company Warrants under the Merger Agreement will be $0.

Under the Merger Agreement, as of the Effective Time, the Company Stock Plans will terminate and all rights under any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of our capital stock shall be cancelled.

Pfizer will ensure that Purchaser has sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and to fulfill its obligations under the Merger Agreement. Pfizer will provide Purchaser with the necessary funds from cash on hand.

Procedure for Receipt of Merger Consideration

Following the consummation of the Merger, a Letter of Transmittal (as defined below) and the Instructions (as defined below) for use in effecting the surrender of the Shares in exchange for payment of the Merger Consideration will be sent under separate cover to all holders of the Shares outstanding immediately prior to the Merger. The Letter of Transmittal must be completed as directed and returned with certificates representing Shares or with any other documentation required by the procedures for book-entry transfer set forth below under “Procedure For Receipt of the Merger Consideration.” Checks for the Merger Consideration (subject to any applicable withholding and transfer taxes) will be sent to our stockholders as soon as practicable after receipt of the Letter of Transmittal and the certificates or such other required documentation. See “Procedure For Receipt of the Merger Consideration” below for more information regarding receipt of Merger Consideration.

Appraisal Rights

Under Delaware law, holders of the shares of common stock who do not vote to adopt the Merger Agreement and do not consent thereto in writing and who otherwise strictly comply with the applicable requirements of the DGCL will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such stockholder’s shares of common stock. See “Appraisal Rights” and Annex 6 to this Information Statement for more information regarding appraisal rights.

Price Range of Shares; Dividends

The Shares are listed on the NASDAQ Global Market (“NASDAQ”) under the symbol “ICGN.” The following table sets forth, for the calendar periods indicated, the range of high and low sales prices for our common stock on NASDAQ. All prices shown in the table reflect the one-for-eight reverse split of our issued and outstanding shares that was effected on September 21, 2010.

	High	Low
Year Ended December 31, 2009:
First Quarter	$4.80	$2.72
Second Quarter	5.92	2.48
Third Quarter	12.72	2.80
Fourth Quarter	8.40	2.88

Year Ended December 31, 2010:
First Quarter	$9.60	$3.28
Second Quarter	6.40	2.80
Third Quarter	3.44	0.96
Fourth Quarter	2.63	1.03

Year Ending December 31, 2011:
First Quarter	$4.46	$1.70
Second Quarter	7.10	2.09

On June 24, 2011, the last trading day before the public announcement disclosing that we were engaged in preliminary discussions with Pfizer regarding a potential strategic transaction, the last sale price of the Shares reported on NASDAQ was $2.40 per Share. On August 2, 2011, the last trading day before commencement of the Offer, the last sale price of the Shares reported on NASDAQ was $6.00 per Share. The Offer represented a 150% premium based on our last sale price on June 24, 2011. You are urged to obtain current market quotations for the Shares.

We historically have not declared or paid any cash dividends on the Shares and we do not intend to declare or pay any cash dividends on the Shares in the foreseeable future.

Available Information

The Shares are registered under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and we are subject to the reporting requirements of that Act. In accordance with the Exchange Act, we are required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) relating to our business, financial condition and other matters. See “Available Information” below for additional information regarding our reporting obligations.

GENERAL

This Information Statement is being delivered to Icagen stockholders in connection with the Merger. As a result of the Merger, we will become a wholly-owned subsidiary of Pfizer, and each outstanding Share (other than Shares owned by us, Purchaser or Pfizer or any wholly-owned subsidiary of Pfizer and any stockholders who are entitled to and have properly exercised appraisal rights under Delaware law with respect to such shares of common stock) will be converted into the right to receive, subject to any applicable withholding and transfer taxes, the Merger Consideration. Stockholders are responsible for any transfer and similar taxes imposed in connection with the Merger and the transactions contemplated by this Information Statement. Any such taxes may be deducted from the Merger Consideration, unless satisfactory evidence of the payment of such taxes or an exemption therefrom is submitted with the Letter of Transmittal (as defined below). A copy of the Merger Agreement is attached to this Information Statement as Annex 1.

The Merger is the second and final step in the acquisition of our company by Pfizer. The first step was a cash tender offer by Purchaser to acquire all of the outstanding Shares at $6.00 per Share, net to the seller in cash without interest thereon, subject to any applicable withholding and transfer taxes. A total of 5,393,380 shares of our common stock were tendered prior to the expiration of the initial offering period, as extended, and of the subsequent offering period, as extended. In addition, Pfizer already owns 1,067,015 shares of our common stock, which when added to the number of shares validly tendered during the initial offering period and all shares validly tendered during the subsequent offering period, as extended, represents approximately 70% of all issued and outstanding shares of our common stock. The Merger is intended to complete the acquisition of any Shares not acquired by Purchaser prior to the expiration of the subsequent offering period, as extended.

THE SPECIAL MEETING

The Special Meeting will be held on [                    ,                          ], 2011, at [        ] a.m., Eastern Time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, New York 10022, for the purpose of adopting the Merger Agreement. As of the date of this Information Statement, our Board does not know of any other business to be brought before the Special Meeting.

Only holders of record of Shares outstanding at the close of business on [                    ,                          ], 2011 (the “Record Date”) are entitled to receive notice of, and to vote at, the Special Meeting. On the Record Date, there were approximately [            ] holders of record, with [            ] Shares issued and outstanding.

The presence in person or by proxy of the holders of at least a majority of the issued and outstanding shares of our common stock will be necessary to constitute a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes, if any, will be considered present for the purpose of establishing a quorum. Assuming a quorum is present, the affirmative vote of at least a majority of the outstanding shares of common stock will be necessary to adopt the Merger Agreement. In determining whether the Merger Agreement has received the requisite number of affirmative votes under Delaware law and our Restated Certificate of Incorporation, as amended (our “certificate of incorporation”), abstentions and broker non-votes, if any, will have the same effect as votes cast against adoption of the Merger Agreement.

Each share of our common stock is entitled to one vote. As a result of the consummation of the tender offer, Pfizer beneficially owns approximately 70% of the aggregate voting power of the issued and outstanding shares of common stock, and intends to attend the Special Meeting and vote all such shares in favor of the proposal to adopt the Merger Agreement. Accordingly, a quorum and the adoption of the Merger Agreement at the Special Meeting is assured without the attendance or affirmative vote of any other stockholder.

You are entitled to exercise appraisal rights under Delaware law as a result of the Merger. See “Appraisal Rights” below and Annex 6 to this Information Statement.

Representatives of Ernst & Young LLP, our independent auditors, are not expected to be present, make a statement or be available to respond to appropriate questions at the Special Meeting.

PROCEDURE FOR RECEIPT OF THE MERGER CONSIDERATION

Surrender and Payment for Shares

Pfizer has appointed American Stock Transfer & Trust Company, LLC to act as paying agent (the “Paying Agent”) under the Merger Agreement. At the Effective Time, Pfizer will make available or cause to be made available to the Paying Agent the funds necessary for the Paying Agent to make the payments due to the holders of outstanding Shares immediately prior to the Effective Time.

Promptly after the Effective Time, the Paying Agent will mail to each person who was, at the Effective Time, a holder of record of issued and outstanding Shares a letter of transmittal (the “Letter of Transmittal”) and instructions (the “Instructions”) for use in effecting the surrender of Shares in exchange for payment of the Merger Consideration. For a stockholder to validly surrender Shares pursuant to the Merger, a properly completed and duly executed Letter of Transmittal and any other required documents must be received by the Paying Agent at one of its addresses set forth on the Letter of Transmittal. Until surrendered, such Shares will represent only the right to receive the Merger Consideration. Upon the surrender of each such Share and subject to applicable transfer and withholding taxes, the Paying Agent will (subject to applicable abandoned property, escheat and similar laws) pay the holder the Merger Consideration. To the extent that amounts are deducted and withheld for any withholding and transfer taxes or under applicable escheat or similar laws, such amounts will be treated for all purposes as having been paid to the stockholder in respect of whom such deduction and withholding was made by the Paying Agent. No interest will be paid or will accrue on the amount payable upon the surrender of any Shares. Stockholders are responsible for any transfer and similar taxes imposed in connection with the Merger and the transactions contemplated by this Information Statement. Any such taxes may be deducted from the Merger Consideration, unless satisfactory evidence of the payment of such taxes or an exemption therefrom is submitted with the Letter of Transmittal. None of the Paying Agent, the Surviving Corporation or Pfizer will be liable to any holder of Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Pursuant to the Merger Agreement, any portion of the funds made available to the Paying Agent for the payment of the Merger Consideration that remains unclaimed by the holders of Shares at any time more than twelve months after the Effective Time will be delivered to the Surviving Corporation, and thereafter such former Icagen stockholders may surrender such Shares to the Surviving Corporation and (subject to the terms of the Merger Agreement, abandoned property, escheat and other similar laws) receive the Merger Consideration, subject to any applicable withholding and transfer taxes.

At and after the Effective Time, there will be no registration of transfers of Shares which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. Subject to any applicable abandoned property, escheat or similar laws, if, after the Effective Time, Shares are presented to the Surviving Corporation for transfer, they will be canceled and exchanged as described in the preceding paragraphs.

Information Reporting and Backup Withholding

Payments made to stockholders in connection with the Merger and the transactions contemplated by this Information Statement will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, a U.S. stockholder that does not otherwise establish an exemption should complete and return the Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a United States person, the taxpayer identification number provided is correct, and such stockholder is not subject to backup withholding. Non-U.S. stockholders should submit an appropriate and properly completed Internal Revenue Service (“IRS”) Form W-8 in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a stockholder’s United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

APPRAISAL RIGHTS

If you do not vote for the adoption of the Merger Agreement at the Special Meeting, you make a written demand for appraisal prior to the taking of the vote on the adoption of the Merger Agreement, and you otherwise comply with the applicable statutory procedures of Section 262 of the DGCL, summarized in this Information Statement, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of Shares must follow the steps summarized below properly and in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Annex 6 to this Information Statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights does not purport to be complete and is qualified in its entirety by reference to Annex 6. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of the Shares immediately prior to the Effective Time as to which appraisal rights are asserted.

Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. Under the DGCL, holders of Shares who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of those Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the Special Meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date with respect to such Shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This Information Statement constitutes such notice to the holders of Shares and Section 262 of the DGCL is attached to this Information Statement as Annex 6 and incorporated herein by reference. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex 6 carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights you must not vote for the adoption of the Merger Agreement and must deliver to us, before the vote on the proposal to adopt the Merger Agreement, a written demand for appraisal of your Shares. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your Shares, you must refrain from voting in favor of the proposal to adopt the Merger Agreement.

A demand for appraisal will be sufficient if it reasonably informs us of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s Shares. This written demand for appraisal must be separate from any vote abstaining from or voting against the adoption of the Merger Agreement. If you wish to exercise your appraisal rights you must be the record holder of such Shares on the date the written demand for appraisal is made and you must continue to hold such Shares through the Effective Time. Accordingly, a stockholder who is the record holder of Shares on the date the written demand for appraisal is made, but who thereafter transfers such Shares prior to the Effective Time, will lose any right to appraisal in respect of such Shares.

Only a holder of record of Shares is entitled to assert appraisal rights for such Shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates and must state that such person intends thereby to demand appraisal of his, her or its Shares. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

A record holder such as a bank, brokerage firm or other nominee who holds Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Shares held for one or more beneficial owners while not exercising such rights with respect to the Shares held for other beneficial owners; in such case, the written demand should set forth the number of Shares as to which appraisal is sought.

Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares held in the name of the record owner. If you hold your Shares in brokerage accounts or other nominee forms and wish to exercise your appraisal rights, you are urged to consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of Shares must be mailed or delivered to: Icagen, Inc., P.O. Box 14487, Durham, North Carolina 27709 or should be delivered to the Corporate Secretary at the Special Meeting, prior to the vote on the adoption of the Merger Agreement.

Within ten days after the Effective Time, we will notify each stockholder who properly asserted appraisal rights under Section 262 of the DGCL as of the Effective Time and has not voted for the adoption of the Merger Agreement. Within 120 days after the Effective Time, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the Shares held by such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their Shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the Shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed by Section 262 of the DGCL.

Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of Shares not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal were received by us, and the number of holders of such Shares.

Such statement must be mailed within ten days after the written request for such statement has been received by us or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of Shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their Shares and with whom agreements as to the value of their Shares have not been reached. After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal rights of their Shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

After the Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court of Chancery shall determine the fair value of the Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court of Chancery shall take into account all relevant factors. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. If you are considering seeking appraisal, you should be aware that the fair value of your Shares as determined under Section 262 of the DGCL could be more than, the same as or less than the per Share Merger Consideration you are entitled to receive pursuant to the Merger Agreement if you did not seek appraisal of your Shares and that investment banking opinions as to the fairness from a financial point of view of the per Share Merger Consideration payable in the Merger are not necessarily opinions as to fair value under Section 262 of the DGCL.

In determining “fair value” of shares, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earning prospects, the nature of the enterprise and other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. In addition, the Court of Chancery has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

The Court of Chancery will direct the payment of the fair value of the Shares who have perfected appraisal rights, together with interest, if any. The Court of Chancery will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose Shares have been appraised. The costs of the action (which do not include attorneys’ fees or expert fees or expenses) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. The Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the Shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote his or her Shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of Shares as of a date prior to the Effective Time.

At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the cash payment for his or her Shares pursuant to the Merger Agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with our written consent. If no petition for appraisal is filed with the Court of Chancery within 120 days after the Effective Time, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the cash payment for his or her Shares pursuant to the Merger Agreement, as if he or she had not demanded appraisal of his or her Shares. No petition timely filed in the Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Court of Chancery and such approval may be conditioned on such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the per Share Merger Consideration offered pursuant to the Merger Agreement within 60 days after the Effective Time.

If you desire to exercise your appraisal rights, you must not vote for adoption of the Merger Agreement and must strictly comply with the procedures set forth in Section 262 of the DGCL. Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

THE MERGER

Background of the Offer and the Merger

The following chronology summarizes the key meetings and events that led to our signing of the Merger Agreement. In this process, we held many conversations, both by telephone and in-person, about possible strategic alternatives. The chronology below covers only the key events leading up to the Merger Agreement and does not purport to catalogue every conversation among our representatives or between our company and other parties. As used in this subsection, the term “Board” shall mean our Board of Directors as constituted on July 20, 2011.

As part of the ongoing evaluation of our business, our Board and our senior management regularly review and assess different strategies for improving our competitive position and enhancing stockholder value, including such strategic alternatives as the formation of one or more collaborations or the potential acquisition of our company. In furtherance of this process, in October 2008, we entered into an Engagement Letter with J.P. Morgan Securities LLC (“J.P. Morgan”) pursuant to which we engaged J.P. Morgan to assist us in assessing our strategic alternatives. J.P. Morgan promptly began preparatory work to contact potential acquirers and collaboration partners.

In late October 2008, at the request of our Board, J.P. Morgan started contacting potential acquirers and collaboration partners. Over the course of several months, J.P. Morgan contacted a total of approximately 30 companies, including Pfizer, to discuss strategic alternatives with us. Four of the approximately 30 companies contacted by J.P. Morgan expressed interest in a transaction, but only one submitted a term sheet in which it proposed a licensing transaction with us which our Board deemed to be on unfavorable terms. During late 2008 and through mid 2009, no parties expressed interest in a strategic transaction with us despite ongoing outreach by management and J.P. Morgan.

On June 4, 2009, we publicly announced that we retained J.P. Morgan to provide advice and assistance on a range of possible transactions, including the formation of one or more collaborations or the potential acquisition of our company.

Also in June 2009, our Board instructed J.P. Morgan to expand its outreach efforts to include a larger number of parties. Based on these instructions, we and J.P. Morgan contacted approximately 40 parties to discuss possible strategic alternatives. As of October 2009, we had not received any indications of interest in this process.

In March 2010, J.P. Morgan, at the request of our Board, renewed its efforts and compiled a list of approximately 20 potential companies to be approached by J.P. Morgan to again explore interest in a strategic transaction with us. By June 2010, eight parties had expressed preliminary interest in discussions, but none of the parties submitted a written indication of interest. In August 2010, our Board determined that the level of interest was not sufficient enough to sustain a competitive process.

In addition to the process led by J.P. Morgan, which focused primarily on large and medium sized pharmaceutical companies, beginning in November 2010 and continuing into June 2011, management and members of our Board identified a broad target list of smaller public or private companies that were considered as potential collaboration or merger alternatives for us. Meetings, presentations, and due diligence sessions were conducted with a subset of these companies, which subset excluded all companies that had previously indicated a lack of interest, or did not indicate any interest, in a potential transaction with us. Six parties included in this subset (Companies A, G, H, I, J and K referenced below) expressed preliminary interest in engaging in discussions regarding a potential collaboration, merger or acquisition of a particular asset or capability of our company, and between January 2011 and June 2011, we held various meetings and discussions with these parties regarding potential collaboration or merger transactions. However, each of these companies either failed to submit an indication of interest or suggested a transaction on terms where the parties were unable to agree on relative valuation of the companies.

In 2006, prior to the initiation of the 2007 collaboration with Pfizer, we and Pfizer had discussions about a potential strategic transaction. In addition, Pfizer was included on the lists of companies that J.P. Morgan contacted in 2008, 2009 and 2010. Each of those times, Pfizer declined interest in pursuing a strategic transaction.

On or about April 13, 2011, Barbara Dalton, Vice President Venture Capital at Pfizer, called Anthony Evnin, one of our directors, to informally inquire about our potential interest in a transaction. Dr. Dalton noted that the existing collaboration between Icagen and Pfizer would expire at the end of 2011 and that Pfizer believed it was time to begin exploring alternative options to continue or expand the relationship between the parties. In addition to a renewal or extension of the existing collaboration, Dr. Dalton asked Dr. Evnin whether we would be willing to explore an acquisition by Pfizer. Dr. Dalton indicated that Pfizer was not in a position to make a formal proposal, however she was informally inquiring about whether an acquisition of Icagen by Pfizer at a price in the range of $4.00 – $5.00 per Share would be worth exploring further. Dr. Dalton explained to Dr. Evnin that Pfizer would need to complete customary due diligence prior to making any formal acquisition proposal. Dr. Evnin indicated that he would discuss the inquiry with both senior management and other Board members. Dr. Evnin called Dr. Dalton back later that day to ask a few clarifying questions, including whether Pfizer would consider transaction structures other than an acquisition of the entire company. Dr. Dalton responded that she would discuss that possibility with the Pfizer team. Dr. Evnin conveyed an interest in discussing Pfizer’s proposal with our Board, but that he did not think the indicated price range of $4.00 – $5.00 per Share would be acceptable. Dr. Dalton and Dr. Evnin agreed to speak again the following Wednesday (April 20, 2011). The closing price of our common stock on April 13, 2011 was $2.44 and our market capitalization was approximately $18 million.

Over the next few days, Dr. Evnin, P. Kay Wagoner, our Chief Executive Officer, and Richard Katz, our Chief Financial Officer, discussed the informal inquiry from Pfizer and considered appropriate next steps. These discussions included conversations with Dr. Charles Sanders, Chairman of our Board, J.P. Morgan and our outside counsel at Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”).

On or about April 20, 2011, Dr. Evnin and Dr. Dalton spoke by telephone to clarify Pfizer’s interest in our company and our programs. Dr. Evnin conveyed an interest in discussing Pfizer’s proposal with our Board, and reiterated that he did not think the indicated price range of $4.00 – $5.00 per Share would be acceptable.

On or about April 21, 2011, Dr. Wagoner met with Dr. Dalton in New York and discussed our technologies and expertise.

On or about April 26, 2011, Dr. Dalton and Dr. Evnin spoke by telephone and Dr. Evnin indicated that the proposed $4.00 – $5.00 price range being discussed was probably not of interest to us until more was known about structure of a possible transaction. He also indicated that an exclusive negotiating period would likely not be acceptable to us. Dr. Evnin and Dr. Dalton also discussed the fact that Pfizer would need to file a 13D with the SEC.

On or about April 27, 2011 Dr. Dalton called Dr. Evnin and stated that Pfizer would not require negotiating exclusivity with us. Dr. Evnin and Dr. Dalton also discussed other elements of potential transaction structures and Pfizer’s intention to file a 13D with the SEC.

On April 27, 2011, our Board convened by teleconference to discuss Pfizer’s informal expression of interest. Our Board authorized management to proceed with further discussions and to have J.P. Morgan assist in any negotiations.

On or about April 29, 2011, Dr. Evnin called Dr. Dalton to confirm our Board’s interest in exploring a potential acquisition of our company by Pfizer but indicated that the price range of $4.00 – $5.00 per Share was inadequate. Dr. Evnin notified Dr. Dalton that J.P. Morgan would contact Pfizer on behalf of our Board, pending Dr. Dalton’s confirming the appropriate contact within Pfizer for J.P. Morgan.

On or about May 3, 2011, Dr. Evnin spoke with Dr. Dalton and confirmed that J.P. Morgan should contact Doug Giordano, Senior Vice President, Business Development at Pfizer.

On or about May 5, 2011, representatives of J.P. Morgan spoke with Mr. Giordano and confirmed that our Board was interested in exploring a potential acquisition of our company by Pfizer, but that the indicated price range of $4.00 – $5.00 per Share was inadequate. J.P. Morgan also discussed with Mr. Giordano the potential acquisition process.

The following week, representatives of J.P. Morgan informed Mr. Giordano that we could potentially provide feedback on the indicated price range after a Board meeting later that week. Also during that week, our management began providing to representatives of J.P. Morgan various assumptions, estimates and projections regarding our business. Based on those assumptions, estimates and projections, and in close consultation with our management, J.P. Morgan began developing various preliminary analyses regarding our implied potential valuation. On May 16, 2011, our Board convened by teleconference to discuss the appropriate approach to negotiating with Pfizer and other potential strategic alternatives, including possible interest by other parties in collaboration and acquisition transactions. Our Board reaffirmed its desire to pursue all viable business development and strategic opportunities in order to be in a position to identify optimal opportunities for our company and our stockholders.

On or about May 17, 2011, J.P. Morgan called Mr. Giordano to confirm our interest in exploring an acquisition by Pfizer but also to state that the indicated price range remained inadequate. J.P. Morgan conveyed to Pfizer at the request of our Board, that Pfizer might consider whether additional cash and a contingent value right structure could be employed to bridge the valuation gap.

On or about May 19, 2011, Mr. Giordano spoke with J.P. Morgan and indicated that Pfizer could potentially be interested in a transaction that would provide $5.00 per Share of cash and a contingent value right that would have a value of approximately $0.50 per Share to our stockholders. Also on or about May 19, 2011, J.P. Morgan inquired of Mr. Giordano if he had fully considered the potential benefit from our net operating losses and if that benefit could be used as a basis to improve Pfizer’s offer. Mr. Giordano indicated that Pfizer’s valuation already took our net operating losses into account. During this time, we continued to examine, revise and refine our assumptions, estimates and projections, and J.P. Morgan continued to examine, revise and refine its preliminary analyses.

Over the next few days, our management, working in close consultation with J.P. Morgan, spoke with several members of our Board to seek their counsel regarding appropriate next steps to advance the dialogue with Pfizer. These conversations contemplated whether Pfizer’s most recent offer truly represented Pfizer’s best and final offer or whether we might be able to obtain a higher price through further negotiations with Pfizer.

On or about May 24, 2011, J.P. Morgan called Mr. Giordano to express our Board’s continued interest in a transaction, but also to inform Mr. Giordano that the indicated price range remained inadequate. J.P. Morgan informed Mr. Giordano that our Board would be convening on June 2, 2011 for a regularly scheduled meeting, and that Pfizer’s proposal would be discussed in detail at that meeting. J.P. Morgan encouraged Mr. Giordano to submit Pfizer’s best offer for consideration at the meeting.

On June 1, 2011, Mr. Giordano called J.P. Morgan to indicate that Pfizer would be willing to consider an acquisition of our company in an all-cash transaction at a price of $6.00 per Share. During this call, Mr. Giordano informed J.P. Morgan that Pfizer would engage in no further discussion of contingent value rights because $6.00 per Share in cash was Pfizer’s best and final offer, and Pfizer would not consider including contingent value rights as an additional component to the $6.00 per Share cash consideration to be paid to our stockholders.

Also on June 1, 2011, J.P. Morgan contacted representatives of a pharmaceutical company that we refer to as “Company A” about a possible acquisition of our company.

On June 2, 2011, our Board held a regularly scheduled meeting, and representatives of WilmerHale and J.P. Morgan attended the meeting. Our Board discussed the merits of a proposed transaction with Pfizer in detail as compared to continuing as a stand-alone entity. J.P. Morgan updated our Board on a conversation that it had with Company A and noted that Company A proposed a stock for stock merger at a small premium to our stock price. Our management provided our Board with a thorough update on our company and our prospects, including strategic and financial matters, as well as the progress of our various programs. J.P. Morgan then made a detailed presentation regarding valuation, which presentation included substantially the same valuation materials as J.P. Morgan presented in its final presentation to our Board on July 19 described below under “Opinion of Our Financial Advisor.” The J.P. Morgan presentation also included several analyses that considered the sensitivity of the results to changes in various assumptions as well as the impact of potential future dilutive equity financings. Following a lengthy board discussion during which various aspects of a potential transaction were considered, our Board determined by a vote of 6-1 that it was in the best interests of our company and our stockholders to proceed with further discussions with Pfizer for a potential transaction at the proposed share price and authorized J.P. Morgan to engage with Pfizer regarding the proposed transaction. Dr. Wagoner dissented because she wanted to determine whether a more favorable alternative option would result from discussions that were ongoing with other companies at the time. However, as described below, these discussions did not result in an offer more favorable than the proposed transaction with Pfizer, and Dr. Wagoner joined the other directors in unanimously approving the Pfizer transaction on July 19, 2011. Our Board determined that the expression of interest from Company A was not competitive with the proposed transaction with Pfizer because (i) representatives of Company A indicated to J.P. Morgan that Company A’s potential premium would likely be in the range of 20% – 40% of our unaffected stock price, and was necessarily subject to change due to the preliminary nature of the expression of interest as well as Company A’s views regarding limiting our pro forma ownership, and (ii) Company A’s offer was not for a cash transaction. Our Board also instructed J.P. Morgan to contact a targeted group of potential buyers identified by J.P. Morgan, all of whom had been previously contacted about a potential strategic transaction with us by either J.P. Morgan or us, to determine if there was interest in acquiring our company.

Later in the day on June 2, 2011, J.P. Morgan called Mr. Giordano to inform him that our Board was interested in proceeding towards a potential transaction at the proposed price of $6.00 per Share and to discuss next steps regarding Pfizer’s diligence process.

On June 3, 2011, we executed an engagement letter with J.P. Morgan, effective as of April 29, 2011, to act as our financial advisor for a possible acquisition transaction. Also on June 3, 2011, WilmerHale and Ropes & Gray, Pfizer’s outside legal counsel, initiated discussions regarding an amendment to the existing confidentiality agreement between the two companies.

On June 6, 2011, J.P. Morgan contacted representatives of a biosciences company that we refer to as “Company B” about a possible acquisition of our company. Company B had previously approached us regarding its interest in one of our programs and, in connection with this expression of interest, had previously entered into a confidentiality agreement with us.

On June 6, 2011, J.P. Morgan contacted representatives of a pharmaceutical company that we refer to as “Company C” about a possible acquisition of our company and a pharmaceutical company that we refer to as “Company D” about a possible acquisition of our company.

On June 7, 2011, J.P. Morgan contacted representatives of a pharmaceutical company that we refer to as “Company E” and a pharmaceutical company that we refer to as “Company F” about a possible acquisition of our company.

On June 13, 2011, we conducted a management presentation with representatives of Company B. Following our management presentation, Company B advised J.P. Morgan that it would not be in a position to acquire us for a premium, but did express an interest in a potential collaboration arrangement related to our KCNQ program. Following this informal expression of interest, representatives of Icagen, J.P. Morgan and WilmerHale had several discussions to consider the feasibility of a spin-off or asset sale of a program in the context of a sale of our entire company to Pfizer. As noted below, our Board determined that this expression of interest was not competitive with the proposed transaction with Pfizer as it potentially could only provide value with respect to one of our programs.

On June 14, 2011, we and Pfizer entered into an amendment to the confidentiality agreement, dated October 10, 2006, between the parties, which agreement was entered into to facilitate the disclosure of additional information about us and for the parties to discuss a possible corporate transaction. The amendment extended the terms of the October 2006 confidentiality agreement for purposes of evaluating a potential transaction between the parties. The October 2006 confidentiality agreement, as amended, contains customary confidentiality provisions. Thereafter, Pfizer began to conduct a due diligence investigation of our company, including diligence covering our business, technology, intellectual property and financial condition, which lasted through July 19th. During this due diligence investigation, Pfizer conducted three on-site visits on June 22, July 5 and July 6, 2011.

On June 14, 2011, we conducted a management presentation with representatives of Pfizer.

On June 16, 2011, WilmerHale and Ropes & Gray had a conversation regarding Pfizer’s obligation to file a Schedule 13D as a result of the amendment of the confidentiality agreement and Pfizer’s potential interest in acquiring us, the contents of that filing and the preparation of a merger agreement for the proposed transaction.

On June 20, 2011, WilmerHale and Ropes & Gray discussed the proposed timing of the transaction.

On June 21, 2011, our Board met telephonically to review the status of J.P. Morgan’s outreach to third parties other than Pfizer. Representatives from J.P. Morgan and WilmerHale attended the meeting. J.P. Morgan informed our Board that Companies C, D, E and F declined to engage in discussions regarding a potential transaction with us and that Company B would not be in a position to acquire us for a premium but did express an interest in a potential collaboration arrangement related to our KCNQ program. Our Board determined that Company B’s proposal was not competitive with the proposed transaction with Pfizer as it only potentially might provide value with respect to one of our programs and that our prospects as a stand-alone public company would diminish if such a transaction were to occur. J.P. Morgan also provided an update on the discussions with Pfizer.

Over the course of late 2010 and through June 2011, we also engaged in preliminary discussions as to a possible strategic transaction with five other companies, which we refer to as “Companies G, H, I, J and K,” respectively. Company G expressed an interest in a stock-for-stock merger at an exchange ratio that we considered unfavorable in light of Company G’s not having any products in development or on the market. Discussions with Company G ended in April 2011. The discussion with Company H pertained to our KCNQ program. Company H terminated the discussions in May 2011 based on its determination that the KCNQ program was too early in clinical development to be of interest. Company I expressed interest in a possible stock-for-stock merger at an exchange ratio that we considered unfavorable in light of Company I’s limited cash resources. Company I also would not proceed with negotiations without an exclusivity undertaking from us, which we were not prepared to grant. Company I terminated discussions with us in May 2011. In May 2011, Company J reviewed the KCNQ program. In June 2011, Company J notified us that it was not interested in further discussions at that time, but might be interested in engaging in future discussions following the availability of data from the next planned clinical trial of the KCNQ compound. Company K reviewed the KCNQ program over a number of months and raised a number of issues as a result of its review. Our management encouraged Company K to submit a proposal relating to this program. Company K did not do so and, in July 2010, notified us that it was terminating diligence.

On June 22, 2011, Ropes & Gray sent an initial draft of the Merger Agreement to WilmerHale.

On June 24, 2011, after the close of the market, Pfizer filed a Schedule 13D with the SEC which indicated that, as part of its ongoing evaluation of the possible extension or other modification of the existing collaboration agreement between the parties, it was evaluating the possibility of entering into a strategic transaction with us, which could have the effect of influencing or changing the control of our company by means of a stock or asset acquisition or merger. On the same day, we issued a press release acknowledging that we were currently engaged in preliminary discussions with Pfizer regarding a potential strategic transaction. The closing price of our common stock on June 24, 2011 prior to the Schedule 13D filing by Pfizer was $2.40 and our market capitalization was approximately $21.2 million.

On June 27, 2011, the first trading day following the filing of Pfizer’s Schedule 13D, our stock price closed at $6.33. Also on June 27, 2011, WilmerHale, Ropes & Gray and internal legal counsel for Pfizer met in person to review key issues and negotiate the Merger Agreement and J.P. Morgan spoke with Mr. Giordano about the Merger Agreement negotiations. During that call, Mr. Giordano reaffirmed that $6.00 per Share was Pfizer’s best and final offer, despite fluctuation in our share price.

On July 1, 2011, Ropes & Gray sent a revised draft of the Merger Agreement to WilmerHale, and on July 4, 2011, WilmerHale sent a revised draft of the Merger Agreement to Ropes & Gray.

On July 6, 2011, WilmerHale and Ropes & Gray conducted negotiations of the Merger Agreement by telephone.

Also on July 6, 2011 Ruth Mckernan, Senior Vice President and Chief Scientific Officer of Neusentis, a research unit of Pfizer focused on pain therapeutics, visited us as part of on-site scientific and technical diligence and met with our employees.

On July 7, 2011, our Board met telephonically to discuss the status of the ongoing merger negotiations and the proposed timing of a transaction with Pfizer. Representatives from WilmerHale and J.P. Morgan attended the meeting.

On July 12, 2011, Ropes & Gray sent a revised draft of the Merger Agreement to WilmerHale, and on July 14, 2011, WilmerHale sent a revised draft of the Merger Agreement to Ropes & Gray.

From July 12, 2011 through July 19, 2011, representatives of WilmerHale and Ropes & Gray continued to negotiate the Merger Agreement. In addition, on July 12, July 14 and July 18, Dr. Wagoner and Mr. Giordano spoke to resolve key open issues in the negotiation of the Merger Agreement by WilmerHale and Ropes & Gray, including the provisions of the Merger Agreement relating to the exercise of our Board’s fiduciary duties, Pfizer’s request for a closing condition regarding maximum transaction fees and the proposed amendment to the Collaborative Research and License Agreement to defer milestone payments during the period of the Offer.

By July 16, 2011, we and Pfizer had reached agreement on nearly all business and legal issues, and later that day a final version of the Merger Agreement and related documentation was circulated to our Board for review prior to a meeting scheduled for July 19, 2011.

Between July 14, 2011 and July 19, 2011, our common stock price increased from a closing price of $6.05 on July 13, 2011 to $7.75 on July 19, 2011.

On July 19, 2011, a meeting of our Board was held in person and via videoconference to evaluate the proposed transaction with Pfizer. Representatives from WilmerHale and J.P. Morgan attended the meeting. At the meeting, representatives of J.P. Morgan presented to our Board the financial analyses described below under “Opinion of Our Financial Advisor” and responded to our Board’s questions. Following their presentation, representatives of J.P. Morgan rendered to our Board the oral opinion of J.P. Morgan, subsequently confirmed in writing on July 19, 2011, to the effect that as of that date and based upon and subject to the factors and assumptions set forth in J.P. Morgan’s written opinion, the $6.00 per Share in cash to be paid to the holders of Shares of common stock (other than Pfizer and its affiliates) pursuant to the Merger Agreement was fair from a financial point of view to such holders. Also, at this meeting, representatives of WilmerHale reviewed with our

Board its fiduciary duties in the context of the proposed transaction. Representatives of WilmerHale then reviewed with our Board the terms of the Merger Agreement, which was provided to members of our Board on July 16, 2011. During this discussion, the WilmerHale representatives focused on, among other things, the tender offer mechanics, including the timing for the commencement and expiration of the tender offer, the conditions to Pfizer’s obligations to close the tender offer (including the minimum tender condition), the “material adverse effect” definition, the Top-up Option (as defined in the Merger Agreement), the non-solicitation and fiduciary out provisions and related termination rights of Icagen and Pfizer, the amount of the proposed termination fee (which was proposed to be 3.9% of the equity value of the transaction, or $2.25 million), and our remedies in the event of a breach of the Merger Agreement by Pfizer. It was noted that there were no open issues in the Merger Agreement. WilmerHale also discussed the proposed amendment to our rights agreement, the amendment to the collaborative and research agreement between Icagen and Pfizer, the amendment to the purchase agreement between Icagen and Pfizer, and the tender and voting agreements Pfizer and Purchaser proposed to enter into with our directors and executive officers and with Venrock.

Our Board then engaged in additional deliberations concerning the sale of our company, including consideration of the increase in our stock price from $2.40 to approximately $6.00 following the Schedule 13D filing on June 24, 2011 and the recent, four day increase in our stock price, before making its determination. After considering these deliberations, the proposed terms of the Merger Agreement and the factors described under “Recommendation of Our Board,” our Board concluded that, given the extensive market check over a period of over two and a half years, $6.00 per Share was the highest purchase price available and that the proposed acquisition by Pfizer was the only viable transaction available to us, a better alternative than remaining as an independent entity and in the best interest of our company and our stockholders. Accordingly, our Board unanimously adopted resolutions declaring the Merger Agreement and all the transactions contemplated thereby to be advisable, and determined that the Merger Agreement and all of the transactions contemplated thereby are fair to, and in the best interests of, our company and our stockholders (other than Pfizer and its affiliates), and recommended that our stockholders accept the Offer, tender their Shares of common stock pursuant to the Offer and vote in favor of the adoption of the Merger Agreement at any meeting of our stockholders called to consider approval of the Merger and the Merger Agreement, if applicable.

J.P. Morgan promptly notified Pfizer of our Board’s decision on the evening of July 19, 2011. Final details related to the exchange of signatures were coordinated by WilmerHale and Ropes & Gray. The Merger Agreement was executed on the morning of July 20, 2011 at which time a joint press release announcing the transaction was issued and the appropriate filings were made with the SEC.

On August 26, 2011, Pfizer sent a letter to our Board stating that Pfizer’s best and final offer price is $6.00 per Share and that “Pfizer will not pay more”. This letter is filed as Exhibit (a)(14) to the Schedule 14D-9 as filed with the SEC by us on August 4, 2011, as amended to date (the “Schedule 14D-9”). On August 29, 2011, we sent a letter to stockholders restating the contents of Pfizer’s August 26, 2011 letter to our Board and affirming our Board’s recommendation. The letter is filed as Exhibit (a)(15) to the Schedule 14D-9. Also on August 29, 2011, we issued a press release restating the contents of our August 29, 2011 letter to our stockholders, which press release is filed as Exhibit (a)(16) to the Schedule 14D-9.

Recommendation of Our Board

In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, our Board (as constituted on July 20, 2011) consulted with senior management and our financial and legal advisors and considered a number of factors, including the following:

•	the value of the consideration to be received by our stockholders pursuant to the Offer and the Merger, including:

•

that $6.00 per Share in cash to be paid as the consideration pursuant to the Offer and the Merger represents a 150% premium to the unaffected stock price of $2.40, the closing price of our common stock on June 24, 2011, immediately prior to the Schedule 13D filing by Pfizer; and

•	that our stockholders will be entitled to receive the consideration in cash, which provides certainty of value to our stockholders;

•

its view as to the likely interest of third parties to enter into strategic relationships with us or to acquire us, particularly in light of J.P. Morgan contacting approximately 30 market participants in October 2008, approximately 40 market participants in June 2009, approximately 20 market participants in March 2010 and six market participants in June 2011 on a confidential basis to determine if such parties had an interest in exploring a strategic transaction with us and the results of these efforts;

•

its belief that the Offer and the Merger were more favorable to our stockholders than any other alternative reasonably available to us and our stockholders, including the alternative of remaining a stand-alone, independent company, which includes risks relating to:

•	obtaining additional debt or equity financing needed for our short and long-term capital needs;

•	the volatility of the credit and equity capital markets in the past couple of years;

•	the reliance upon a limited number of early-stage development programs;

•	the potential impact of a negative outcome in one or more of our pre-clinical or clinical trials;

•	the development (including regulatory approvals) and commercialization of our product candidates, including potential difficulties or delays in product candidate development;

•	the fact that we are not likely to have our first commercial product, if at all, until at least 2018;

•	the competitive pharmaceutical business development landscape;

•	maintaining and protecting our intellectual property rights; and

•	the other risks and uncertainties discussed in our filings with the SEC;

•

the limitations on our ability to predict our future operating environment due to numerous factors, including the results of pre-clinical and clinical trials of our product candidates, the ability to receive regulatory approvals for product candidates and the effect of competing products that may be introduced into the market place;

•

the close working relationship that we have had with Pfizer under a collaborative research and license agreement since 2007. Because of this relationship, Pfizer is more knowledgeable about our company and our pain management program than other potential acquisition partners were or could reasonably be expected to be. Also, because this merger transaction allows Pfizer to bring our pain program, including the sodium channel Nav 1.7 program, entirely within Pfizer’s operations, our Board considered that we may be perceived by Pfizer to be more valuable to Pfizer in comparison to our value to other potential acquirers. Pfizer’s relationship with Icagen and Pfizer’s ownership of approximately 12% of our outstanding common stock could possibly have an adverse effect on the interest of other parties in pursuing an acquisition of our entire company;

•

the opinion of J.P. Morgan, dated July 19, 2011, rendered to our Board to the effect that as of the date of the opinion and based upon and subject to the factors and assumptions set forth therein, the $6.00 per Share in cash to be paid to the holders of Shares of our common stock (other than Pfizer and its affiliates) pursuant to the Merger Agreement was fair from a financial point of view to such holders and the financial analyses presented by J.P. Morgan to our Board in connection with its rendering of its opinion to our Board. The full text of J.P. Morgan’s written opinion, dated July 19, 2011, is attached as Annex 2. J.P. Morgan provided its opinion for the information and assistance of our Board in connection with its consideration of the transaction contemplated by the Merger Agreement. The opinion did not address our underlying business decision to engage in the transaction. The opinion did not constitute a recommendation as to whether any Icagen stockholder should tender Shares of our common stock in connection with the Offer or how any stockholder should vote with respect to the Merger or any other matter;

•

current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock, including the possibility that if we remained as a stand-alone, independent company, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of common stock in the open market or in a future transaction might be less than the $6.00 per Share cash price to be paid pursuant to the Offer and the Merger;

•	the terms and conditions of the Merger Agreement, including:

•	the provision for a two-step transaction structure, with the Offer followed by the Merger, which may shorten the time to closing as compared to alternative structures;

•	our ability to obtain specific performance of Pfizer’s and Purchaser’s obligations;

•

the conditions to the closing of the Offer and the Merger and the likelihood of their being satisfied, including the absence of any conditions relating to regulatory approvals, financing or Pfizer stockholder approval as conditions to Pfizer’s obligation to complete the Offer;

•

the ability of our Board under specified circumstances to furnish information to and engage in discussions and negotiations with third parties concerning a takeover proposal that constitutes or could reasonably be expected to lead to a superior acquisition proposal and, upon the payment to Pfizer of a termination fee of $2,250,000, to terminate the Merger Agreement to accept a superior acquisition proposal; and

•

our Board’s belief that the termination fee of $2,250,000 payable to Pfizer in the circumstances set forth in the Merger Agreement was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude or unreasonably deter another party from making a superior acquisition proposal;

•

the course of discussions and negotiations between Icagen and Pfizer, resulting in an increase totaling $1.00 – $2.00 per Share of our common stock, or approximately 20-50% above the initial price per Share of common stock indicated by Pfizer, improvements to the terms of the Merger Agreement in connection with those negotiations, and our Board’s belief based on these negotiations that this was the highest price per Share that Pfizer was willing to pay and that these were the most favorable terms to us to which Pfizer was willing to agree;

•

that under Delaware law, our stockholders who do not tender their Shares in the Offer, do not vote in favor of the Merger and comply with other specified statutory procedures have the right to demand an appraisal of the fair value for their Shares by the Delaware Court of Chancery in connection with the Merger and to be paid such fair value in cash;

•	its view of Pfizer’s ability to fund the consideration payable pursuant to the Offer and the Merger; and

•	its view of the fiduciary duties and responsibilities of our Board under applicable law.

In the course of its deliberations, our Board also considered a variety of risks and other countervailing factors with respect to the Offer and the Merger, including:

•	the risk that the Offer and the Merger might not be completed due to failure to satisfy the closing conditions, some of which are outside of our control;

•

if the Offer and the Merger are not completed, the potential adverse effect of the public announcement of the signing of the Merger Agreement relating to the acquisition on our business, including the relationship with our collaborator and other key relationships, our ability to attract and retain key personnel and our overall competitive position;

•	that gains from an all-cash transaction would be taxable to our stockholders for United States federal income tax purposes;

•

the restrictions that the Merger Agreement imposes on soliciting competing proposals, and the fact that we would be obligated to pay the termination fee of $2,250,000 to Pfizer under specified circumstances;

•

the restrictions on the conduct of our business prior to the completion of the Merger, requiring us to use commercially reasonable efforts to conduct our business only in the ordinary course, in substantially the same manner as previously conducted and in compliance in all material respects with all applicable laws and regulations, and subject to other restrictions, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the Offer and the Merger;

•	whether, despite an extensive market check over a period of three years, we could have obtained a higher purchase price than the $6.00 per Share price agreed to by Pfizer;

•

despite the fact that $6.00 per Share represents a 150% premium to the unaffected stock price of $2.40, the closing price of our common stock immediately prior to the Schedule 13D filing by Pfizer on June 24, 2011, $6.00 per Share represents a negative premium to $7.75, the price at which our common stock traded on July 19, 2011, the last trading day immediately prior to the public announcement of the transactions; and

•	the interests of our executive officers and directors in the transactions contemplated by the Merger Agreement.

The foregoing discussion of the factors considered by our Board is not intended to be exhaustive, but does set forth the principal factors considered by our Board. Our Board collectively reached the unanimous conclusion to approve the Offer, the Merger and the Merger Agreement in light of the various factors described above and other factors that each member of our Board deemed relevant. In view of the wide variety of factors considered by the members of our Board in connection with their evaluation of the Offer and the Merger and the complexity of these matters, our Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Our Board made its decision based on the totality of information presented to and considered by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating the above factors and consulting with its legal counsel and its financial advisors, and after concluding that $6.00 per Share was the highest purchase price available, our Board unanimously declared the Merger Agreement advisable and fair to and in best interests of our company and our stockholders and unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

Financial Projections

We do not as a matter of course make public assumptions or projections as to future performance, earnings or other results beyond our current fiscal year due to the unpredictability of the underlying assumptions and estimates. However, during our management’s consideration of the transactions contemplated by the Merger Agreement, as described in “The Merger — Background of the Offer and the Merger” in this Information Statement, our management provided J.P. Morgan with the following set of material assumptions used by J.P. Morgan to prepare a model for projections. For purposes of these analyses, only two of the three Pfizer collaboration targets were considered. The first of these was the Nav 1.7 program. Pfizer is conducting both an ongoing phase 1 single-ascending dose clinical study and an ongoing phase 1 multiple-ascending dose study of this program’s lead compound.

Product	Revenue Assumptions	Expense Assumptions
Nav 1.7 Program	Revenue is probability adjusted at 20%	Pfizer is responsible for all development, regulatory and commercialization costs
There are total remaining aggregate development milestones of $130 million with the probability of reaching them reported as follows:

• $10 million milestone in 2011 = 90%

• $25 million milestone in 2013 = 40%

• $20 million milestone in 2016 = 20%

• $75 million milestone in 2017 = 20%

Product will launch in the second quarter of 2018
Sales will plateau at approximately $1,500 million in 2026
Product will retain patent protection through 2034 with generic entry thereafter
We will receive a 7.5% royalty associated with this product

Second Program	Revenue is probability adjusted at 6.25%	Pfizer is responsible for all development, regulatory and commercialization costs
There are total aggregate development milestones of $134 million with the probability of reaching them reported as follows:

• $4 million milestone in 2012 = 50%

• $10 million milestone in 2013 = 25%

• $25 million milestone in 2015 = 12.5%

• $20 million milestone in 2018 = 6.25%

• $75 million milestone in 2019 = 6.25%

Product will launch in 2020
Sales will plateau at approximately $1,500 million in 2028
Product will retain patent protection through 2035 with generic entry thereafter
We will receive a 7.5% royalty associated with this product

Product	Revenue Assumptions	Expense Assumptions
KCNQ — Standalone	We retain worldwide rights	Cumulative development/regulatory and launch costs of $132 million consisting of the following:

	Revenue is probability adjusted at 20%	• Phase II research and development costs are estimated at $16 million

	Product will launch in the first quarter of 2018	• Phase III research and development costs are estimated at $76 million

	Sales will plateau at approximately $600 million in 2026	• Launch cost is estimated at $20 million

	Product will retain patent protection through 2029 with generic entry thereafter	Selling, general and administrative expenses are 30% of probability adjusted revenue
Maintenance research and development are 2.5% of probability adjusted revenue through patent expiration

KCNQ — Licensing	Revenue is probability adjusted at 20%	We will have a 50% share in all development, regulatory and commercialization costs
There are total aggregate development milestones of $90 million with the probability of reaching them reported as follows:

• $15 million upfront payment in 2012 = 50%

• $10 million milestone in 2014 = 40%

• $15 million milestone in 2017 = 20%

• $50 million milestone in 2018 = 20%

Product will launch in the first quarter of 2018
Sales will plateau at approximately $600 million in 2026
Product will retain patent protection through 2029 with generic entry thereafter
50% of US profits subject to profit sharing
Royalty for international revenue is 20%

Based on the foregoing assumptions provided by our management, J.P. Morgan created a model that resulted in the following projections. We then reviewed and approved the following projections, and J.P. Morgan relied upon our projections in preparing its financial analyses and conducting its valuation of Icagen.

KCNQ Standalone Case

Management Projections ($ millions)

	2011E	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2025E	2030E
KCNQ	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$7.5	$15.0	$24.8	$108.5	$26.7
Pfizer royalty	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$1.1	$2.7	$4.5	$23.8	$32.8
Pfizer milestones	$9.0	$2.0	$12.5	$0.0	$3.1	$4.0	$15.0	$1.3	$4.7	$0.0	$0.0	$0.0

Total revenue	$9.0	$2.0	$12.5	$0.0	$3.1	$4.0	$15.0	$9.9	$22.4	$29.3	$132.3	$59.5
% growth	—	—	—	—	—	—	—	(34.2%)	126.7%	30.8%	21.1%	(64.0%)
KCNQ COGs	—	—	—	—	—	—	—	$0.6	$1.1	$1.9	$8.1	$2.0
Total COGs	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.6	$1.1	$1.9	$8.1	$2.0
Gross profit	$9.0	$2.0	$12.5	$0.0	$3.1	$4.0	$15.0	$9.3	$21.3	$27.4	$124.1	$57.5
KCNQ SG&A	—	—	—	—	—	—	1.0	4.3	5.5	7.4	32.5	1.3
Pfizer SG&A	—	—	—	—	—	—	—	—	—	—	—	—

Total SG&A	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$1.0	$4.3	$5.5	$7.4	$32.5	$1.3
KCNQ R&D	$1.0	$2.0	$4.0	$3.0	$3.0	$1.5	$10.7	$5.5	$0.4	$0.4	$0.4	$0.0

Total R&D	$1.0	$2.0	$4.0	$3.0	$3.0	$1.5	$10.7	$5.5	$0.4	$0.4	$0.4	—
Total EBIT	$8.0	$0.0	$8.5	($3.0)	$0.1	$2.5	$3.3	($0.5)	$15.4	$19.6	$91.2	$56.1
Free Cash Flow from Pfizer Collaboration	$5.9	$1.3	$8.1	$0.0	$2.0	$2.6	$9.8	$1.5	$4.8	$2.9	$15.5	$21.3
Free Cash Flow from KCNQ (standalone)	($0.6)	($1.6)	($3.6)	($2.6)	($2.6)	($1.1)	($11.2)	($3.0)	$5.6	$8.3	$39.4	$24.8
Free Cash Flow	$5.3	($0.3)	$4.5	($2.6)	($0.6)	$1.5	($1.4)	($1.5)	$10.4	$11.2	$54.9	$46.1

Does not include normal course operating expenses. Normal course operating expenses assume an underlying selling, general and administrative expense of $3.0 million, grown at a constant 3.5%.

KCNQ Licensing Case

Management Projections ($ millions)

	2011E	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2025E	2030E
KCNQ operating profit and royalty	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$2.0	$3.9	$6.5	$28.9	$9.1
KCNQ milestones	$0.0	$7.5	$0.0	$4.0	$0.0	$0.0	$3.0	$10.0	$0.0	$0.0	$0.0	$0.0
Pfizer royalty	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$1.1	$2.7	$4.5	$23.8	$32.8
Pfizer milestones	$9.0	$2.0	$12.5	$0.0	$3.1	$4.0	$15.0	$1.3	$4.7	$0.0	$0.0	$0.0

Total Revenue	$9.0	$9.5	$12.5	$4.0	$3.1	$4.0	$18.0	$14.9	$12.5	$13.0	$61.4	$44.1
% growth	200.0%	5.6%	31.6%	(68.0%)	(21.9%)	28.0%	350.0%	(17.1%)	(16.3%)	4.3%	22.5%	(43.6%)
KCNQ SG&A	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$1.4	$2.7	$4.5	$19.5	$0.8
Pfizer SG&A	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Total SG&A	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$1.4	$2.7	$4.5	$19.5	$0.8
KCNQ R&D	$0.5	$1.0	$2.0	$1.5	$1.5	$0.8	$0.5	$1.2	$0.9	$0.4	$0.4	$0.0
Pfizer R&D	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Total R&D	$0.5	$1.0	$2.0	$1.5	$1.5	$0.8	$0.5	$1.2	$0.9	$0.4	$0.4	$0.0
Total EBIT	$8.5	$8.5	$10.5	$2.5	$1.6	$3.3	$17.5	$13.3	$10.8	$11.0	$52.7	$41.9
Free Cash Flow from Pfizer Collaboration	$5.9	$1.3	$8.1	$0.0	$2.0	$2.6	$9.8	$1.5	$4.8	$2.9	$15.5	$21.3
Free Cash Flow from KCNQ (licensing)	($0.5)	$4.2	($2.0)	$1.6	($1.5)	($0.8)	$1.6	$7.1	$2.2	$4.2	$18.8	$5.9
Free Cash Flow	$5.4	$5.5	$6.1	$1.6	$0.5	$1.8	$11.4	$8.6	$7.0	$7.1	$34.3	$27.2

Does not include normal course operating expenses. Normal course operating expenses assume an underlying selling, general and administrative expense of $3.0 million, grown at a constant 3.5%.

These financial projections reflect a risk-adjustment based on our management’s assessment of the probability of success for each of our programs. For this purpose, our management assumed a 20% probability of success for the lead compound in the Pfizer program receiving FDA approval, a 6.25% probability of success for a second compound in the Pfizer program receiving FDA approval, and a 20% probability of success for ICA-105665 receiving FDA approval.

The financial projections estimate EBIT (calculated as revenues minus cost of goods sold, sales, general and administrative expense, and research and development expense). The financial projections reflect numerous estimates and assumptions made by our company with respect to general business, economic, competitive, regulatory, market and financial conditions and other future events, as well as matters specific to our development programs, such as our clinical development expenses, receipt of regulatory approvals, product launch dates, estimated revenues, market exclusivity, required investments, levels of operating expenses, and availability of capital to fund product launches and operations until we are cash flow positive, all of which are difficult to predict and many of which are beyond our control.

These foregoing assumptions and projections constitute non-public business and financial information about Icagen. These assumptions and projections were not prepared with a view towards public disclosure or compliance, and accordingly, do not necessarily comply with published SEC guidelines or guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections or financial forecasts. Ernst & Young LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the assumptions or projections and does not express an opinion or any form of assurance related to these assumptions and projections. The assumptions and projections are being included in this Information Statement because the assumptions and projections were used by J.P. Morgan in connection with the rendering of its fairness opinion to our Board and conducting its valuation of our company.

These assumptions and projections are susceptible to interpretations and periodic revision based on actual experience and business developments. The assumptions and projections are difficult to predict, and many of the assumptions and projections are beyond our control. Accordingly, there can be no assurance that the assumptions or projections will prove accurate or that any of the assumptions or projections will be realized. We expect that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in this disclosure due to numerous risks and uncertainties, including but not limited to important factors listed in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. The assumptions and projections are forward-looking statements, and these and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified in our Form 10-K and Form 10-Q.

The inclusion of the assumptions or projections in this document should not be regarded as an indication that any of our company, J.P. Morgan or their or our representatives considered or consider the assumptions or projections to be a prediction of actual future events, and the assumptions and projections should not be relied upon as such. None of our company, J.P. Morgan or any of their or our respective affiliates or representatives intends to update or otherwise revise the assumptions or projections to reflect circumstances existing or arising after the date such assumptions or projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions or projections are shown to be in error.

Our management developed the final assumptions described above based on a number of factors, including its estimates regarding product sales following marketing approval and commercialization. Our management’s final assumptions reflected its assessment as to uncertainty related to potential product profiles, the specific indications for which the drugs might be approved for marketing, the stage of research or clinical development, and in some cases the formulation of our drug products, as well as information available to our management related to comparable drugs and their sales. Based on this assessment, our management believed the final assumptions selected by it to be the most reasonable of those considered. A range of other possible alternative assumptions was considered by our management on a preliminary basis that would have resulted, in both the KCNQ standalone and KCNQ licensing cases, in various ranges of estimated values of our common stock. For example, on May 27, 2011, management provided J.P. Morgan with assumptions estimating potential revenue for the KCNQ standalone and licensing cases that resulted in estimated values of our common stock of $5.55 to $8.00 for the standalone case and $5.47 to $6.13 for the licensing case. On May 29, 2011, management provided J.P. Morgan with different assumptions estimating potential revenue for the KCNQ standalone and licensing cases which resulted in estimated values of our common stock of $6.50 to $9.50 for the standalone case and $7.00 to $9.00 for the licensing case. At the time that management prepared these alternative preliminary assumptions, it was aware of our unaffected stock price and the then current offer from Pfizer. However, our management concluded that these alternative preliminary assumptions were not as likely to be achieved as those used in the final analysis, and in some cases were not realistic. These alternative preliminary assumptions were not presented to our Board.

You are cautioned not to place undue reliance on the assumptions or projections included in this Information Statement.

Opinion of Our Financial Advisor

Pursuant to an engagement letter entered into with us on June 3, 2011 and effective as of April 29, 2011, we retained J.P. Morgan Securities LLC (“J.P. Morgan”) as our financial advisor in connection with the Offer and the Merger.

At the meeting of our Board on July 19, 2011, J.P. Morgan rendered its oral opinion to our Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of Shares of common stock in the Offer and the Merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its July 19, 2011 oral opinion by delivering its written opinion to our Board, dated July 19, 2011, that, as of such date, the consideration to be paid to the holders of Shares of common stock in the Offer and the Merger was fair, from a financial point of view, to such holders. No limitations were imposed by our Board upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of J.P. Morgan dated July 19, 2011, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex 2 to this Information Statement and is incorporated herein by reference. Holders of Shares of common stock are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to our Board, is directed only to the fairness, from a financial point of view, of the consideration to be paid to the holders of Shares of common stock in the Offer and the Merger and does not constitute a recommendation to any of the holders of Shares of common stock as to whether such holder should tender its Shares in the Offer or how such holder should vote with respect to the Merger Agreement or any other matter. The summary of the opinion of J.P. Morgan set forth in this Information Statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated July 19, 2011 of the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning us and the industries in which our company operates;

•	reviewed the publicly available financial terms of certain transactions involving companies in the same industry;

•	reviewed publicly available information regarding the financial and operating performance of certain other companies in the same industry;

•	reviewed the current and historical market prices of our common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by our management relating to our business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of our management with respect to certain aspects of the Offer and the Merger, and our past and current business operations, our financial condition and future prospects and operations, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by us or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did it assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate our solvency or Pfizer under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by our management as to the expected future results of our operations and financial condition to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Offer and the Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement, and that the Merger Agreement would not differ in any material respects from the draft of the Merger Agreement that was furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Icagen and Pfizer in the Merger Agreement and the related agreements were and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by our advisors with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Offer and the Merger will be obtained without any adverse effect on us or on the contemplated benefits of the Offer and the Merger.

J.P. Morgan prepared the projections based upon assumptions provided by us. We reviewed and approved the projections, and J.P. Morgan relied upon such projections in preparing its financial analyses and conducting its valuation of our company. We do not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Offer and the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of our management, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of J.P. Morgan’s opinion. It should be understood that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of Shares of common stock in the Offer and the Merger and J.P. Morgan has expressed no opinion as to the fairness of the Offer and the Merger to, or any consideration paid in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Icagen or as to our underlying decision to engage in the Offer and the Merger. Furthermore, J.P. Morgan has expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Offer or the Merger, or any class of such persons relative to the consideration to be paid to the holders of Shares of common stock in the Offer and the Merger or with respect to the fairness of any such compensation.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. The financial analyses summarized below include information presented in a tabular format. In order to fully understand J.P. Morgan’s financial analyses, the table must be read together with the text of each applicable summary. The table alone does not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses. Mathematical analysis, such as determining the arithmetic median, or the high or low, is not in itself a meaningful method of using selected company data. In arriving at its opinion, J.P. Morgan considered selected public companies, and selected precedent transactions involving certain other public companies, with operations in the specialty pharmaceutical industry to lack sufficient comparability to our company and the Offer and the Merger. Accordingly, for purposes of its opinion, in addition to the review, inquiries and factors referred to in its opinion letter, J.P. Morgan relied primarily on a financial analysis of our company based on a discounted cash flow analysis as described below.

Sum of the Parts Discounted Cash Flow Analysis

J.P. Morgan conducted a “sum of the parts” discounted cash flow (“DCF”) analysis for the purpose of determining the fully diluted equity value per Share of common stock. J.P. Morgan performed separate DCF analyses of our projected cash flows from (i) the collaboration with Pfizer on our Nav 1.7 program and our second program, and (ii) our KCNQ product candidate under two scenarios, as described below. The “sum of the parts” DCF analysis of our company also included our projected normal course operating expenses, the potential value attributed to our therapeutic platform, and our financial assets consisting of net operating losses and net cash. Our financial data were based on internal projections of our management.

Discounted Cash Flow Analysis — Pfizer Collaboration

J.P. Morgan performed a DCF analysis of our projected milestone and royalty payments from our collaboration with Pfizer on our Nav 1.7 program and our second program based on consolidated management projections from 2011 through 2036. The projected revenues from the Nav 1.7 program were probability adjusted at 20%, and the projected revenues from the second program were probability adjusted at 6.25%, in each case based on management’s assessment of the probability of achieving the projections.

The projected cash flows from the KCNQ product were analyzed under two different scenarios: the KCNQ standalone case and the KCNQ licensing case.

Discounted Cash Flow Analysis — KCNQ Standalone Case

J.P. Morgan performed a DCF analysis of our projected revenues from the standalone commercial use of the KCNQ product candidate based on consolidated management projections from 2011 through patent expiration in 2030. The projected revenues from the standalone commercial use of the KCNQ product candidate were probability adjusted at 20% based on management’s assessment of the probability of achieving the projections.

Discounted Cash Flow Analysis — KCNQ Licensing Case

J.P. Morgan performed a DCF analysis of our projected revenues from the licensing of the KCNQ product candidate based on consolidated management projections from 2011 through patent expiration in 2030. The projected revenues from the licensing of the KCNQ product were probability adjusted at 20% based on management’s assessment of the probability of achieving the projections.

J.P. Morgan then performed a DCF analysis of our projected normal course operating expenses based on consolidated management projections.

J.P. Morgan then separately calculated the terminal values of (i) the projected cash flows from the Pfizer collaboration, (ii) the projected cash flows from the KCNQ product (for both the standalone case and the licensing case) and (iii) the projected normal course operating expenses, in each case applying a range of terminal value growth rates from (20)% to (40)%. The range of terminal value growth rates was chosen by J.P. Morgan.

Discounted Cash Flow Analysis — Other Items

J.P. Morgan calculated the potential value attributed to our therapeutic platform based on the analysis of market valuations of other early stage biotechnology platform companies. J.P. Morgan also calculated the value of our net operating losses on a standalone basis. J.P. Morgan then calculated our net cash based on our management’s projection of the cash and debt balance as of June 30, 2011. J.P. Morgan calculated and analyzed the free cash flows of the tax savings that we are expected to generate from the net operating losses that we are expected to utilize during the period beginning on July 1, 2011 based on internal projections of our management. Based on the financial projections provided by our management, our net operating losses were fully utilized by the end of the projected periods.

Each of the items comprising the “sum of the parts” analysis described above (other than net cash) was then discounted to present value using a range of discount rates from 18% to 22%. The discount rate range of 18% to 22% was chosen by J.P. Morgan based upon its analysis of our estimated weighted-average cost of capital. In selecting a beta, which is a measure of volatility or financial elasticity used in determining a discount rate utilizing the Capital Asset Pricing Model (CAPM), for the discounted cash flow analysis, J.P. Morgan reviewed publicly available betas for other early stage biotechnology companies. These companies had relevered historical betas that ranged from 1.252 to 2.617 as of May 27, 2011, and 1.515 to 3.073 as of July 18, 2011, with a median relevered historical beta of 1.902 as of May 27, 2011 and 1.979 as of July 18, 2011. Our relevered historical beta was 1.697 as of May 27, 2011, and 2.671 as of July 18, 2011. J.P. Morgan applied its judgment to derive a beta of 2.50 to 2.75 for us considering our inherent risk and low market capitalization and liquidity relative to the other biotechnology companies reviewed. The items comprising the “sum of the parts” analysis described above were then added together, under each of the KCNQ standalone case and the KCNQ licensing case, in order to derive the implied fully diluted equity ranges per share of common stock, as follows:

Sum of the Parts Component	Implied Value per Share: KCNQ Standalone Case	Implied Value per Share: KCNQ Licensing Case
Pfizer Collaboration	$2.98 – $3.85	$2.98 – $3.85
KCNQ Standalone Case	$1.16 – $2.49	N/A
KCNQ Licensing Case	N/A	$1.54 – $2.25
Normal Course Operating Expenses	($1.89) – ($2.32)	($1.89) – ($2.32)
Therapeutic Platform	$0.00 – $2.14	$0.00 – $2.14
Net Operating Losses	$0.93 – $1.24	$0.93 – $1.24
Net Cash	$1.46	$1.46
Total:	$4.64 – $8.86	$5.02 – $8.62

All values presented were rounded to the nearest $0.01. The number of fully diluted outstanding Company shares according to the treasury stock method used in these analyses was approximately 9.3 million, based on the following information supplied by our management: approximately 8.8 million shares outstanding, plus approximately 0.5 million shares of common stock issuable in settlement of outstanding restricted stock units as of July 18, 2011, and excluding any shares of common stock issuable upon the exercise of options and warrants with exercise prices exceeding the Offer Price. For each of the “sum of the parts” DCF analyses under the KCNQ standalone case and the KCNQ licensing case, J.P. Morgan compared the implied equity value ranges per share to (i) the per share consideration of $6.00 in cash to be paid to the holders of Shares of our common stock in the Offer and the Merger and (ii) the $2.40 per share closing price of our common stock as of June 24, 2011, the trading day immediately preceding a Schedule 13D filing by Pfizer indicating that Pfizer was evaluating the possibility of entering into a strategic transaction with us.

Historical Share Price Analysis

J.P. Morgan reviewed the price performance of our common stock during various periods ending on June 24, 2011, the trading day immediately preceding a Schedule 13D filing by Pfizer indicating that Pfizer was evaluating the possibility of entering into a strategic transaction with us, on a standalone basis and also in relation to the S&P 500 Index, the NYSE Arca Biotechnology Index (BTK) and the NASDAQ Biotechnology Index (NBI). J.P. Morgan also noted that the per Share consideration of $6.00 in cash to be paid to the holders of Shares of our common stock in the Offer and Merger represented:

•

a premium of 150% over the closing price per share on June 24, 2011, the trading day immediately preceding a Schedule 13D filing by Pfizer indicating that Pfizer was evaluating the possibility of entering into a strategic transaction with us, of $2.40;

•

a premium of 53% over the volume weighted average price per share for the 52 weeks ended July 18, 2011, the trading day immediately preceding July 19, 2011, the date on which J.P. Morgan delivered its opinion to our Board;

•	a discount of 26.8% from the highest closing price per share for the 52 weeks ended July 18, 2011; and

•	a discount of 24.1% from the closing price per share on July 18, 2011.

J.P. Morgan noted that historical stock trading analyses are not valuation methodologies but were presented merely for informational purposes.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or prepared by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise us with respect to the Offer and the Merger and to deliver an opinion to our Board with respect to the Offer and the Merger on the basis of such experience and its familiarity with us.

For services rendered in connection with the Offer and the Merger, we have agreed to pay J.P. Morgan a transaction fee of approximately $3.1 million, payable upon (and contingent upon) completion of the Offer. In addition, we have agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the fees and expenses of outside counsel and other professional advisors, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

J.P. Morgan and its affiliates maintain banking and other business relationships with us, Pfizer and their respective affiliates, for which they receive customary compensation. During the period since our engagement of J.P. Morgan in October 2008 described in “Background of the Offer and the Merger” above, J.P. Morgan has acted as our financial advisor in connection with the Offer and the Merger and did not have any other material financial advisory or other material commercial or investment banking relationships with us. During this period, J.P. Morgan and its affiliates also had commercial and investment banking relationships with Pfizer, for which J.P. Morgan and its affiliates received customary compensation, which Pfizer has advised us exceeded $100 million in the aggregate. The types of services provided by J.P. Morgan to Pfizer included, among other things, acting as (i) Joint Lead Manager on Pfizer’s notes offerings in June 2009 and (ii) financial advisor for Pfizer on the following transactions: the acquisition of King Pharmaceuticals, Inc. in February 2011; the divestiture of certain animal health products in three separate transactions in May 2010, January 2010 and October 2009; the entry into a joint venture of certain products with GlaxoSmithKline plc in November 2009; and the acquisition of Wyeth in October 2009. Currently, J.P. Morgan is assisting Pfizer in connection with its evaluation of strategic alternatives for its Animal Health business, and J.P. Morgan’s commercial banking affiliate serves an agent bank and a lender under an outstanding Pfizer revolving credit facility. In addition, a member of the board of directors of Pfizer is also a member of the board of directors of J.P. Morgan’s parent company, JPMorgan Chase & Co. In the ordinary course of J.P. Morgan’s businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Icagen or Pfizer for its own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities.

Purpose of the Merger

The purpose of the Merger is to enable Pfizer, through Purchaser, to acquire the remaining equity interest in our company not currently owned by Pfizer, Purchaser or Pfizer’s affiliates. The first step in the acquisition of our company was the Offer by Purchaser to acquire all of the outstanding Shares. The Merger is the second and final step in the acquisition of our company by Pfizer by acquiring all of the outstanding Shares not tendered and purchased pursuant to the Offer or otherwise.

The acquisition of our company has been structured as a cash tender offer and a cash merger in order to provide a prompt and orderly transfer of ownership from our public stockholders to Pfizer. The purchase of Shares pursuant to the Offer practically assures that the Merger will be consummated.

Certain Effects of the Offer and the Merger

As a result of the Merger, Pfizer will beneficially own the entire equity interest in Icagen. Therefore, following the Merger, present holders of Shares (other than Pfizer) will no longer have an equity interest in us and will no longer share in future earnings and potential growth of our company, if any. Instead, each holder of Shares immediately prior to the Effective Time (other than us, Purchaser or Pfizer or any subsidiary of Pfizer and any stockholders who are entitled to and have properly exercised appraisal rights under Delaware law) will have the right to receive the Merger Consideration (subject to withholding and transfer taxes) to which such holder is entitled under the Merger Agreement.

We intend to notify NASDAQ of our intention to cause the Shares to cease to be listed on NASDAQ prior to the Special Meeting, and we expect the termination of such listing to be effective prior to the Special Meeting. Upon completion of the Merger, the Shares will be deregistered under the Exchange Act.

Plans for the Company

Upon the consummation of the Merger, the separate existence of Purchaser will cease and Icagen will continue its existence as the Surviving Corporation. The Surviving Corporation will possess all the rights, privileges, immunities, powers, liabilities and duties of our company. It is expected that, initially following the

Merger, our business and operations will be continued by the Surviving Corporation substantially as they are currently being conducted by us. Pfizer will continue to evaluate our business and operations after the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Pfizer intends to seek additional information about us during this period. Thereafter, Pfizer intends to review such information as part of a comprehensive review of our business, operations, capitalization and management with a view to optimizing exploitation of our potential.

Except as indicated in this Information Statement, Pfizer does not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving our company, a sale or transfer of a material amount of our assets, any material change in our capitalization or dividend policy or any other material change in our corporate structure or business.

“Going Private” Transactions

The SEC has adopted Rule 13e-3 promulgated under the Exchange Act, which is applicable to certain “going private” transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (1) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (2) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. We, Pfizer and Purchaser believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, our stockholders will receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in the transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction.

Agreements among Pfizer, Purchaser and the Company

The Merger Agreement.

The Merger Agreement governs the contractual rights between us, Pfizer and Purchaser in relation to the Offer and the Merger. The Merger Agreement is attached to this Information Statement as Annex 1 to provide you with information regarding its terms. It is not intended to provide any other factual information about the parties. The representations, warranties and covenants set forth in the Merger Agreement (1) were made solely for purposes of the Merger Agreement and solely for the benefit of the contracting parties, (2) may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made to Pfizer and Purchaser in connection with the Merger Agreement, (3) will not survive consummation of the Merger, (4) are qualified in certain circumstances by a materiality standard which may differ from what may be viewed as material by investors, (5) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement, and (6) may have been included in the Merger Agreement for the purpose of allocating risk between the parties rather than establishing matters as facts. Investors are not third party beneficiaries under the Merger Agreement, and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the parties. Moreover, information concerning the subject matter of the representation and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in subsequent public disclosure.

The Confidentiality Agreement

We entered into a letter agreement with Pfizer on January 6, 2006 (the “Confidentiality Agreement”). Pursuant to the Confidentiality Agreement, Pfizer and its representatives agreed, subject to certain exceptions, to keep confidential certain non-public information provided by us to evaluate a potential business transaction between the parties. On January 18, 2006, the parties amended the Confidentiality Agreement to clarify that we would be disclosing non-public information regarding sodium ion channel targets for pain to Pfizer under the Confidentiality Agreement.

On October 10, 2006, we and Pfizer amended and restated the Confidentiality Agreement (the “Amended and Restated Confidentiality Agreement”). Pursuant to the Amended and Restated Confidentiality Agreement, Pfizer and its representatives agreed, subject to certain exceptions, to keep confidential certain information provided by us for the purposes of evaluating a possible transaction between Icagen and Pfizer. The Amended and Restated Confidentiality Agreement contains provisions in which Pfizer agrees not to solicit our employees for a period of fifteen months from the date of the Amended and Restated Confidentiality Agreement. On June 14, 2011, we and Pfizer amended the Amended and Restated Confidentiality Agreement to, among other things, give Pfizer access to various due diligence materials and extend Pfizer’s non-solicitation obligations to 15 months after June 14, 2011.

The Merger Agreement provides that the Amended and Restated Confidentiality Agreement, as amended on June 14, 2011, remains in effect and that certain information exchanged pursuant to the Merger Agreement will be subject to the Amended and Restated Confidentiality Agreement.

Tender and Voting Agreements.

In connection with the Merger Agreement, Pfizer and Purchaser have entered into Tender and Voting Agreements with each of our directors and executive officers as of July 20, 2011 and Venrock Associates and Venrock Associates II, L.P. (collectively, the “Stockholders”), pursuant to which the Stockholders agreed to tender into the Offer an aggregate of 496,265 Shares held by them as of July 20, 2011. The following summary of certain provisions of the Tender and Voting Agreements is qualified in its entirety by reference to the form of Tender and Voting Agreement itself, which is incorporated herein by reference. The form of Tender and Voting Agreement is attached as Annex II to the Merger Agreement, which is attached as Annex 1 to this Information Statement.

Interested parties should read the form of Tender and Voting Agreement in its entirety for a more complete description of the provisions summarized below.

During the term of the Tender and Voting Agreements, except as otherwise provided therein, the Stockholders agree not to:

•

directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit their right to vote in any manner any of the Shares held by the Stockholder, or agree to do any of the foregoing; or

•	take any action which would have the effect of preventing or disabling the Stockholder from performing its obligations under the Tender and Voting Agreement.

The Tender and Voting Agreements, and all rights and obligations of Icagen, Pfizer and the Stockholders will terminate on the earlier of: (i) the day after the Merger is consummated, (ii) November 9, 2011, (iii) the date of any modification, waiver or amendment to the Merger Agreement in a manner that reduces the amount or changes the form of consideration payable thereunder to the Stockholder, and (iv) the termination of the Merger Agreement pursuant to the termination provisions thereof.

Amendment of Purchase Agreement.

On August 13, 2007, we entered into a Purchase Agreement (“Purchase Agreement”) with Pfizer, pursuant to which Pfizer agreed to purchase up to approximately $15 million in shares of our common stock and have those shares be subject to certain voting restrictions. In connection with the Merger Agreement, on July 20, 2011, we entered into an amendment (the “Purchase Agreement Amendment”) to the Purchase Agreement, pursuant to which, among other things, Pfizer will be permitted to vote, or cause to be voted, and has agreed to vote, all of the shares of our common stock then beneficially owned by Pfizer or any of its subsidiaries (including Purchaser) in favor of the Merger and the adoption of the Merger Agreement. The foregoing description of the Purchase Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement Amendment, a copy of which is filed as Annex 5 to this Information Statement and is incorporated herein by reference.

Amendment of Collaborative Research and License Agreement.

On August 13, 2007, we entered into a Collaborative Research and License Agreement (as amended, the “Collaborative Research and License Agreement”) with Pfizer relating to the discovery, development, manufacture and commercialization of pharmaceutical compounds and products that modulate three specific sodium ion channels as potential new treatments for pain and related disorders. In connection with the Merger Agreement, on July 20, 2011, we entered into an amendment (the “Collaborative Research Agreement Amendment”) to the Collaborative Research and License Agreement, pursuant to which, among other things, Pfizer will only be obligated to pay us milestone payments and notify us of the achievement of any Development Events (as defined in the Collaborative Research Agreement Amendment) under the Collaborative Research and License Agreement in the event that the Merger Agreement is terminated and the milestones are met, at which time any such milestones shall be payable together with interest from the date they would otherwise have been payable. In the event that the Collaborative Research and License Agreement is terminated prior to any termination of the Merger Agreement, Pfizer shall not be relieved of its obligation to make a milestone payment otherwise due and payable without regard to the Collaborative Research Agreement Amendment. The foregoing description of the Collaborative Research Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Collaborative Research Agreement Amendment, a copy of which is filed as Annex 3 to this Information Statement and is incorporated herein by reference.

Amendment of Rights Agreement.

In connection with the Merger Agreement, on July 20, 2011, we entered into an amendment (the “Rights Agreement Amendment”) to the Rights Agreement dated December 2, 2008 between Icagen and American Stock Transfer & Trust Company LLC, as Rights Agent (the “Rights Agreement”). The Rights Agreement Amendment, among other things, renders the Rights Agreement inapplicable to the Merger, the Offer, the Top-Up Option (as defined in the Merger Agreement), the Merger Agreement, the Tender and Voting Agreements and each of the transactions contemplated thereby. Specifically, the Rights Agreement Amendment provides that none of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments thereto), (ii) the public announcement of the Offer, (iii) the commencement of the Offer or the purchase of our common stock pursuant to the Offer, (iv) the consummation or public announcement of the Merger and other transactions contemplated by the Merger Agreement, (v) the Top-Up Option or (vi) the approval, execution, delivery, performance or public announcement of the Tender and Voting Agreements will result in either Pfizer or Purchaser or any of their respective affiliates or associates being deemed an “Acquiring Person” (as such term is defined in the Rights Agreement) or give rise to any event that would result in the occurrence of a “Stock Acquisition Date” or a “Distribution Date” (as those terms are defined in the Rights Agreement). The Rights Agreement Amendment also provides that the rights shall expire immediately prior to the Effective Date if the Rights Agreement has not otherwise terminated. The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Amendment, a copy of which is filed as Annex 4 to this Information Statement and is incorporated herein by reference.

Representation on our Board.

In accordance with the Merger Agreement, at the Acceptance Time, Purchaser became entitled to designate such number of directors, rounded to the next whole number, as will give Purchaser representation on our Board equal to the product of the total number of directors on our Board (determined after giving effect to the directors elected pursuant to such designation) multiplied by the percentage of the issued and outstanding Shares owned by

Pfizer, Purchaser or any other subsidiary of Pfizer. In connection therewith, on September 22, 2011, P. Kay Wagoner, André L. Lamotte, Richard G. Morrison and Adeoye Y. Olukotun resigned from our Board, effective as of September 22, 2011. At the time of their resignation, Drs. Lamotte and Morrison were members of the Nominating/Corporate Governance Committee; Drs. Lamotte and Olukotun were members of the Compensation Committee and Dr. Morrison was a member of the Audit Committee.

On September 22, 2011, the following designees of Purchaser were appointed to our Board to fill the vacancies created by the resignation of the above-listed directors: Ruth Mckernan, Douglas E. Giordano, William Roche and Bryan Supran. Biographical and other information about the directors designated for appointment by Purchaser is disclosed below, and such information is incorporated herein by reference. In addition, subject to the terms of the Merger Agreement, pending completion of the Merger, Purchaser is entitled, at its request, to have its designees appointed to the committees of our Board.

Following the election or appointment of Purchaser’s designees and until the Effective Time, at least three non-employee members of our Board on July 20, 2011 shall remain on our Board until the closing of the Merger (the “Independent Directors”). As of September 22, 2011, the Independent Directors were Charles A. Sanders, Anthony B. Evnin, and Martin A. Simonetti. Approval of a majority of the Independent Directors will be required to (i) amend or terminate the Merger Agreement, (ii) exercise or waive any of our rights, benefits or remedies thereunder, if such action would materially and adversely affect holders of our common stock other than Pfizer or Purchaser, (iii) amend our certificate of incorporation or bylaws, (iv) take any other action of our Board under or in connection with the Merger Agreement or the transactions contemplated thereby, (v) extend the time for performance of any of the obligations of Pfizer or Purchaser under the Merger Agreement, (vi) waive any condition to our obligations under the Merger Agreement, or (vii) authorize any agreement between Icagen, on the one hand, and Pfizer, Purchaser or any of their affiliates, on the other hand.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. The Merger Agreement is attached to this Information Statement as Annex 1 and is incorporated herein by reference.

Interests of Certain Persons in the Merger

Our executive officers and the members of our Board may be deemed to have interests in the transactions contemplated by the Merger Agreement that may be different from or in addition to those of our stockholders generally. These interests may create potential conflicts of interest. Our Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement. In addition, certain agreements, arrangements or understandings between us and certain of our executive officers and members of our Board are described further below.

Executive Employment Agreements

Icagen’s two executive officers, P. Kay Wagoner and Richard D. Katz (the “Executives”), have entered into Second Amended and Restated Executive Employment Agreements, dated August 21, 2007, as amended (the “Employment Agreements”), which provide for severance benefits upon termination of employment. Dr. Wagoner’s Employment Agreement is further modified by two Letter Agreements, dated February 11, 2009 and February 14, 2011 (the “Letter Agreements”). For each of Dr. Wagoner and Dr. Katz, in the event of termination of the Executive’s employment by Icagen without cause or by the Executive for good reason (each as defined in the respective Employment Agreement), if the Executive executes a release, the Executive will receive a severance payment. Dr. Wagoner’s severance payment is equal to 24 months’ base salary plus 75% of her target cash bonus for the year in which the termination of her employment occurs or, if such target cash bonus has not yet been determined as of the date of her termination, 75% of her target cash bonus for the year immediately preceding the year in which the termination occurs. Pursuant to the Letter Agreements, although

Dr. Wagoner voluntarily accepted a reduction in base salary, upon a change of control event, the higher approved base salary will be reinstated and, in the event that Dr. Wagoner becomes entitled to severance payments upon a change of control event, such payments owed to Dr. Wagoner, including the bonus component, will be calculated based on her higher reinstated salary.

Dr. Katz’s severance payment is equal to 21 months’ base salary plus 75% of his target cash bonus for the year in which the termination of his employment occurs or, if such target cash bonus has not yet been determined as of the date of his termination, 75% of his target cash bonus for the year immediately preceding the year in which the termination occurs.

The definition of good reason in the Employment Agreements includes a change of control that occurs and the Executive notifies Icagen in writing within one year that such Executive intends to terminate his or her employment.

Dr. Wagoner and Dr. Katz would continue to be entitled to receive all Icagen medical and dental insurance, life insurance and disability insurance benefits to which he or she was entitled as of the date of termination (the “Continuing Benefits”), subject to the terms of all applicable benefit plans, or cash in lieu of such benefits if not permitted under such plans, for the shorter of 24 months, in the case of Dr. Wagoner, or 21 months, in the case of Dr. Katz, or until the Executive obtains comparable coverage from another employer.

If we choose not to renew the Employment Agreement with the Executive, the Executive is entitled to receive a severance payment in an amount equal to 21 times her monthly base salary, in the case of Dr. Wagoner, and 18 times his monthly base salary, in the case of Dr. Katz, plus 75% of target cash bonus for the year in which the termination occurs or, if such target bonus has not yet been determined as of the date of termination, 75% of target bonus for the year immediately preceding the year in which termination occurs.

If at any time any payment to the Executive constitutes an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive is entitled to be reimbursed by Icagen for any taxes owed, subject to certain limitations specified in the Employment Agreements, including a cap of $100,000, in the case of Dr. Wagoner, and a cap of $50,000, in the case of Dr. Katz; provided that, the total amount of such payments may be reduced if the after tax result is more favorable to the Executive.

In the event of termination of the Executive’s employment by Icagen or its successor without cause or by the Executive for good reason on or prior to the 18-month anniversary of a change of control event, the definitions of good reason and cause in the agreement will apply in lieu of the definitions of such terms in our 2004 Stock Incentive Plan with respect to the treatment of equity awards issued to the Executive under that plan, under certain circumstances.

Each of the Executives is bound by the terms of Icagen’s standard non-disclosure, inventions and non-competition agreement, which prohibits such Executive from competing with Icagen during the term of such Executive’s employment and for a period of two years after termination of such Executive’s employment.

The summary of the Employment Agreements contained in this Information Statement is qualified by reference to the Employment Agreements, which are filed as Exhibits (e)(9) and (e)(16) to the Schedule 14D-9.

The following table sets forth, as of [                    ], 2011, the cash consideration that our executive officers would receive in accordance with the terms of the Employment Agreements if such Executive’s employment were terminated without cause or such Executive terminated his or her employment for good reason as of [                    ], 2011 in accordance with the terms of the Employment Agreements:

Name	Severance Salary Payment	Severance Bonus Payment	Continuation of Benefits	Total
P. Kay Wagoner	$777,462	$145,774	$17,095	$940,331
Richard D. Katz	$551,565	$94,554	$31,314	$677,433

Golden Parachute Compensation

P. Kay Wagoner, Ph.D., Richard D. Katz, M.D. and Seth V. Hetherington, M.D. are our named executive officers listed in the proxy statement for our 2011 annual meeting of stockholders that we filed with the SEC on April 11, 2011. Effective December 31, 2010, Dr. Hetherington resigned and ceased to be an executive officer of Icagen. The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for Dr. Wagoner and Dr. Katz (the “Named Executive Officers”) that is based on or otherwise relates to the Offer and the Merger, assuming the following:

•	the Merger closed on [ ], 2011, the last practicable date prior to the filing of this Information Statement;

•

all outstanding Company Options are cancelled in connection with the transaction, and the holders thereof receive an amount in cash equal to the product of (x) the excess, if any, of the Offer Price over the exercise price of each such Company Option and (y) the number of shares of common stock then subject to such Company Option without interest;

•

all holders of Shares issued upon vesting of Company RSUs at the Acceptance Time receive an amount in cash equal to $6.00 for each such share of common stock, and that such shares issued upon vesting of Company RSUs were not tendered in the subsequent offering period, as extended;

•

no shares of our common stock are withheld by us to cover the tax obligations of any person listed in the table upon the payment in consideration of the cancellation of Company Options in connection with the transaction; and

•

the Named Executive Officers that were employed by us at the time of the closing of the Merger were terminated by us without cause or by the Named Executive Officers for good reason within one year of the change in control occurring on [                    ], 2011, which is the last practicable date prior to the filing of this Information Statement.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Other ($)	Total ($)
P. Kay Wagoner, Ph.D. President and Chief Executive Officer	923,236	577,050	—	17,095	0	—	1,517,381

Richard D. Katz, M.D. Executive Vice President, Finance and Corporate Development, Chief Financial Officer and Treasurer	646,119	305,628	—	31,314	0	—	983,061

(1)

Consists of cash severance payments payable under the Employment Agreements upon termination of employment without cause or resignation with good reason (“good reason” is defined to include a change of control of Icagen occurring and the Named Executive Officer notifying us in writing within one year that such Named Executive Officer intends to terminate his or her employment), in either event upon the Named Executive Officer’s execution of a release. Dr. Wagoner’s severance payment is equal to 24 months’ base salary plus 75% of her target cash bonus for the year in which the termination of her employment occurs or, if such target cash bonus has not yet been determined as of the date of her termination, 75% of her target cash bonus for the year immediately preceding the year in which the termination occurs. Dr. Katz’s severance payment is equal to 21 months’ base salary plus 75% of his target cash bonus for the year in which the termination of his employment occurs or, if such target cash bonus has not yet been determined as of the date of his termination, 75% of his target cash bonus for the year immediately preceding the year in which the termination occurs. The cash severance benefits in respect of base salary are $777,462 for Dr. Wagoner and $551,565 for Dr. Katz. The cash severance benefits in respect of target bonus are $145,774 for Dr. Wagoner and $94,554 for Dr. Katz. Amounts have been calculated using the base salary and annual target bonus amounts in effect on [ ], 2011 (adjusted, for Dr. Wagoner, to the base salary she would have received had she not voluntarily accepted a reduction in her base salary pursuant to the Letter Agreements).
(2)	Amounts represent the cash each Named Executive Officer would have been entitled to receive upon completion of the Merger in connection with the receipt of payment of $6.00 per Share for Shares issued in settlement of Company RSUs at the Acceptance Time, assuming, as set forth in the list of assumptions that immediately precedes this table, that such Shares were not tendered in the subsequent offering period, as extended. Each Named Executive Officer, however, did tender such Shares in the subsequent offering period, as extended. Neither Dr. Wagoner nor Dr. Katz will receive any payment in consideration of cancellation of Company Options.
(3)	Consists of continuation of health, life insurance and disability benefits as set forth in each Named Executive Officer’s Employment Agreement upon termination of employment without cause or resignation with good reason (as defined in note 1 to this table), in either event upon the Named Executive Officer’s execution of a release, and assumes that Dr. Wagoner will continue receiving benefits for 24 months and Dr. Katz will continue receiving benefits for 21 months. The amounts payable to Dr. Wagoner include $13,675 for medical insurance and $2,400 for disability insurance, and the amounts payable to Dr. Katz’s include $26,526 for medical insurance and $2,100 for disability insurance. However, if the Named Executive Officer receives comparable benefits from a subsequent employer, the Named Executive Officer would cease to receive benefits from us as of such date. Amounts have been calculated using the premium costs for comparable coverage as in effect on [ ], 2011.
(4)	Although each Named Executive Officer is entitled under his or her respective Employment Agreement to a tax gross-up payment under certain circumstances if payments and benefits to such individual constitute excess parachute payments within the meaning of Section 280G of the Code, based on the assumptions set forth above and our conclusion that equity awards granted within one year of a change in control were not made in anticipation of such change in control, no payments or benefits to the Named Executive Officer will be subject to the so-called “golden parachute” excise tax.

Narrative to Golden Parachute Compensation Table

We have entered into Employment Agreements with each of the Named Executive Officers and Letter Agreements with Dr. Wagoner, which provide for severance payments (to be paid by us in semi-monthly installments for the duration of the severance benefit), including base salary, and benefits or payment in lieu thereof in the event of such Executive Officer’s termination without cause or resignation for good reason within one year following a change in control of our company. Prior to receiving any severance benefits, the Named Executive Officers must execute a waiver or release of claims.

Additional Information About the Employment Agreements

The following description provides more detailed information about definitions and other terms in the employment agreements with Dr. Wagoner and Dr. Katz.

Definitions of Change of Control, Cause, and Good Reason

The Employment Agreements with Dr. Wagoner and Dr. Katz define “good reason” as the occurrence of any of the following events, unless such event (other than with respect to the occurrence of a change of control) is corrected within 30 days after written notification by the Named Executive Officer to us with respect to such event:

•	our office moves more than 50 miles from the current location in Durham, North Carolina;

•	we give the Named Executive Officer duties which are inconsistent with his/her position (including status, offices, titles and reporting requirements), authority or responsibilities;

•	we materially breach our obligations under the Employment Agreement;

•	we reduce the Named Executive Officer’s annual base salary;

•	we fail to obtain the agreement from any successor to us to assume and agree to perform the Employment Agreement; or

•

a change of control (as defined in the Employment Agreements) occurs and the Named Executive Officer notifies us in writing within one year of the consummation of such change of control that he or she intends to terminate employment as a result of the change of control. In that case, such termination would be effective not less than 60 days after the date of the Named Executive Officer’s written notice. Notice of the occurrence of an event described above must be provided by the Named Executive Officer to us in writing within 90 days after the initial occurrence of such event, and termination due to the event must occur not more than 90 days after such initial occurrence. As a result of Purchaser’s acquisition of our Shares at the Acceptance Time, a change of control occurred for purposes of the Employment Agreements.

We may terminate the Employment Agreements for “cause” immediately upon written notice to the Named Executive Officer. The Employment Agreements with Dr. Wagoner and Dr. Katz provide that cause is determined by our Board of Directors, and define cause as:

•

any material breach by the Named Executive Officer of the terms of the Employment Agreement or any non-disclosure, invention, non-competition or non-solicitation agreement between the Named Executive Officer and us;

•	the failure of the Named Executive Officer to diligently and properly perform his/her duties for us;

•	any material failure by the Named Executive Officer to comply with the reasonable policies and/or directives of our Board of Directors;

•	any action by the Named Executive Officer that is illegal or dishonest which is materially detrimental to our interest and well-being;

•	any willful and knowing violation of any rules or regulations of any governmental or regulatory body, which is materially detrimental to our interest and well-being;

•

any failure by the Named Executive Officer to fully disclose any material conflict of interest the Named Executive Officer may have with us in a transaction between us and any third party which is materially detrimental to our interest and well-being; or

•

any adverse act or omission by the Named Executive Officer which would be required to be disclosed pursuant to applicable securities laws or which would limit our ability or any entity affiliated with us to issue or sell securities under any Federal or state law or which would disqualify us or any affiliated entity from any exemption otherwise available to it, all of which are materially detrimental to our interest and well-being.

For purposes of the Employment Agreements, a “change of control” means:

•

the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of 1934, as amended) of beneficial ownership of any capital stock of our company if, after such acquisition, such individual, entity, or group beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act of 1934, as amended) 30% or more of either

•	the then-outstanding shares of our common stock; or

•	the combined voting power of the then-outstanding securities of our company entitled to vote generally in the election of directors;

•	such time as the current directors do not constitute a majority of our Board of Directors;

•

the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving our company or a sale or other disposition of all or substantially all of the assets of our company; or

•	a complete liquidation or dissolution of our company.

Confidentiality and Non-Competition Provisions

Each of Dr. Wagoner and Dr. Katz has signed, in connection with their Employment Agreements, a Covenant not to Compete, Confidentiality and Ownership of Inventions Agreement (the “Non-Compete Agreements”). Each Non-Compete Agreement is incorporated by reference into the Employment Agreements by the terms of the Employment Agreements.

The Non-Compete Agreements provide that:

•

each Named Executive Officer will keep confidential any confidential information of a special and unique nature and value, including our trade secrets, products, systems, programs, procedures, manuals, guides (as periodically updated or supplemented), confidential reports and communications (including customer information, technical information on the performance and reliability of our products and the development or acquisition of future products or product enhancements by us), formulas, and lists of customers and suppliers and potential customers and suppliers;

•	any information and materials received by us or the Named Executive Officer from third parties in confidence (or subject to non-disclosure covenants) is confidential information; and

•

except with the prior written consent of our Board, each Named Executive Officer will not, at any time during or following the termination of his or her employment with us, directly or indirectly, divulge, use, reveal, report, publish, transfer or disclose, for any purpose whatsoever, any of such confidential information which has been obtained by or disclosed to such Named Executive Officer as a result of his or her employment with us.

Furthermore, at any time while engaged as an employee of our company and for a period of two years following termination as an employee of our company, each Named Executive Officer will not, directly or indirectly,

•

perform or provide services for any of our customers which are the same or substantially similar to the services performed or provided by him/her for such customers on our behalf within twelve months prior to the end of such Named Executive Officer’s employment with our company;

•

interfere with, or seek to interfere with, the relationship between us, or any of our affiliates, and any of the following: (a) any of our employees or any of our affiliates; (b) any of our customers or any of our affiliates then existing or existing at any time within three years prior to termination of employment with us; or (c) any of our suppliers or any of our affiliates then existing or existing at any time within three years prior to termination of employment with our company; or

•

perform or provide services for any competing business which are the same or substantially similar to the services performed or provided to us by the Named Executive Officer within twelve months prior to the end of employment with us, including ion channel therapeutic projects and processes that constitute technologies in research and/or development by us for its own use or which are proprietary to or trade secrets of our company.

A Named Executive Officer’s breach of the Non-Compete Agreement constitutes cause for us to terminate the Named Executive Officer’s employment under the Employment Agreements, and would therefore result in the Named Executive Officer’s forfeiture of any severance or benefits.

Cash Payable for Outstanding Shares Pursuant to the Merger Agreement.

Our executive officers and directors tendered all of the Shares that they owned prior to the expiration of the subsequent offering period, as extended (with the exception of 7,062 shares of common stock issued with respect to former Company RSUs at the Acceptance Time which shall be settled at the Effective Time for the Merger Consideration pursuant to the Merger Agreement). Our executive officers and directors received the same cash consideration per Share on the same terms and conditions as our other stockholders. Prior to the expiration of the subsequent offering period, as extended, Purchaser accepted for payment and paid for a total of 689,514 shares of common stock beneficially owned by our executive officers and directors (including, with respect to Anthony Evnin, a director of our company, shares owned by Venrock (as defined below), as described under “Our Relationship with Venrock”). Such shares of common stock tendered by our directors and officers prior to the expiration of the subsequent offering period represent all shares of common stock beneficially owned by them (excluding shares underlying stock options and 7,062 shares of common stock issued with respect to former Company RSUs as described above). The executive officers and directors received an aggregate of approximately $4.1 million in cash with respect to their Shares so tendered. The beneficial ownership of shares of common stock of each director and executive officer is further described in the Information Statement under the heading “Principal Stockholders and Stock Ownership of Management.”

The table below sets forth information regarding the amount of cash consideration each executive officer and director received for Shares purchased by Purchaser prior to the expiration of the subsequent offering period, as extended.

Name	Number of Shares Accepted for Payment(1)	Consideration ($)
P. Kay Wagoner, Ph.D.	176,679	1,060,074
Richard D. Katz, M.D.	58,936	353,616
André L. Lamotte, Sc.D.	23,113	138,678
Anthony B. Evnin, Ph.D.	361,398	2,168,388
Richard G. Morrison, Ph.D.	14,387	86,322
Charles A. Sanders, M.D.	25,657	153,942
Martin A. Simonetti	18,203	109,218
Adeoye Y. Olukotun, M.D., MPH, FACC	11,141	66,846

(1)	Includes Shares received in settlement of Company RSUs by each executive officer and director (other than Shares withheld from issuance to Dr. Wagoner and Dr. Katz in satisfaction of their respective tax withholding obligations associated with the vesting of their Company RSUs at the Acceptance Time) with the exception of Dr. Sanders, who did not hold Company RSUs and Dr. Olukotun, who did not tender 7,062 Shares issued in settlement of Company RSUs prior to the expiration of the subsequent offering period, as extended.

Effect of the Offer and the Merger Agreement on Company Stock Options.

The Merger Agreement provides that Company Options immediately prior to the Effective Time granted under our Company Stock Plans, including Company Options held by our executive officers and directors, without regard to the extent then vested and exercisable, shall be cancelled and, in consideration of such cancellation, Pfizer will, or will cause the Surviving Corporation to, promptly following the Effective Time, pay to each holder of Company Options, an amount in respect thereof equal to the product of (x) the excess, if any, of the Offer Price over the exercise price of each such Company Option and (y) the number of shares of common stock then subject to such option (such amount, the “Option Spread Value”) without interest thereon, and subject to any applicable withholding and transfer taxes. If the exercise price of any Company Option equals or exceeds the Offer Price, the Company Option will be cancelled as of the completion of the Merger without payment of any consideration. All rights with respect to such Company Options will terminate as of the completion of the Merger (other than the right to receive the Option Spread Value, if applicable).

As of [                    ], 2011, our executive officers and directors held options to purchase an aggregate of 211,035 shares of common stock, with exercise prices ranging from $6.56 to $51.20 per share and a weighted average exercise price of $14.17 per share. At the Effective Time, none of our executive officers or directors will receive any payment for Company Options.

Effect of the Offer and the Merger Agreement on Company Restricted Stock Units.

The Merger Agreement provides that each Company RSU granted under a Company Stock Plan that was outstanding immediately prior to the Acceptance Time vested and was settled by us through the issuance to each holder of such Company RSU of one share of common stock in respect of each Company RSU that so vests (subject to any applicable withholding). At the Effective Time, pursuant to the Merger Agreement, each such share of common stock issued with respect to such former Company RSU will be converted into the right to receive the Offer Price without interest thereon (such amount, the “Restricted Stock Unit Value”), and subject to any applicable withholding and transfer taxes.

The table below sets forth the Restricted Stock Unit Value, as of [                    ], 2011, for shares issued in settlement of Company RSUs held by each of our executive officers and directors.

Name	Restricted Stock Unit Value ($)(1)
P. Kay Wagoner, Ph.D.	0
Richard D. Katz, M.D.	0
André L. Lamotte, Sc.D.	0
Anthony B. Evnin, Ph.D.	0
Richard G. Morrison, Ph.D.	0
Charles A. Sanders, M.D.	0
Martin A. Simonetti	0
Adeoye Y. Olukotun, M.D., MPH, FACC	42,372

(1)	Company RSUs held by Drs. Wagoner, Katz, Lamotte, Evnin and Morrison and Mr. Simonetti were settled at or around the Acceptance Time and Shares received upon settlement of the Company RSUs (which does not include Shares withheld from issuance to Dr. Wagoner and Dr. Katz in satisfaction of their respective tax withholding obligations associated with the vesting of their Company RSUs at the Acceptance Time) were tendered prior to the expiration of the subsequent offering period, as extended. The executive officers and directors received the following amounts in respect of Shares so tendered: Dr. Wagoner, $384,036; Dr. Katz, $203,412; Dr. Lamotte, $42,372; Dr. Evnin, $47,460; Dr. Morrison, $59,322; and Mr. Simonetti, $42,372.

Effect of the Offer and the Merger Agreement on Company Warrants.

The Merger Agreement provides that, effective as of the Effective Time, each Company Warrant shall become exercisable for the right to receive the Offer Price per share issued upon exercise of such Company Warrant, without interest (such amount, the “Warrant Value”) and subject to any applicable withholding and transfer taxes. The gross Warrant Value as of [                    ], 2011 for Company Warrants held by each of our executive officers and directors that, in accordance with the provisions of the Merger Agreement, accelerated and became fully vested immediately prior to the Acceptance Time is $0.

Our Relationship with Venrock.

Dr. Evnin is a partner of Venrock and shares voting and investment power with respect to the Shares held by Venrock with the partners of Venrock. As of [                    ], 2011, (i) Venrock Associates held 2,355 Company Options and 18,898 Company Warrants (the “Venrock Associates Securities”) and (ii) Venrock Associates II, L.P. held 3,267 Company Options and 27,194 Company Warrants (together with the Venrock Associates Securities, the “Venrock Securities”). The partners of Venrock, including Dr. Evnin, may be deemed to beneficially own the Venrock Securities; however, each partner disclaims beneficial ownership of the Venrock

Securities except to the extent of his or her proportionate pecuniary interest therein. Because Dr. Evnin may be deemed to beneficially own the Venrock Securities, the Venrock Securities have been included in the Shares tendered by Dr. Evnin under the heading “Cash Payable for Outstanding Shares Pursuant to the Merger Agreement.”

Effect of the Offer and the Merger Agreement on Employee Benefits.

Pursuant to Section 6.11 of the Merger Agreement, if the employment of any Company employee is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such employee would have received severance benefits under our severance policy, Pfizer will cause the Surviving Corporation to provide our employees with severance benefits that are at least equal to the severance benefits that would have been paid under our severance policy. The foregoing summary is qualified in its entirety by reference to the Merger Agreement, which is attached to this Information Statement as Annex 1 and is incorporated herein by reference.

Indemnification of Officers and Directors.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for a breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, the unlawful payment of dividends, unlawful stock purchases or redemption or for any transaction from which the director derived an improper personal benefit. Article SEVENTH of our certificate of incorporation provides that no director of our company shall be personally liable to us for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons, serving at the request of the corporation in related capacities, against expenses, judgments, fines and amounts paid in settlement incurred in connection with an action or proceeding to which such person is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal proceeding, if such person had no reasonable cause to believe such person’s conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses actually and reasonably incurred and no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court or the Delaware Court of Chancery determines that such indemnification is proper under the circumstances. Article EIGHTH of our certificate of incorporation provides that we shall indemnify:

•

each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of our company) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of our company, or is or was serving, or has agreed to serve, at our request, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; and

•

any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in our right to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of Icagen, or is or was serving, or has agreed to serve, at our request, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, our best interests, except that no such indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to Icagen, unless, and only to the extent, that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper.

Notwithstanding the foregoing, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. If we do not assume the defense of any such foregoing action, expenses shall be advanced to a director or officer at his request, provided that he or she undertakes to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification for such expenses. Indemnification is required to be made unless we determine that the applicable standard of conduct required for indemnification has not been met. As a condition precedent to the right of indemnification, the director or officer must give us notice of the action for which indemnity is sought and we have the right to participate in such action or assume the defense thereof. In the event we deny a request for indemnification, if disposition thereof is not made within 30 days, the right to indemnification or advances shall be enforceable by the officer or director in any court of competent jurisdiction.

The Merger Agreement provides that from and after the Acceptance Time through the sixth anniversary of the date on which the Effective Time occurs, Pfizer shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless each person who is as of the date of the Merger Agreement, or has been at any time prior to the date thereof, or who becomes prior to the Effective Time, a director or officer of Icagen (the “Indemnified Parties” and, each, an “Indemnified Party”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, actually and reasonably incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or agent of our company or, while a director or officer of our company, is or was serving at our request as a director, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that we are obligated to indemnify and hold harmless such individuals on the date of the Merger Agreement pursuant to our certificate of incorporation and bylaws as in effect on the date of the Merger Agreement. Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation to the fullest extent that we are obligated to advance expenses to such individuals on the date of the Merger Agreement pursuant to our certificate of incorporation and bylaws as in effect on the date of the Merger Agreement; provided that any Indemnified Party to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable law.

The Merger Agreement also provides that from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Pfizer shall not, nor shall it permit the Surviving Corporation to, amend, repeal or otherwise modify provisions for indemnification, exculpation and advancement of expenses provided to the Indemnified Parties in any manner that would adversely affect the rights of the Indemnified Parties in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by the Merger Agreement), unless such modification is required by law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

The Merger Agreement further provides that the Surviving Corporation shall, and Pfizer shall cause the Surviving Corporation to, (i) maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time, the current policies of the directors’ and officers’ liability insurance maintained by us (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by the Merger Agreement), so long as the annual premium therefor would not be in excess of two hundred fifty percent (250%) of the last annual premium paid prior to the Effective Time, or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance (a “Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term, provided, however, that Pfizer may, in lieu thereof, and shall have the final decision making ability to, purchase a substitute policy with the same coverage limits and substantially similar terms as in the Reporting Tail Endorsement proposed to be purchased by the Surviving Corporation. The foregoing summary is qualified in its entirety by reference to the Merger Agreement, which is attached to this Information Statement as Annex 1 and is incorporated herein by reference.

Certain United States Federal Income Tax Consequences of the Merger

The following is a summary of certain United States federal income tax consequences of the Merger to U.S. Holders (as defined below) of Shares converted into the right to receive cash in the Merger. This summary does not address foreign, state or local tax consequences of the Merger, nor does it purport to address the United States federal income tax consequences of the transactions to stockholders who will actually or constructively own any of our stock following the Merger. This summary is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant our stockholders. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Merger or that any such contrary position would not be sustained by a court.

This summary is limited to U.S. Holders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this summary does not address tax considerations that may be applicable to a U.S. Holder’s particular circumstances or to U.S. Holders that may be subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, regulated investment companies, real estate investment trusts, S corporations, partnerships and other pass-through entities, trusts, stockholders liable for the alternative minimum tax, traders who elect to apply a mark-to-market method of accounting, U.S. expatriates, tax-exempt organizations, individual retirement accounts or other tax deferred accounts), dissenting stockholders, stockholders that exercise appraisal rights or U.S. Holders who acquired Shares in connection with a stock warrant, stock option, convertible debt, stock purchase or restricted stock plans or in other compensatory transactions, or as part of a straddle, hedge, conversion, constructive sale or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below. This summary does not address holders of options to purchase our common stock or holders of restricted stock units. In addition, this summary does not address any taxes other than United States federal income taxes. This summary assumes that the Shares are not United States real property interests within the meaning of Section 897 of the Code. U.S. Holders that may be subject to special tax rules (including, but not limited to, those described above) and Non-U.S. Holders should consult their tax advisors to determine the tax consequences of the Merger to them.

BECAUSE YOUR INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU ARE URGED TO

CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED

STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY

TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT

TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING

JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for United States federal income tax purposes, is: (i) an individual citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for United States federal income tax purposes, created or organized under the laws of the United States, or of any state or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a United States person for United States federal income tax purposes. This discussion does not address the tax consequences to stockholders that are not U.S. Holders.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of such an entity and its partners or owners generally depends upon the status of the partner or owner and the activities of the entity. Accordingly, partnerships and entities treated as partnerships that hold Shares and partners or owners in such partnerships and entities are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them of the Merger.

Effect of the Merger.

The receipt of cash in exchange for Shares pursuant to the Merger Agreement will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Shares pursuant to the Merger Agreement will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received (determined before any withholding and transfer taxes) and such U.S. Holder’s adjusted tax basis in the Shares exchanged for cash pursuant to the Merger Agreement. Such gain or loss will be long-term capital gain or loss if the holding period for the Shares is more than one year. Long-term capital gain recognized by an individual is generally taxable at a reduced rate. In the case of Shares that have been held for one year or less, capital gain on the sale or exchange of such Shares generally will be subject to United States federal income tax at ordinary income tax rates. The deductibility of capital losses is subject to certain limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged pursuant to the Merger Agreement.

Information Reporting and Backup Withholding.

Payments made to U.S. Holders in the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption should complete and return the IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct and such holder is not subject to backup withholding. Certain holders (including certain corporations) generally are exempt from backup withholding provided that they appropriately establish an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a stockholder’s United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

Accounting Treatment of the Merger

The Merger will be accounted for as a business combination under the FASB Accounting Standards Codification 805. Representatives of Ernst & Young LLP, our principal accountants, are not expected to be present at the Special Meeting.

Regulatory and Other Approvals

Except as described above and except for the filing of the Certificate of Merger with the Delaware Secretary of State to effectuate the Merger, there are no other federal or state regulatory requirements which remain to be complied with in order for the Merger to be consummated in accordance with the terms of the Merger Agreement.

CERTAIN INFORMATION CONCERNING THE PARTIES TO THE MERGER AGREEMENT

Our Company. We are a Delaware corporation with our principal executive offices located at 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703. Our telephone number is (919) 941-5206. We focus on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing our proprietary know-how and integrated scientific and drug development capabilities, we have identified multiple drug candidates that modulate ion channels. We have conducted research and development activities in a number of disease areas, including epilepsy, pain and inflammation. We have two clinical stage programs in epilepsy and pain. For more information about us, visit www.icagen.com.

Purchaser. Purchaser is a Delaware corporation and to date has engaged in no activities other than those incident to its formation, the Offer and the Merger. Purchaser is a wholly-owned subsidiary of Pfizer. The principal executive offices of Purchaser are located at 235 East 42nd Street, New York, New York 10017-5755. The telephone number of Purchaser is (212) 733-2323.

Pfizer. Pfizer is a Delaware corporation with its principal executive offices located at 235 East 42nd Street, New York, New York 10017-5755. The telephone number of Pfizer is (212) 733-2323. Pfizer is a research-based, global biopharmaceutical company. Pfizer’s diversified global health care portfolio includes human and animal biologic and small molecule medicines and vaccines, as well as nutritional products and many of the world’s best-known consumer health care products.

THE MERGER AGREEMENT

The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Information Statement as Annex 1 and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement.

The Merger Agreement is not intended to provide you with any other factual information about Pfizer, Purchaser or our company. Such information can be found elsewhere in this Information Statement.

The Merger Agreement governs the contractual rights among Pfizer, Purchaser and our company in relation to the Offer and the Merger and is not intended to modify or supplement any factual disclosures about our company or Pfizer in our or Pfizer’s public reports filed with the SEC. The representations and warranties contained in the Merger Agreement were not intended, and should not be relied upon, to establish facts. The representations and warranties set forth in the Merger Agreement were negotiated with the principal purpose of (i) establishing the circumstances under which Purchaser may have the right not to consummate the Offer, or Pfizer or we may have the right to terminate the Merger Agreement, and (ii) allocating risk between the parties, rather than establishing matters as facts. The representations and warranties set forth in the Merger Agreement may also be subject to a contractual standard of materiality different from that generally applicable under federal securities laws.

The Offer. The Merger Agreement provides for the making of the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the offer was subject to the satisfaction of the Minimum Condition (as defined in the Merger Agreement) and certain other conditions.

The Merger. The Merger Agreement provides that, at the Effective Time, Purchaser will be merged with and into us, with Icagen continuing as the Surviving Corporation and a wholly-owned subsidiary of Pfizer. The Effective Time shall be the time that the certificate of merger regarding the Merger is duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the certificate of merger.

Charter, Bylaws, Directors and Officers. At the Effective Time, our certificate of incorporation and bylaws, as in effect immediately prior to the Effective Time, will be amended and restated as of the Effective Time to be in the form of (except with respect to our name and references to any “incorporator”) the certificate of incorporation and bylaws of Purchaser and as amended will be the certificate of incorporation and bylaws of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time will, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly chosen by the directors of the Surviving Corporation or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Purchaser immediately prior to the Effective Time, from and after the Effective Time, will continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Conditions to the Merger. The Merger Agreement provides that the obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

(a)	the adoption of the Merger Agreement by the requisite vote of the holders of the Shares, to the extent required pursuant to our certificate of incorporation and the DGCL; and

(b)

no statute, rule, executive order or regulation shall have been enacted, issued, enforced or promulgated by any foreign or domestic arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government (a “Governmental Entity”) which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing or making illegal the consummation of the Merger.

Termination of the Merger Agreement. The Merger Agreement may be terminated and the Merger may be abandoned:

a)	by mutual written consent of Pfizer and Icagen, duly authorized by the boards of directors of Pfizer and our company;

b)	by either Pfizer or Icagen if a court of competent jurisdiction or other Governmental Entity issues an order, decree or ruling or takes any other action, and such order, decree or ruling or other action becomes final and non-appealable, or there shall exist any statute, rule or regulation, in each case, permanently restraining, enjoining or otherwise prohibiting (collectively, “Restraints”) the consummation of the Offer or the Merger; provided, however, that the party seeking such termination shall have used reasonable best efforts to prevent the entry of and to remove such Restraints;

c)	by either Pfizer or Icagen if the Acceptance Time has not occurred by November 9, 2011 (the “Outside Date”); provided, however, that the right to so terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the Acceptance Time to occur by such date;

d)	by Pfizer if, prior to the Acceptance Time, there has been a breach by Icagen of, or inaccuracy in, any representation, warranty, covenant or agreement of Icagen set forth in the Merger Agreement, which breach or inaccuracy has resulted in the conditions in subparagraphs (c) or (d) of Section 14 “Conditions to the Offer” not being satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within 20 days following notice by Pfizer thereof or such breach or inaccuracy is not reasonably capable of being cured);

e)	by Icagen if, prior to the Acceptance Time, there has been a breach by Pfizer or Purchaser of, or any inaccuracy in, any representation, warranty, covenant or other agreement of Pfizer or Purchaser set forth in the Merger Agreement, which breach or inaccuracy is reasonably expected to prevent Pfizer or Purchaser from performing in all material respects its obligations and covenants required to be performed by it under the Merger Agreement (and such breach or inaccuracy has not been cured within 20 days following notice by Icagen thereof or such breach or inaccuracy is not reasonably capable of being cured);

f)	by Pfizer, at any time prior to the Acceptance Time, if (i) (A) our Board shall have effected an Adverse Recommendation Change (as defined below) (including an Adverse Recommendation Change in the absence of a Superior Proposal (as defined below) under the circumstances set forth in the Merger Agreement), (B) our Board shall have recommended (or publicly proposed to do so) to our stockholders an Acquisition Proposal (as defined below) (other than the Offer and the Merger) or approved any such Acquisition Proposal (or publicly proposed to do so) or we shall have publicly announced our intention to enter into an Alternative Acquisition Agreement (as defined below) or shall have entered into an Alternative Acquisition Agreement, (C) following the date any Acquisition Proposal or any material modification thereto is first made public, sent or given to our stockholders, we fail to issue a press release that expressly reaffirms our Board’s recommendation in support of the Offer and the Merger within 5 business days following Pfizer’s written request to do so (which request may only be made once with respect to any such Acquisition Proposal and each material modification thereto), or (D) our Board shall have failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to an Acquisition Proposal (other than the Offer and the Merger) in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act within 10 business days after the commencement of such tender or exchange offer; or (ii) we shall have violated or breached in any material respect certain non-solicitation obligations under the Merger Agreement and prior to termination under this clause (ii), we have received an Acquisition Proposal;

g)	by Icagen, at any time prior to the Acceptance Time, pursuant to and in compliance with the terms of the Merger Agreement, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal (as defined below);

h)	by Icagen if, for any reason, Purchaser shall have failed to commence the Offer by the date that is 15 business days after the date of the Merger Agreement; provided, however, that lcagen may not terminate the Merger Agreement under this clause if such failure to commence the Offer has resulted from the breach of the Merger Agreement by Icagen or if we have not provided Purchaser with a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 that we are prepared to file, without further revisions, upon commencement of the Offer; provided, further that we may not terminate the Merger Agreement under this clause after such time as Purchaser has commenced the Offer; or

i)	by Pfizer or Icagen if the Offer (as it may have been extended pursuant to the Merger Agreement) expires as a result of the non-satisfaction of the conditions of the Offer, without Purchaser having accepted for payment any Shares validly tendered (and not withdrawn) pursuant to the Offer; provided, however, that a party to the Merger Agreement shall not be permitted to terminate the Merger Agreement pursuant to this clause if the non-satisfaction of the conditions of the Offer is attributable to the failure of such party to fulfill any of its obligations under the Merger Agreement.

In the event that the Merger Agreement is terminated for any reason set forth above, the Merger Agreement will become null and void and be of no further force or effect and there will be no liability on the part of Purchaser, Pfizer or our company (or any of their respective directors, officers, employees, stockholders, agents or representatives), except for, with respect to Purchaser, Pfizer and our company, certain enumerated exceptions; provided, however, that such a termination will not relieve any party from liability for fraud or knowing and willful breach (other than in any immaterial respect) of any of its covenants or agreements set forth in the Merger Agreement.

Alternative Acquisition Proposals. The Merger Agreement requires our company and our officers, directors, employees, investment bankers, attorneys, accountants or other agents (collectively, “Representatives”) to cease and terminate all existing discussions and negotiations with any persons, with respect to any offer or proposal for any transaction or series of related transactions, other than the transactions related to the Merger Agreement, for:

•	any consolidation, business combination, merger or similar transaction involving Icagen;

•	any recapitalization, restructuring, liquidation or dissolution of Icagen;

•	any issuance of 15% or more of our equity securities; or

•

any sale, lease, exchange, transfer, exclusive license or disposition of our assets for consideration equal to fifteen percent (15%) or more of the market value of all of the outstanding Shares on the last trading day prior to the date of the Merger Agreement or fifteen percent (15%) of our total assets.

Each of the above bullet points is referred to in the Merger Agreement and the Offer as an “Acquisition Proposal.”

The Merger Agreement requires that we shall promptly (and in any event within one business day) notify Pfizer orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. We may not enter into any agreement with any person subsequent to the date of the Merger Agreement that would restrict our ability to provide such information to Pfizer, and we are not currently party to any agreement that prohibits us from providing the information described in this paragraph to Pfizer. We (i) shall not terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it is or becomes a party in connection with any Acquisition Proposal and (ii) shall use commercially reasonable efforts to enforce the provisions of any such agreement. We will promptly provide to Pfizer any non-public information or data concerning us provided or made available pursuant to certain non-solicitation sections of the Merger Agreement which was not previously provided or made available to Pfizer.

A “Superior Proposal” is defined in the Merger Agreement to be an unsolicited bona fide written Acquisition Proposal to acquire more than 50% of the equity securities or our total assets pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization, or a sale or exclusive license of its assets, (i) on terms which our Board determines in its good faith judgment to be more favorable to the holders of Shares than the transactions contemplated by the Merger Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and the Merger Agreement, including the timing and likelihood of consummating the transactions contemplated by such proposal and the Merger Agreement, and (ii) which our Board has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

In the Merger Agreement, we have agreed that neither our Board nor any committee thereof will, except in compliance with the Merger Agreement, withdraw, withhold, qualify or modify in a manner adverse to Pfizer, or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Pfizer, the recommendation by our Board or any such committee of the Offer, the Merger Agreement, or the Merger (an “Adverse Recommendation Change”). We shall promptly following a determination by our Board that an Acquisition Proposal is a Superior Proposal, notify Pfizer of such determination.

Our Board may make an Adverse Recommendation Change in the absence of a Superior Proposal if the board has concluded in good faith, after consultation with its outside counsel, that (A) such Adverse Recommendation Change is in response to a material development or change in circumstances occurring or arising after the date of the Merger Agreement that was not known to our Board at the date of the Merger Agreement and not relating to an Acquisition Proposal or inquiry for an Acquisition Proposal and (B) failure to make such an Adverse Recommendation Change would be inconsistent with its fiduciary duties to our stockholders, provided, however, that our Board shall not make such an Adverse Recommendation Change unless we have (i) provided to Pfizer at least three business days’ prior written notice (or such shorter period as remains prior to the scheduled expiration date of the Offer) advising Pfizer that our Board intends to take such action and specifying its reasons in reasonable detail, and (ii) during such three business day, or shorter, period, if requested by Pfizer, we shall have made its representatives available to discuss with Pfizer’s representatives any adjustments in the terms and conditions of the Merger Agreement to obviate the need or reason for the Adverse Recommendation Change.

Fees and Expenses; Termination Fee. The Merger Agreement provides that, except as described below, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the Merger is consummated.

The Merger Agreement provides that we will pay Pfizer a termination fee of $2,250,000 (the “Termination Fee”) if Pfizer terminates under clause (d) under “Termination of the Merger Agreement” above and prior to such termination an Acquisition Proposal has been made, which Termination Fee shall be payable upon signing a definitive agreement for a transaction relating to an Acquisition Proposal (or if earlier, the consummation of a transaction contemplated by an Acquisition Proposal), provided such signing (or, if earlier, such consummation) occurs within 12 months after the date of such termination. Any Termination Fee shall be payable by wire transfer in immediately available funds to such account as Pfizer may designate in writing to us.

SOURCE AND AMOUNT OF FUNDS

Pfizer estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $51 million.

The Merger Agreement provides that as of the Effective Time each Company Option granted under our Company Stock Plans, without regard to the extent then vested and exercisable, will be cancelled and, in consideration of such cancellation, Pfizer will, or will cause the Surviving Corporation to, promptly following the Effective Time, pay to such holders of Company Options, an amount in respect thereof equal to the product of (x) the excess, if any, of the Offer Price over the exercise price of each such Company Option and (y) the number of Shares then subject thereto (such payment, if any, subject to applicable withholding taxes and transfer taxes and without interest). We estimate that the total amount of funds required to fulfill the foregoing obligations under the Merger Agreement in respect of outstanding options that are in-the-money with respect to the Offer Price will be approximately $3,300.

Pursuant to the Merger Agreement each RSU that was outstanding immediately prior to the Acceptance Time vested and was settled by us through the issuance to each holder thereof of one Share in respect of each Company RSU that so vested (subject to any applicable withholding). At the Effective Time, each Share issued with respect to such former Company RSU that was not tendered prior to the expiration of the subsequent offering period, as extended, will be converted into the right to receive the Merger Consideration (such payment, if any, subject to applicable withholding taxes and transfer taxes). After subtracting all Shares issued with respect to such former Company RSUs that, to our knowledge, were tendered prior to the expiration of the subsequent offering period, as extended, we estimate that the total amount of funds required to fulfill this obligation under the Merger Agreement will be no greater than approximately $1.3 million.

The Merger Agreement provides that as of the Effective Time, each Company Warrant will become exercisable for the right to receive the Merger Consideration (subject to any applicable withholding and transfer taxes). We estimate that the total amount of funds required to fulfill the foregoing obligations under the Merger Agreement will be $0.

Under the Merger Agreement, as of the Effective Time, our Stock Plans will terminate and all rights under any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of our capital stock shall be cancelled.

Pfizer will ensure that Purchaser has sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and to fulfill its obligations under the Merger Agreement. Pfizer will provide Purchaser with the necessary funds from cash on hand.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock, as of [                    ], 2011, by:

•	each person or entity known to us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The number of shares of our common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC, which rules require us to include shares of our common stock over which such person or entity has voting or investment power. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Shares of our common stock issuable under stock options exercisable within sixty days of [                    ], 2011 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. Unless otherwise indicated, the address of all directors and executive officers is c/o Icagen, Inc., 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703. According to information available to us as of [                    ], 2011, all of our executive officers and directors tendered their Shares pursuant to the Offer prior to the expiration of the subsequent offering period, as extended, with the exception of Dr. Olukotun, who did not tender 7,062 Shares issued in settlement of Company RSUs at the Acceptance Time. At the Effective Time, Dr. Olukotun will receive the Merger Consideration with respect to the 7,062 Shares issued with respect to such former Company RSU.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage of Common Stock Beneficially Owned
5% Stockholders

Pfizer Inc. 235 E. 42 Street New York, NY 10017	6,460,395	(2)	70.2%

Entities affiliated with BVF, Inc. 900 North Michigan Avenue, Suite 1100 Chicago, IL 60611	1,052,000	(3)	11.4%

Entities affiliated with Merlin BioMed Private Equity Advisors, L.L.C. 230 Park Avenue, Suite 928 New York, NY 10169	750,000	(4)	8.1%

Directors and Named Executive Officers

P. Kay Wagoner, Ph.D.(5)	64,009	(6)	*
Richard D. Katz, M.D.	53,280	(6)	*
André L. Lamotte, Sc.D.(5)	9,375	(6)	*
Anthony B. Evnin, Ph.D.	56,714	(7)	*
Richard G. Morrison, Ph.D.(5)	8,125	(6)	*
Charles A. Sanders, M.D.	19,271	(6)	*
Martin A. Simonetti	5,000	(6)	*
Adeoye Y. Olukotun, M.D., MPH, FACC(5)	12,062	(8)	*
Ruth Mckernan	0		*
Douglas E. Giordano	5,393,380	(9)	58.6%
William Roche	0		*
Bryan Supran	0		*
All executive officers and directors as a group	227,836	(10)	2.4%

*	Less than 1% of our outstanding common stock.
(1)	As of [ ], 2011, we had 9,203,664 shares of our common stock outstanding. The number of shares that each stockholder, director and executive officer beneficially owns is determined under rules promulgated by the SEC. Under the SEC rules, a person is deemed to beneficially own (a) any shares that the person has sole or shared power to vote or invest and (b) any shares that the person has the right to acquire within 60 days after [ ], 2011 (i.e. [ ], 2011) through the exercise of any stock option or warrant, the conversion of any convertible security or the exercise of any other right. However, the inclusion of shares in this table does not mean that the named stockholder is a direct or indirect beneficial owner of the shares for any other purpose. Unless otherwise noted in the footnotes to this table, each person or entity named in the table has sole voting and investment power (or shares this power with his or her spouse) over all shares listed as owned by the person or entity. Unless otherwise indicated, the address of the individuals named in the table is: c/o Icagen, Inc., 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703.
(2)	Includes 5,393,380 shares purchased by Purchaser prior to the expiration of the subsequent offering period, as extended, of the tender offer. Purchaser is a wholly-owned subsidiary of Pfizer. The board of directors of Pfizer Inc. has the ultimate voting and dispositive power with respect to the shares of other companies owned by Pfizer Inc., subject in the case of shares of Icagen held by Pfizer Inc, to the voting arrangement set forth in the purchase agreement entered into between the parties in August 2007, as amended on July 20, 2011. The members of the board of directors of Pfizer Inc. disclaim beneficial ownership of the shares of Icagen that are owned by Pfizer Inc.
(3)	Consists of (i) 219,700 shares of common stock beneficially owned by Biotechnology Value Fund, L.P., or BVF, (ii) 135,100 shares of common stock beneficially owned by Biotechnology Value Fund II, L.P., or BVF2, (iii) 625,400 shares of common stock beneficially owned by BVF Investments, L.L.C., or BVLLC, and (iv) 71,800 shares of common stock beneficially owned by Investment 10, L.L.C., or ILL10. BVF Partners L.P., or Partners, as the general partner of BVF and BVF2, the manager of BVLLC and the investment adviser of ILL10, may be deemed to beneficially own the 1,052,000 shares of common stock beneficially owned in the aggregate by BVF, BVF2, BVLLC and ILL10. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the 1,052,000 shares of common stock beneficially owned by Partners. Mark N. Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the 1,052,000 shares of common stock beneficially owned by BVF Inc. Pursuant to the operating agreement of BVLLC, Partners is authorized, among other things, to invest the contributed capital of Samana Capital, L.P., the majority member of BVLLC, in the shares of common stock and other securities of Icagen and to vote, exercise or convert and dispose of each security, and is entitled to receive fees based on assets under management and, subject to certain exceptions, allocations based on realized and unrealized gains on such assets. Partners, BVF Inc. and Mr. Lampert share voting and dispositive power over the shares of common stock beneficially owned by BVF, BVF2, BVLLC and ILL10. Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the shares of common stock beneficially owned by BVF, BVF2, BVLLC and ILL10. The information reported is based on a Schedule 13G filed on September 9, 2011 with the Securities and Exchange Commission.
(4)	Consists of 750,000 shares of common stock held by Merlin Nexus III. Merlin BioMed Private Equity Advisors, L.L.C. is the management company of Merlin Nexus III, and pursuant to its authority under its investment management contract with Merlin Nexus III, may be considered to hold indirectly 750,000 shares of common stock. Dominique Semon owns controlling interests in Merlin Nexus III and Merlin BioMed Private Equity Advisors, L.L.C., and is the managing member of both.
(5)	Drs. Wagoner, Lamotte, Morrison and Olukotun were directors until their resignations as directors on September 22, 2011 pursuant to the Merger Agreement. In accordance with the Merger Agreement, on September 22, 2011, Purchaser designated Dr. Mckernan and Messrs. Giordano, Roche and Supran for election to our Board, who were elected effective September 22, 2011.
(6)	Consists of shares of common stock issuable upon exercise of stock options exercisable within 60 days of [ ], 2011.
(7)	Consists of (i) 18,898 shares of common stock issuable upon the exercise of warrants held by Venrock Associates and 2,355 shares of common stock issuable upon exercise of stock options issued to Venrock Associates which are exercisable within 60 days of [ ], 2011, (ii) 27,194 shares of common stock issuable upon the exercise of warrants held by Venrock Associates II, L.P. and 3,267 shares of common stock issuable upon exercise of stock options issued to Venrock Associates II, L.P. which are exercisable within 60 days of [ ], 2011 and (iii) 5,000 shares of common stock issuable upon exercise of stock options issued to Dr. Evnin individually exercisable within 60 days of [ ], 2011. Dr. Evnin is a partner of Venrock Associates and Venrock Associates II, L.P., together referred to as Venrock, and shares voting and investment power of the shares held by Venrock with the partners of Venrock. The partners may be deemed to beneficially own the shares held by Venrock; however, each partner disclaims beneficial ownership of these shares except to the extent of his or her proportionate pecuniary interest therein.
(8)	Consists of 5,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of [ ], 2011 and 7,062 shares of common stock issued in respect of Company RSUs which vested at the Acceptance Time.
(9)	Consists of shares beneficially owned by the Purchaser as of [ ], 2011. As a director of Purchaser, Mr. Giordano shares voting and dispositive power over the shares of common stock beneficially owned by Purchaser with Pfizer. Mr. Giordano disclaims beneficial ownership of the shares of common stock beneficially owned by Purchaser.
(10)	Includes 174,682 shares of common stock issuable upon exercise of stock options exercisable within 60 days of [ ], 2011 and 46,092 shares of common stock issuable upon the exercise of warrants.

Information Concerning Director Designees.

Information concerning the persons designated by Purchaser and elected to the Board on September 22, 2011 is set forth below. The current business address of each person is c/o Pfizer Inc. 235 East 42nd Street, New York, New York 10017-5755.

Ruth Mckernan. President of Purchaser. Age 53. Senior Vice President of Pfizer since August 2010 and Chief Scientific Officer of Pfizer’s Neusentis Research Unit working on Pain & Sensory Research Unit since February 2011. Vice President in Pfizer Research from May 2005 to August 2010. Dr. Mckernan is a citizen of the United Kingdom.

Douglas E. Giordano. Director, Vice President of Purchaser. Age 49. Senior Vice President, Worldwide Business Development of Pfizer since June 2010; Vice President, Worldwide Business Development of Pfizer from April 2007 to June 2010; Vice President, US Planning and Business Development of Pfizer from July 2005 to March 2007.

William Roche. Vice President & Treasurer of Purchaser. Age 51. Vice President of Pfizer Research & Development and Medical Finance since June 2009. Vice President, Research & Development Finance from August 2005 to June 2009. Mr. Roche joined Pfizer in 1991.

Bryan Supran. Vice President of Purchaser. Age 41. Senior Vice President and Associate General Counsel of Pfizer Business Transactions since March 2011; Vice President and Associate General Counsel, Pfizer’s Legal Division from October 2009 until March 2011. Mr. Supran previously served as Vice President and Associate General Counsel at Wyeth from 2004 to 2009. Prior to joining Wyeth, he practiced at Ropes & Gray LLP in Boston and New York.

AVAILABLE INFORMATION

Available Information. We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we are required to file reports and other information with the SEC relating to our business, financial condition and other matters. Certain information as of particular dates concerning our directors and officers, their remuneration, stock options and other matters, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in our proxy statements distributed to our stockholders and filed with the SEC. The SEC provides electronic document retrieval on its website for most reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, which can be found at the SEC’s website, http://www.sec.gov. Such information should also be available for inspection at the public reading rooms of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Investors may call the SEC at (202) 551-8090 for further information on the public reading rooms. Copies of such information that is not posted to the SEC’s website may be obtained (i) by mail by writing to the Office of FOIA/PA Operations at the SEC at 100 F Street, N.E., Washington, DC 20549, (ii) by faxing such request to (202) 772-9337, or (iii)  by using their online form available at their website at http://www.sec.gov.

STOCKHOLDERS SHARING AN ADDRESS

Only one Information Statement is being delivered to multiple security holders sharing an address. However, we undertake to deliver promptly, upon written or oral request, a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement, or a future information statement, by written request directed to Icagen, Inc. at 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703. Our telephone number is (919) 941-5206. Likewise, stockholders sharing an address who are receiving multiple copies of this Information Statement and wish to receive a single copy of future information statements may notify us at the address and telephone number listed above.

Annex 1

AGREEMENT AND PLAN OF MERGER

AMONG

PFIZER INC.

ECLIPSE ACQUISITION CORP. AND

ICAGEN, INC.

Dated as of July 20, 2011

- ii -

ANNEXES

Annex I – Conditions to the Offer

Annex II – Form of Tender and Voting Agreement

Annex III – Form of Certificate of Incorporation of the Surviving Corporation

Annex IV – Form of Amendment to Purchase Agreement

Annex V – Form of Amendment to Collaborative Research and License Agreement

- iii -

Index of Defined Terms

Capitalized terms in this Agreement shall have the defined meanings that appear in the provisions of the Agreement listed below.

Section
Acceptance Time	5.2(b)
Acquisition Proposal	5.2(a)
Adverse Recommendation Change	5.2(c)
Affiliate	3.3(c)
Agreement	Preamble
Alternative Acquisition Agreement	5.2(a)
Assignee	9.5(a)
Book-Entry Share	2.1(c)
business day	9.9(b)
Certificate of Merger	1.4
Certificate	2.1(c)
Change	3.1(a)
Closing	1.5
Closing Date	1.5
Code	2.6
Company	Preamble
Company Balance Sheet	3.6(a)
Company Board of Directors	Recitals
Company Disclosure Schedule	SECTION 3
Company Intellectual Property	3.12(b)
Company Joint Venture	3.4
Company’s knowledge	9.9(b)
Company Material Adverse Effect	3.1(a)
Company Option	2.4(a)
Company Preferred Stock	3.3(a)
Company Rights	3.3(a)
Company RSU	2.4(b)
Company SEC Reports	3.5
Company Stockholder Approval	6.1
Company Stock Plans	2.4(a)
Company Subsidiary	3.4
Company Transaction Expenses	Annex I
Company Warrant	2.4(d)
Confidentiality Agreement	1.2(c)
Current D&O Insurance	6.9(c)
Delisting Period	6.4
DGCL	Recitals
Dissenting Shares	2.3(a)
Effective Time	1.4
Environmental Law	3.19(f)(i)
Environmental Liability	3.19(f)(ii)
Environmental Permits	3.19(f)(iii)
ERISA	3.16(a)
ERISA Affiliate	3.16(b)
Exchange Act	1.1(a)
Exchange Fund	2.2(a)

- iv -

Index of Defined Terms

Expiration Date	1.1(a)
FCPA	3.9(c)
FDA	3.9(d)
Fee Schedule	3.12(c)
FIRPTA Certificate	6.13
Good Clinical Practices	3.9(g)
Good Laboratory Practices	3.9(g)
Good Manufacturing Practices	3.9(h)
Governmental Entity	9.9(b)
Hazardous Materials	3.19(f)(iv)
Indemnified Party	6.9(a)
Independent Directors	6.10(a)
IRS	3.16(a)
Laws	3.9(b)
Maximum Premium	6.9(c)
Merger	1.3(a)
Merger Agreement	Annex I
Merger Consideration	2.1(c)
Minimum Condition	Annex I
Notice Period	5.2(d)
OECD Convention	3.9(c)
Offer	Recitals
Offer Documents	1.1(c)
Offer Price	Recitals
Offer to Purchase	1.1(a)
on a fully diluted basis	9.9(b)
Outside Date	8.1(b)(ii)
Parent	Preamble
Patents	3.12(a)
Paying Agent	2.2(a)
Permits	3.9(a)
person	9.9(b)
Plans	3.16(a)
Post-Closing SEC Reports	6.4
Pre-Closing Period	5.1
Principal Stockholders	Recitals
Prohibited Payment	3.9(c)
Proprietary Rights	3.12(a)
Proxy Statement	1.8(a)(ii)
Purchase Agreement	1.8(b)
Real Property	3.18(a)
Regulation M-A	1.1(c)
Reporting Tail Endorsement	6.9(c)
Representatives	5.2(a)
Restraints	8.1(b)(i)
Rights Agreement	3.3(a)
Sarbanes-Oxley Act	3.6(b)
Schedule 14D-9	1.2(b)
Schedule TO	1.1(c)

- v -

Index of Defined Terms

SEC	1.1(a)
Securities Act	3.11(c)
Shares	Recitals
Special Meeting	1.8(a)(i)
Sub	Preamble
Sub Common Stock	2.1
Superior Proposal	5.2(b)
Surviving Corporation	1.3(a)
Tax	3.15(a)
Taxable	3.15(a)
Tax Return	3.15(a)
Tender Completion Time	6.3
Tender and Voting Agreements	Recitals
Termination Fee	8.2(b)
Top-Up Option	1.10(a)
Top-Up Shares	1.10(a)
Trade Secrets	3.12(a)
UK Bribery Act	3.9(c)

- vi -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 20, 2011 is among PFIZER INC. (“Parent”), a Delaware corporation, ECLIPSE ACQUISITION CORP. (“Sub”), a newly-formed Delaware corporation and a direct or indirect wholly-owned subsidiary of Parent, and ICAGEN, INC. (the “Company”), a Delaware corporation.

R E C I T A L S

WHEREAS, Parent and the Board of Directors of each of Sub and the Company has approved the acquisition of the Company by Parent on the terms and conditions set forth in this Agreement;

WHEREAS, in furtherance thereof, it is proposed that Sub commence a cash tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to acquire all shares of the issued and outstanding common stock, par value $0.001 per share, of the Company (the “Shares”), for $6.00 for each Share, net to the seller in cash (such price, or any such higher price per Share as may be paid in the Offer, referred to herein as the “Offer Price”), without interest;

WHEREAS, the Board of Directors of each of Sub and the Company has approved this Agreement and the transactions contemplated hereby, including the Merger following consummation of the Offer, in accordance with the Delaware General Corporation Law (“DGCL”) and upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and, as of the date of this Agreement, has resolved to recommend that the holders of Shares accept the Offer and adopt this Agreement upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent entering into this Agreement, certain Company stockholders (the “Principal Stockholders”) have entered into tender and voting agreements, dated as of the date hereof, in substantially the form set forth in Annex II, pursuant to which, among other things, each of the Principal Stockholders has agreed to tender his, her or its Shares to Sub in the Offer (the “Tender and Voting Agreements”); and

WHEREAS, the Company, Parent and Sub desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

SECTION 1 - THE OFFER AND THE MERGER

1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, as promptly as practicable (and in any event no later than the tenth (10) business day after the date of this Agreement), Sub shall, and Parent shall cause Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer. The obligations of Sub to accept for payment and to pay for any Shares validly tendered and not withdrawn prior to the expiration of the Offer (as it may be extended in accordance with this Section 1.1(a)) shall be subject only to the conditions set forth in Annex I. Subject to the prior satisfaction or waiver by Parent and Sub of the conditions set forth in Annex I, Sub shall consummate the Offer in accordance with its terms and accept for payment and pay for all Shares tendered and not withdrawn promptly (in accordance with Rule 14e-1 under the Exchange Act) following the acceptance of Shares for payment pursuant to the Offer. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement and the conditions set forth in Annex I. Parent and Sub expressly reserve the right to waive any of such conditions, to increase the Offer Price and to make any other changes in the terms of the Offer; provided, however, that Sub shall not, and Parent shall cause Sub not to, decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of Shares sought in the Offer, waive or change the Minimum Condition, impose additional conditions to the Offer, amend, modify or supplement any of the conditions or the terms of the Offer in any manner adverse to holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent the consummation of the Offer or prevent or impair the ability of the Parent or Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement, or extend the offer beyond a date that is twenty-one (21) business days after commencement of the Offer or the last extension (in accordance with this Section 1.1), if any, of the Offer, whichever is later (the “Expiration Date”) except as set forth below, in each case without the prior written consent of the Company (such consent to be authorized by the Company Board of Directors or a duly authorized committee thereof). Notwithstanding the foregoing, Sub may, without the consent of the Company (and, in the case of clause (i), so long as an Acquisition Proposal has not been made, shall upon the Company’s unconditional request made not less than one (1) business day prior to the Expiration Date) (i) extend the Offer beyond the initial expiration date for additional successive extension periods of not more than five (5) business days each if, at any scheduled (or extended) expiration of the Offer, any of the conditions to Sub’s obligation to accept Shares for payment shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the United States Securities and Exchange Commission (“SEC”), or the staff thereof, that is applicable to the Offer, or (iii) extend (or re-extend) the Offer for up to two (2) periods of not more than ten (10) business days each, beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to Sub’s obligations to accept for payment and pay for all Shares are satisfied or waived, but there shall not have been validly tendered and not withdrawn pursuant to the Offer that number of Shares necessary to permit the Merger to be effected without a meeting of the Company’s stockholders in accordance with the DGCL. In addition to the foregoing and excluded from any such limitations, Sub also may provide a “subsequent offering period” (not in excess of 10 business days) in accordance with Rule 14d-11 under the Exchange Act.

(b) The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares occurring on or after the date hereof and prior to Sub’s acceptance for payment of, and payment for, Shares pursuant to the Offer.

(c) On the date of commencement of the Offer, Parent and Sub shall file with the SEC, pursuant to Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal, summary advertisement and other required ancillary offer documents (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Subject to Section 5.2, the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company Board of Directors referred to in Section 3.21(a). Subject to the Company’s compliance with Section 1.2(c), Parent and Sub agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Law. Parent and Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that they shall become aware that such information shall have become false or misleading in any material respect or as otherwise required by Law. Parent and Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Law. The Company shall be given a reasonable opportunity to review and comment on the Schedule TO and any amendment thereto before it is filed with the SEC. In addition, Parent and Sub agree to provide the Company with any comments, whether written or oral, that Parent, Sub or their counsel may receive from time to time prior to the expiration or termination of the Offer, from the SEC or its staff with respect to the Offer Documents, promptly upon receipt of such comments, and any written or oral responses thereto, and to consult with the Company and its counsel prior to responding to any such comments, either in written or oral form. After the commencement of the Offer, neither Parent nor Sub will publish, send or give to Company stockholders supplemental or revised materials without the Company’s prior written consent.

(d) Parent shall provide or cause to be provided to or on behalf of Sub promptly following the expiration of the Offer or any subsequent extension thereof, as applicable, all funds necessary to accept for payment any Shares that have been validly tendered and not withdrawn pursuant to the Offer and that Sub is obligated to accept for payment pursuant to the Offer and permitted to accept for payment under applicable Law.

(e) Unless this Agreement is terminated pursuant to SECTION 8, Sub shall not terminate or withdraw the Offer prior to any scheduled expiration date without the prior written consent of the Company. In the event this Agreement is terminated pursuant to SECTION 8, Sub shall promptly (and in any event within one (1) business day) following such termination terminate the Offer and shall not acquire any Shares pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the purchase of Shares in the Offer, Sub shall promptly return, or cause any depositary acting on behalf of Sub to return, all tendered Shares to the tendering stockholders.

1.2 Company Actions.

(a) Subject to Section 5.2 and to any consents or approvals of the Company’s stockholders required under applicable Law, the Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated hereby.

(b) On or as promptly as practicable after the date the Offer is commenced (and in any event no later than the earlier of (i) the tenth (10) business day after the date of this Agreement and (ii) the fifth (5th) business day after the date the Offer is commenced), the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) which shall, subject to the provisions of Section 5.2, contain the recommendation of the Company Board of Directors referred to in Section 3.21(a). The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Law. The Company, on the one hand, and Parent and Sub, on the other hand, agree to promptly correct and supplement any information provided by it for use in the Schedule 14D-9 if and to the extent that if they shall become aware that such information shall have become false or misleading in any material respect or as otherwise required by Law. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by applicable Law. Parent and Sub shall be given the opportunity to review and comment on the Schedule 14D-9 and any amendment thereto before filing with the SEC and the Company agrees to provide Parent and Sub any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and to consult with Parent, Sub and their counsel prior to responding to any such comments, either in written or oral form.

(c) The Company shall promptly furnish or cause to be furnished to Parent or Sub mailing labels, security position listings and any available listings and computer files containing the names and addresses of the record holders of the Shares as of the most recent practicable date, and, to the extent known, of those persons becoming record holders subsequent to such date, and shall promptly furnish Parent or Sub with such information and assistance (including, but not limited to, lists of holders of the Shares, updated periodically, and their addresses, mailing labels and lists of security positions) as Parent or Sub or its agent(s) may reasonably request.

Subject to applicable Law, such information shall be held confidential by Parent and Sub under the terms of that certain letter agreement dated as of October 10, 2006, as amended on June 14, 2011 by and between Parent and the Company (the “Confidentiality Agreement”). Parent and Sub shall use such information only in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and, if this Agreement shall be terminated in accordance with SECTION 8, shall destroy all electronic copies of such information and deliver to the Company all other copies of such information then in their possession or under their control in accordance with the Confidentiality Agreement. For the avoidance of doubt, the parties agree that the Confidentiality Agreement does not restrict steps to prepare, file or disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated hereby.

1.3 The Merger.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Sub shall consummate a merger (the “Merger”) in accordance with the DGCL pursuant to which (i) Sub will be merged with and into the Company and the separate corporate existence of Sub will thereupon cease; (ii) the Company will be the successor or surviving corporation in the Merger and will continue to be governed by the Laws of the State of Delaware; (iii) the corporate existence of the Company with all its rights, privileges, powers and franchises will continue; and (iv) the Company will succeed to and assume all the rights and obligations of Sub. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Effective Time, the certificate of incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety to be in the form of Annex III and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to the provisions of Section 6.8 hereof.

(c) At the Effective Time, and without any further action on the part of the Company or Sub, the bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws of Sub as in effect immediately prior to the Effective Time (except that such bylaws shall be amended to reflect that the name of the Surviving Corporation shall be Icagen, Inc.), and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

1.4 Effective Time. Parent, Sub and the Company shall cause an appropriate certificate of merger complying with Section 251 of the DGCL or an appropriate certificate of ownership and merger complying with Section 253 of the DGCL, as applicable (the “Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the time and date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later time and date as is specified in the Certificate of Merger, such time hereinafter referred to as the “Effective Time.”

1.5 Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m. (Eastern time) on a date to be specified by the parties, such date to be no later than the second (2nd) business day after satisfaction or waiver of all of the conditions set forth in SECTION 7 capable of satisfaction prior to the Closing (the “Closing Date”) at the offices of Ropes & Gray, LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199, unless another date or place is agreed to in writing by the parties hereto.

1.6 Directors and Officers of the Surviving Corporation. The directors of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. Prior to the Effective Time, the Company shall cause each member of the Company Board of Directors, other than Parent’s or Sub’s designees pursuant to Section 6.9, to execute and deliver a letter effectuating his or her resignation as a director of the Company upon the Effective Time.

1.7 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.8 Stockholders’ Meeting.

(a) If required by applicable Law in order to consummate the Merger, the Company, acting through the Company Board of Directors, in accordance with applicable Law and the Company’s certificate of incorporation and bylaws, shall:

(i) duly call, give notice of, convene and hold a special meeting of its stockholders to consider the adoption of this Agreement (the “Special Meeting”) as soon as reasonably practicable following the Acceptance Time;

(ii) as soon as reasonably practicable following the Acceptance Time, prepare and file with the SEC under the Exchange Act a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after Parent shall have had a reasonable opportunity to review and comment on the Proxy Statement, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (in either case, the “Proxy Statement”) to be mailed to its stockholders as promptly as practicable;

(iii) subject to Section 5.2, include in the Proxy Statement the recommendation of the Company Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement; and

(iv) use its reasonable best efforts to solicit from holders of Shares proxies in favor of the adoption of this Agreement and take all other action reasonably necessary or advisable to secure the approval of stockholders required by the DGCL and any other applicable Law and the Company’s certificate of incorporation and bylaws (if applicable) to effect the Merger.

(b) Parent and the Company have simultaneously with the execution of this Agreement entered into an amendment in the form attached hereto as Annex IV to that certain Purchase Agreement dated as of August 13, 2007, by and between Parent and the Company (the “Purchase Agreement”), which amendment permits Parent to vote, or cause to be voted, and Parent hereby agrees to vote, or cause to be voted, all of the Shares then beneficially owned by Parent or any of its subsidiaries (including Sub) in favor of the Merger and the adoption of this Agreement.

1.9 Merger Without Meeting of Stockholders. Notwithstanding Section 1.8, in the event that Parent and its subsidiaries (including Sub) shall collectively hold at least ninety percent (90%) of the outstanding shares of each class of capital stock of the Company entitled to vote on the Merger, pursuant to the Offer or otherwise, the parties hereto agree, subject to SECTION 7, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable, without a meeting of stockholders of the Company, in accordance with and subject to the DGCL.

1.10 Top-Up Option.

(a) The Company hereby grants to Sub an irrevocable option (the “Top-Up Option”), exercisable, in whole and not in part, only on the terms and conditions set forth in this Section 1.10, to purchase at a price per share equal to the Offer Price paid in the Offer that number of newly issued Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares directly or indirectly owned by Parent or Sub at the time of exercise of the Top-Up Option, shall constitute one share more than ninety percent (90%) of the Shares outstanding immediately after the issuance of the Top-Up Shares (determined on a fully diluted basis); provided, however, that the Top-Up Option shall not be exercisable for a number of Shares in excess of the aggregate number of Shares held as treasury shares by the Company and the number of Shares that the Company is authorized to issue under its certificate of incorporation but which (i) are not issued and outstanding and (ii) are not reserved for issuance under the Company Stock Plans or to otherwise satisfy outstanding rights to acquire Shares. The Top Up Option shall be exercisable once at any time following the Acceptance Time and prior to the earlier to occur of (A) the Effective Time and (B) the termination of this Agreement in accordance with its terms. Sub may assign the Top-Up Option and its rights and obligations pursuant to this Section 1.10, in its sole discretion, to Parent or any of Parent’s Subsidiaries.

(b) The obligation of the Company to deliver Top-Up Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company, that (A) no provision of any applicable Law, and no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court of competent jurisdiction or other Governmental Entity of competent jurisdiction, shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise, (B) the issuance of Top- Up Option Shares pursuant to the Top-Up Option would not require approval of the Company’s stockholders under applicable Law, (C) Sub has accepted for payment all Shares validly tendered in the Offer and not withdrawn and (D) the Minimum Condition shall have been satisfied; and, provided, further, that the Top-Up Option shall terminate concurrently with the termination of this Agreement.

(c) The parties shall cooperate to ensure that the issuance and delivery of the Top-Up Shares comply with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act. If Sub wishes to exercise the Top-Up Option, Sub shall give the Company two (2) business days prior written notice, specifying (i) the number of Shares directly or indirectly owned by Parent and Sub at the time of such notice and (ii) a place and a time for the closing of such purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Sub specifying, based on the information provided by Sub in its notice, the number of Top-Up Shares. Prior to the closing of the purchase of the Top-Up Shares, upon Sub’s request, the Company shall cause its transfer agent to certify in writing to Sub the number of Shares issued and outstanding and the Company shall certify in writing to Sub the number of outstanding Company Options, Company RSUs and Company Warrants, in each case as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Shares.

(d) The aggregate purchase price payable for the Top-Up Shares may be paid, at Sub’s option, (i) in cash, (ii) by (x) paying in cash an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the balance of the remaining aggregate purchase price, or (iii) some combination thereof. Any such promissory note will include the following terms: (1) the maturity date will be one (1) year after issuance, (2) the unpaid principal amount of the promissory note will accrue interest at a rate equal to the London Interbank Offered Rate and (3) the promissory note may be prepaid in whole or in part at any time, without penalty or prior notice.

(e) At the closing of the purchase of the Top-Up Shares, Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such Top-Up Shares, and the Company shall cause such Top-Up Shares to be issued to Sub via book-entry delivery. Sub shall consummate the Merger pursuant to Section 253 of the DGCL promptly (and in any event within one (1) business day) following the closing of the purchase of the Top-Up Shares.

(f) Parent and Sub acknowledge that the Top-Up Shares that Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Sub represent and warrant to the Company that Sub is, or will be upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

SECTION 2 - CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or any shares of common stock, par value $0.01 per share, of Sub (“Sub Common Stock”):

(a) Sub Common Stock. Each issued and outstanding share of Sub Common Stock shall be converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company as treasury stock and any Shares owned by Parent or Sub shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be payable in exchange therefor.

(c) Conversion of Shares. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2.

2.2 Exchange of Certificates.

(a) Paying Agent. Parent shall designate a bank or trust company that is reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) and to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(c). Parent shall cause the Surviving Corporation to provide to the Paying Agent at or prior to the Effective Time cash necessary to pay for the Shares converted into the right to receive the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). If for any reason the Exchange Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under Section 2.1(c), Parent shall promptly deposit or cause the Surviving Corporation promptly to deposit additional cash with the Paying Agent sufficient to make all payments of Merger Consideration. The Paying Agent may invest the cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or a Book-Entry Share, which immediately prior to the Effective Time represented outstanding Shares, whose shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Paying Agent and shall otherwise be in customary form); and (ii) in the case of holders of Certificates, instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a transfer of Book-Entry Shares, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Book-Entry Shares, and the Book-Entry Shares so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon, and shall not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this SECTION 2.

(d) Termination of Exchange Fund; No Liability. At any time following one (1) year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates and Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If Certificates or Book-Entry Shares are not surrendered prior to two (2) years after the Effective Time, unclaimed Merger Consideration payable with respect to such Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

2.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time, a stockholder who has properly exercised such appraisal rights shall not have any rights of a stockholder of the Company or the Surviving Corporation with respect to such Shares, except those provided under Section 262 of the DGCL. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by him, her or it in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his, her or its right to appraisal, in which case such Shares shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of such holder’s Certificates or Book-Entry Shares, pursuant to Section 2.2. The parties hereby agree and acknowledge that in any appraisal proceeding with respect to the Dissenting Shares, and to the fullest extent permitted by applicable Law, the fair value of the Dissenting Shares will be determined in accordance with Section 262 of the DGCL without regard to the Top-Up Option, the Top-Up Shares or any promissory note delivered by Sub or Parent to the Company in payment for the Top-Up Shares.

(b) The Company shall give Parent (i) prompt written notice of any written demands for appraisal (including copies of such demands), attempted withdrawals of such demands and any other instruments received by the Company relating to rights of appraisal; and (ii) the opportunity to participate in the conduct of all negotiations and proceedings with respect to demands for appraisal. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

2.4 Company Stock Plans and Warrants.

(a) Effective as of the Effective Time, each stock option that is outstanding immediately prior to the Effective Time (each a “Company Option” and collectively, the “Company Options”) granted under the Company’s Equity Compensation Plan, as amended, and 2004 Stock Incentive Plan, as amended (collectively, the “Company Stock Plans”), without regard to the extent then vested and exercisable, shall be cancelled and, in consideration of such cancellation, Parent shall, or shall cause the Surviving Corporation to, promptly following the Effective Time, pay to each holder of Company Options, an amount in respect thereof equal to the product of (x) the excess, if any, of the Offer Price over the exercise price of each such Company Option and (y) the number of Shares then subject thereto (such payment, if any, to be net of applicable Taxes withheld pursuant to Section 2.6 and without interest). Each Company Option that has an exercise price equal to or greater than the Offer Price shall be cancelled with no consideration due to the holder thereof. As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto other than the right to receive the cash payment, if any, contemplated by this Section 2.4(a). Prior to the Effective Time, the Company shall take all actions necessary to effectuate this Section 2.4(a).

(b) Effective as of the Acceptance Time, each restricted stock unit granted by the Company under a Company Stock Plan that is outstanding immediately prior to the Acceptance Time (each, a “Company RSU”) shall vest and shall be settled by the Company through the issuance to each holder thereof of one Share in respect of each Company RSU that so vests (subject to any applicable withholding). At the Effective Time, each Share issued with respect to such former Company RSU shall be converted into the right to receive the Merger Consideration pursuant to Section 2.1. Prior to the Effective Time, the Company shall take all actions necessary to effectuate this Section 2.4(b).

(c) As of the Effective Time, the Company Stock Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled. The Company shall take all actions necessary to effectuate the foregoing, including, but not limited to, sending out the requisite notices, obtaining any necessary resolutions of the Company Board of Directors or a committee thereof, and obtaining all consents necessary to cash out and cancel all Company Options and Company RSUs, so as to ensure that, after the Effective Time, no person shall have any right under the Company Stock Plans or any other plan, program, or arrangement which provides for the issuance or grant of any interest in respect of the capital stock of the Company, except for the right to receive the payments, if any, contemplated by Sections 2.4(a) and 2.4(b) above.

(d) Effective as of the Effective Time, each outstanding warrant to purchase Shares (each, a “Company Warrant”) shall become exercisable for the right to receive the Merger Consideration payable pursuant to Section 2.1 (such payment, if any, to be net of applicable Taxes withheld pursuant to Section 2.6).

2.5 Section 16. The Company Board of Directors shall, to the extent necessary, take appropriate action, prior to or as of the Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement.

2.6 Withholding. Each of Parent, Sub, the Surviving Corporation, the Paying Agent, and the Company shall be entitled to deduct and withhold, and/or cause to be deducted and withheld, from any amounts payable or otherwise deliverable in connection with the transactions contemplated by this Agreement such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of any other federal, state, local or foreign Tax law. To the extent such amounts are so deducted or withheld, such amounts shall be (a) remitted by Parent, Sub, the Surviving Corporation, the Paying Agent, or the Company, as the case may be, to the applicable Governmental Entity and (b) treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid. Any transfer and similar Taxes imposed in connection with the transactions contemplated by this Agreement shall be for the account of the person(s) to whom consideration is payable with respect to such transactions.

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth on the disclosure schedule delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedule”), each section of which qualifies the correspondingly numbered representation or warranty to the extent specified therein and such other representations or warranties to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation or warranty reasonably apparent, the Company hereby makes the following representations and warranties to, and agreements with, Parent and Sub:

3.1 Organization and Qualification.

(a) The Company is a corporation validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted. The Company is qualified or otherwise authorized to transact business as a foreign corporation or other organization and is in good standing in all jurisdictions in which such qualification or authorization is required by Law, except for jurisdictions in which the failure to be so qualified or authorized and in good standing would not have a Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any change, event, circumstance, effect or development (“Change”) that, individually or in the aggregate with all other Changes that exist on the date of determination of the occurrence of a Company Material Adverse Effect, has had or is reasonably likely to have a material adverse effect on (i) the business, financial condition, assets (including intellectual property assets) or results of operations of the Company or (ii) the ability of the Company to consummate the Offer or the Merger; provided, however, that in no event shall Changes resulting from any of the following be taken into account in determining whether there is, has been or would reasonably be expected to be a “Company Material Adverse Effect”: (A) changes in conditions of the economy or securities markets of the United States or any other country or region in the world in general that in the aggregate do not have a materially disproportionate impact on the Company, (B) changes in conditions affecting the biopharmaceutical industry that in the aggregate do not have a materially disproportionate impact on the Company, (C) changes in conditions credit markets, currency markets or other financial markets in the United States or any other country or region in the world that in the aggregate do not have a materially disproportionate impact on the Company, (D) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world that in the aggregate do not have a materially disproportionate impact on the Company, (E) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world that in the aggregate do not have a materially disproportionate impact on the Company; (F) the announcement of this Agreement or the consummation of the transactions contemplated hereby (but not any legal or contractual consequence of the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby); (G) any actions taken or failure to take action, in each case, to which the Parent has approved, consented to in accordance with this Agreement or requested in writing; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement; (H) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof) that in the aggregate do not have a materially disproportionate impact on the Company; or (I) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying facts or circumstances giving rise to any such change may be taken into account in determining whether there has occurred or may, would or could occur a Company Material Adverse Effect if such facts and circumstances are not otherwise excluded from this definition).

(b) The Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as presently in effect, and the Company is not in default in the performance, observation or fulfillment of such documents.

3.2 Authority to Execute and Perform Agreement. The Company has all necessary corporate power and authority to enter into, execute and deliver this Agreement and, subject, in the case of consummation of the Merger, to the adoption of this Agreement by the holders of the Shares, to perform fully its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company Board of Directors. No other corporate action on the part of the Company is necessary to authorize the consummation of the transactions contemplated hereby (other than adoption of this Agreement by the holders of the Shares). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

3.3 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 18,750,000 Shares and 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). Each class of the Company’s capital stock is entitled to the rights and privileges set forth in the Company’s certificate of incorporation. As of the date of this Agreement, (i) 8,852,725 Shares are issued and outstanding and (ii) 120,000 shares of Company Preferred Stock have been designated as Series A Junior

Participating Preferred Stock, all of which were reserved for issuance upon exercise of the preferred stock purchase rights (the “Company Rights”) issuable pursuant to the Rights Agreement, dated as of December 2, 2008, by and between the Company and American Stock Transfer & Trust Company LLC, as rights agent (as amended prior to the date hereof, the “Rights Agreement”). No shares of Company Preferred Stock are issued or outstanding.

(b) Section 3.3(b) of the Company Disclosure Schedule includes a complete list, as of the date of this Agreement, of (i) each option to purchase Shares, including with respect to each such option, the name of the applicable holder, the number of Shares subject to such option, the Company Stock Plan under which such option was granted, the date of grant, the expiration date, the exercise price, whether such option is intended to be an incentive stock option, whether such option by its terms is subject to accelerated vesting in connection with the transactions contemplated by this Agreement and with respect to each option to purchase Shares at an exercise price per share equal to or less than the Offer Price, the applicable vesting schedule, (ii) each outstanding restricted stock unit granted by the Company, including with respect to each such restricted stock unit, the name of the applicable holder, the Company Stock Plan under which such restricted stock unit was granted, the grant date, the applicable vesting schedule, whether such restricted stock unit by its terms is subject to accelerated vesting in connection with the transactions contemplated by this Agreement and, any performance targets or market conditions related to vesting and the repurchase price relating to each grant of a restricted stock unit, (iii) the total number of Shares reserved for future issuance under each Company Stock Plan, and (iv) each outstanding Company Warrant, including the date of grant, the expiration date, the number of Shares subject thereto and the exercise price thereof. The Company Stock Plans (including all amendments) have been duly approved by the Company’s stockholders. Other than the Company Warrants, all equity and equity-based awards granted by the Company have been granted under the Company Stock Plans. All outstanding options to purchase Shares were granted with an exercise price not less than the fair market value of a Share on the relevant date of grant. The Company has made available to the Parent complete and accurate copies of all (w) Company Stock Plans, (x) forms of stock option agreements evidencing options to purchase Shares (and, if individual agreements deviate from the form, individual agreements), (y) forms of agreements evidencing restricted stock units (and, if individual agreements deviate from the form, individual agreements) and (z) forms of the Company Warrants (and, if individual agreements deviate from the form, individual agreements).

(c) Except as set forth in this Section 3.3, Section 3.3 of the Company Disclosure Schedule or as contemplated by this Agreement, (i) there are not as of the date of this Agreement, and at the Acceptance Time there will not be, any equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are not as of the date of this Agreement, and at the Acceptance Time there will not be, any options, warrants, equity securities, restricted stock, restricted stock units, calls, rights, commitments or agreements to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver, sell or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity or voting interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity or voting interests, or obligating the Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, restricted stock, restricted stock unit, call, right, commitment or agreement, other than the Top-Up Option. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or, with the exception of stock options, restricted stock units and warrants listed on Section 3.3(b) of the Company Disclosure Schedule, any similar rights or obligations measured directly or indirectly by the value of Shares or other equity securities of the Company. None of the Company or, to the Company’s knowledge, any of its Affiliates, is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity or voting interests of the Company, other than as set forth in the Purchase Agreement. For all purposes of this Agreement, the term “Affiliate” when used with respect to any person means any other person who is an “affiliate” of that first person within the meaning of Rule 405 under the Securities Act. Except (A) to the extent arising pursuant to applicable state takeover or similar Laws and (B) for the Rights Agreement, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company is bound with respect to any securities of the Company.

(d) All outstanding Shares are, and all Shares subject to issuance as specified in Section 3.3(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation or bylaws or any agreement to which the Company is bound.

(e) There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any Shares or the capital stock of the Company. The Company has no outstanding bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders may vote.

3.4 Company Subsidiaries. The Company does not own an equity interest (including any partnership interest or similar interest) in any Company Subsidiary or Company Joint Venture. As used in this Agreement, “Company Subsidiary” means any corporation, partnership or other organization, whether incorporated or unincorporated, of which (i) the Company or any Company Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by the Company or by any Company Subsidiary, or by the Company and one or more Company Subsidiary. The term “Company Joint Venture” means any corporation or other entity (including partnership, limited liability company and other business association) that is not a Company Subsidiary and in which the Company or one or more Company Subsidiaries owns an equity interest (other than equity interests held for passive investment purposes which are less than 5% of any class of the outstanding voting securities or other equity of any such entity).

3.5 SEC Reports. The Company has filed or furnished (as applicable) all registration statements, forms, reports, certifications and other documents required to be filed by the Company with the SEC since January 1, 2008. All such registration statements, forms, reports and other documents (including those filed or furnished by the Company during such period, whether or not required to be so filed or furnished, and that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports,” and the Company has made available to the Parent copies of all Company SEC Reports to the extent not available on the SEC’s EDGAR system. The Company SEC Reports, after giving effect to any amendments or supplements thereto, (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as of each respective filing date as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Reports and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. The Company has made available to Parent copies of all comment letters received from the SEC and relating to Company SEC Reports for the period from January 1, 2008 through the date of this Agreement and copies of all responses thereto to the extent not available on the SEC’s EDGAR system. Prior to the Closing, the Company will make available to Parent copies of all comment letters received from the SEC and relating to Company SEC Reports for the period from the date of this Agreement through the Closing Date and copies of all responses thereto to the extent not available on the SEC’s EDGAR system. There are (a) no outstanding or unresolved comments from the SEC staff with respect to the Company SEC Documents and (b) no ongoing SEC inquiries or investigations regarding accounting practices of the Company. Section 3.5 of the Company Disclosure Schedule lists all effective registration statements filed by the Company on Form S-3 or Form S-8 or otherwise relying on Rule 415 under the Securities Act.

3.6 Financial Statements.

(a) The financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the financial position of the Company as of the dates indicated and the results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company, except that the unaudited interim financial statements were or are subject to normal and recurring year end adjustments which were or will not be material in amount or effect. The audited balance sheet of the Company as of December 31, 2010 included in the audited financial statements set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 is referred to herein as the “Company Balance Sheet.”

(b) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”). Each required form, report and document (including any amendment thereof and supplement thereto) containing financial statements that has been filed with or submitted or will be filed with or submitted to the SEC since January 1, 2008 was or will be accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and Rule 13a-14 or 15d-14 promulgated under the Exchange Act and, at the time of filing or submission of each such certification, such certification complied or will comply in all material respects with the applicable provisions of the Sarbanes-Oxley Act and Rule 13a-14 or 15d-14 promulgated under the Exchange Act.

(c) The Company maintains a system of internal accounting controls reasonably designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Since the date of the filing of the Company’s most recent annual report on Form 10-K, the Company’s outside auditors and the audit committee of the Company Board of Directors have not been advised of (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which adversely affect the Company’s ability to record, process, summarize and report financial information, or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Any material change in internal control over financial reporting and any significant deficiency or material weakness in the design or operation of internal control over financial reporting required to be disclosed in any Company SEC Report or in any form, report or document filed by the Company with the SEC has been so disclosed and each significant deficiency and material weakness previously so disclosed have been remediated. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of The Nasdaq Stock Market.

(d) The Company is not a party to, or does not have any binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Reports.

3.7 Absence of Undisclosed Liabilities. Except (a) as expressly reflected or reserved against in the Company Balance Sheet (or in the notes thereto) and (b) for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent in all material respects with past practice or in connection with this Agreement or the transactions contemplated hereby, which would not have a Company Material Adverse Effect, the Company does not have any liabilities of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, that would be required to be included on a balance sheet (or the notes thereto) prepared in accordance with GAAP.

3.8 Absence of Adverse Changes. Since the date of the Company Balance Sheet, there has been no Company Material Adverse Effect. From the date of the Company Balance Sheet until the date of this Agreement, except as contemplated hereby, (a) the business of the Company has been conducted in all material respects in the ordinary course of business and (b) the Company has not taken any action that would have required the consent of Parent under Section 5.1(b) (other than clauses (vii), (xii), (xiii), (xiv) or (xx) of Section 5.1(b)), had such action or event occurred after the date of this Agreement.

3.9 Compliance with Laws.

(a) The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity material to the Company’s business (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of the Company or the holding of any such interest (such consents, licenses, permits, grants and authorizations are herein collectively called “Permits”) and all of such Permits are valid and in full force and effect and will continue to be in full force and effect immediately following the Effective Time and, as of the date of this Agreement, no proceeding is pending or, to the knowledge of the Company, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit.

(b) On and after January 1, 2008, and to the knowledge of the Company, for the period prior to January 1, 2008, the Company has complied in all material respects with all federal, state, local or foreign laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity (collectively, “Laws”) relating to any of the property owned, leased or used by the Company, or applicable to its business, including Laws relating to equal employment opportunity, discrimination, occupational safety and health, environmental matters, interstate commerce, anti-kickback, healthcare and antitrust.

(c) Neither the Company, nor, to the knowledge of the Company, any of its directors, officers, employees (acting in their capacities as such), agents, distributors or any other person associated with or acting on behalf of the Company has (i) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time (the “FCPA”), (ii) violated or is in violation of any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), (iii) violated or is in violation of any provision of the UK Bribery Act of 2010 (the “UK Bribery Act”), (iv) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the FCPA or the OECD Convention implementing legislation, or the UK Bribery Act concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”), (v) been subject to any investigation by any Governmental Entity with regard to any Prohibited Payment, or (vi) violated or is in violation of any other Laws regarding use of funds for political activity or commercial bribery. The Company has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, officials of Governmental Entities and other third parties, in accordance with generally accepted accounting principles.

(d) The Company does not have knowledge of any actual or threatened enforcement action by the U.S. Food and Drug Administration (the “FDA”) or any other Governmental Entity which has jurisdiction over the operations of the Company. The Company has not received written notice of any pending or threatened claim by the FDA or any other Governmental Entity which has jurisdiction over the operations of the Company against the Company, and the Company has no knowledge that any Governmental Entity is considering such action.

(e) All material reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or any Governmental Entity, including all registrations and reports required to be filed with clinicaltrials.gov, by the Company have been so filed, maintained or furnished. All such reports, documents, claims, and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to the completeness or accuracy of such filing.

(f) The Company has not received any FDA Form 483, Warning Letter, untitled letter or other correspondence or notice from the FDA or other Governmental Entity alleging or asserting noncompliance with any applicable Laws or Permits, and the Company has no knowledge that the FDA or any Governmental Entity is considering such action.

(g) To the Company’s knowledge, all studies, tests and preclinical and clinical trials being conducted by or on behalf of the Company have been and are being conducted in material compliance with experimental protocols, procedures and controls pursuant to applicable Laws, rules and regulations, including the applicable requirements of Good Laboratory Practices or Good Clinical Practices, as applicable. To the knowledge of the Company, there are no studies, tests or trials the results of which undermine in any material respect the clinical results described or referred to in the Company SEC Reports filed prior to the date hereof, when viewed in the context in which such results are described and the clinical state of development. The Company has not received any notices, correspondence or other communication from the FDA or any other Governmental Entity requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company, or in which the Company has participated and the Company has no knowledge that the FDA or any other Governmental Entity is considering such action. For the purposes of this Agreement, (i) “Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56 and 312, as applicable, and (ii) “Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58.

(h) The development, manufacture, labeling and storage, as applicable, of any drugs or products by the Company has been and is being conducted in material compliance with all applicable Laws including the FDA’s current Good Laboratory Practices, Good Manufacturing Practices and Good Clinical Practices. In addition, the Company has been and is in material compliance with all other applicable FDA requirements, including registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207. For the purposes of this Agreement, “Good Manufacturing Practices” means the current good manufacturing practices for drugs, including the regulations for drugs and finished pharmaceutical products contained in 21 C.F.R. Parts 210 and 211, respectively.

(i) The Company has not, either voluntarily or involuntarily, initiated, conducted, or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice or other notice or action relating to an alleged lack of safety or efficacy of any product or product candidate.

(j) The Company is and at all times since January 1, 2006 has been in material compliance with the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729 et seq.), Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), and any comparable state Laws.

(k) To the knowledge of the Company, the Company has not engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities through any web sites sponsored or operated, or formerly sponsored or operated, by the Company.

(l) The Company operates the business in material compliance with export control Laws, including those administered by the U.S. Department of Commerce and the U.S. Department of State, or asset control laws, including those administered by the U.S. Department of Treasury, that are applicable to the Company or its business as currently conducted.

(m) Neither the Company nor, to the knowledge of the Company, any of its officers, employees, agents or clinical investigators has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company nor, to the knowledge of the Company, any of its officers, employees, or agents has been convicted of any crime or engaged in any conduct that has resulted in or would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar Law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law.

(n) The Company has not marketed, advertised, distributed, sold, or commercialized any product and is not currently marketing, distributing, selling, or otherwise commercializing any product.

3.10 Actions and Proceedings. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement under the appropriate caption pursuant to Item 103 of Regulation S-K, there are no material outstanding orders, judgments, injunctions, decrees or other requirements of any Governmental Entity against the Company or any of its securities, assets or properties. There are no material actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its securities, assets or properties.

3.11 Contracts and Other Agreements.

(a) Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, the Company is not a party to or bound by, and neither it nor its properties are subject to, any contract or other agreement required to be disclosed in a Form 10-K, Form 10-Q or Form 8-K of the SEC which is not disclosed in the Company’s annual reports on Form 10-K, the Company’s quarterly reports on Form 10-Q or the Company’s current reports on Form 8-K filed by the Company prior to the date of this Agreement. All of such contracts and other agreements are valid, in full force and effect, binding upon the Company and, to the knowledge of the Company, binding upon the other parties thereto in accordance with their terms, except to the extent (i) enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity, and (ii) it has previously expired in accordance with its terms. The Company is not in default under any such contracts or agreements, except for defaults which, individually or in the aggregate, would not reasonably be expected to result in termination of any such contract or agreement or result in a material liability, nor, to the knowledge of the Company, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder, except for defaults which, individually or in the aggregate, would not reasonably be expected to result in termination of an agreement or result in a material liability. Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, none of the execution, delivery, or performance of this Agreement, or the commencement or consummation of the Offer, the Merger, or the other transactions contemplated by this Agreement, shall (A) constitute a material default under or give rise to material rights to any party under any of the agreements referred to in this Section 3.11 or (B) create material obligations for, or alter material obligations of, the Company, Parent, Sub or the Surviving Corporation in

addition to those obligations of the Company in effect on the date of this Agreement. True and complete copies of all of the contracts and other agreements referred to in this Section 3.11 have been made available to Parent.

(b) The Company is not a party to any agreement that contains any non-compete or exclusivity provision or limits or purports to limit, curtail or restrict the ability of the Company or any of its affiliates (or which following the consummation of the Offer and the Merger would reasonably be expected to limit the ability of the Surviving Corporation or any of its affiliates) (i) to compete in any line of business, in any therapeutic area, in any geographic area or with any person or (ii) to sell to or to purchase from any other person, other than, in each of clauses (i) and (ii), licenses by the Company from any Person that (A) are not material to the business of the Company as currently conducted, (B) are limited in scope or geographic area and (C) do not otherwise contain such non-compete or exclusivity provisions.

(c) The Company is not a party to any agreement obligating the Company to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which filing has not yet been made, and the Company is in material compliance with each such agreement, all of which are listed on Section 3.11(c) of the Company Disclosure Schedule. No registration rights involving the Company securities shall survive consummation of the Merger.

(d) The Company is not a party to any agreement (i) involving research, development or the license of Proprietary Rights (as defined in Section 3.12(a)) (excluding (x) transfer of material, clinical trial or similar agreements entered into in the ordinary course of business, consistent in all material respects with past practice, (y) agreements with scientific advisors, and (z) any confidentiality agreement entered into using the Company’s standard form of confidentiality agreement), (ii) granting a right of first refusal, or right of first offer or comparable right with respect to Proprietary Rights, (iii) establishing a joint venture, partnership or other arrangement involving a sharing of profits, losses, costs or liabilities with another person, (iv) providing for the payment or receipt by the Company of milestone payments or royalties, (v) including or involving a loan to a director or officer, or (vi) that individually requires or contemplates aggregate expenditures by the Company in any twelve month period of more than $100,000. Copies of the agreements in clauses (i)(x) and (i)(y) above and any confidentiality agreement that is not provided for in clause (i)(z) above have been made available to Parent.

(e) The Company has not entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

(f) The Company is not party to any interest rate, equity or other swap or derivative instrument.

(g) The Company is not party to any standstill agreement (or agreement containing a standstill provision).

3.12 Intellectual Property.

(a) To the knowledge of the Company, the Company owns, is licensed to use, or otherwise has the right to use all Patents (wherein “Patents” is defined, collectively as, all patents, registrations, invention disclosures, and patent applications, including divisionals, provisionals, continuations, continuations-in-part, renewals, supplementary protection certificates, extensions, reissues and reexaminations thereof, and all patents that may issue on such applications), trademarks, service marks, trade names, Trade Secrets (wherein “Trade Secrets” is defined collectively as trade secrets and any other confidential information, including ideas, research and development, know-how, formulations of products, drawings, prototypes, models, designs, manufacturing, production and other processes and techniques, schematics, engineering, production and other designs, business methods, customer lists and supplier lists), copyrights and all other intellectual property (including biological materials), all registrations of any of the foregoing, or applications therefor, and all grants and licenses or other rights running to or (subject to grants and licenses granted to other parties as set forth in Section 3.12(i) of the

Company Disclosure Schedule) from the Company, in each case, that are material to its business as presently conducted (collectively, the “Proprietary Rights”).

(b) Section 3.12(b) of the Company Disclosure Schedule sets forth a true and complete copy of all Patents, trademarks, trademark applications, registered copyrights and copyright registration applications (i) that are owned by the Company, (ii) in which the Company has any ownership rights, or (iii) that are exclusively or non-exclusively licensed to the Company and the Company controls prosecution thereof (collectively, the “Company Intellectual Property”). Such list shall indicate for each item, the record owner, application or registration number, filing, issuance, applicable filing jurisdiction, current status, and an indication of any material product that is being developed to be manufactured or marketed by the Company to which the item relates. The Company Intellectual Property owned by the Company, and to the knowledge of the Company, all other Company Intellectual Property, is subsisting and in full force and effect, and has not been abandoned or dedicated to the public domain or adjudged invalid or unenforceable in any material respect.

(c) Within five (5) business days after the Acceptance Time, but in any event no later than the Effective Time, the Company shall provide Parent with (i) a schedule of any Taxes, maintenance fees or actions with respect to Company Intellectual Property, including in particular those necessary for maintaining the Company Intellectual Property in full force and effect (the “Fee Schedule”), falling due within ninety (90) days of such Acceptance Time, (ii) all material documentation and correspondence relating to any of the Company Intellectual Property, (iii) electronic copies of material documentation relating to any of the Company Intellectual Property to the extent maintained on the Company’s system or Company patent counsel’s system as reasonably available to the Company; provided, that in no event shall the Company be obligated to convert paper files into an electronic format, (iv) a docket report showing all outstanding deadlines for Company Intellectual Property, and (v) bibliographic and docketing information in an electronic form as maintained by the Company as reasonably available to the Company. The Company shall remain responsible for taking care of all pending taxes, fees and actions (whether or not set out in the Fee Schedule) that fall due prior to the Effective Time. As of the Effective Time, the Company’s patent counsel, at Parent’s cost, shall have completed the payment or filing of any pending taxes, fees and actions that fall due within thirty (30) days following the Effective Time.

(d) With respect to Company Intellectual Property that is material to the Company’s business, the Company has taken reasonable steps to avoid revocation, cancellation, or lapse or otherwise adversely affecting its enforceability, use, or priority, and all filings, payments and other actions required to be made or taken to maintain registration, prosecution and/or maintenance of such Company Intellectual Property in full force and effect have been made by the applicable deadline, including by payment when due of all maintenance fees and annuities and the filing of all necessary renewals, statements and certifications With respect to Company Intellectual Property all duties of candor have been complied with. With respect to the Company Intellectual Property, to the Company’s knowledge, all other procedural requirements have been complied with, including inventors having been properly identified on all Patents, all necessary affidavits of inventorship, ownership, use and continuing use and other filings having been timely made, and all necessary maintenance fees and other fees timely paid to file, prosecute, obtain and maintain in effect all such rights in all material respects. Assignment documents have been validly executed and filed with relevant Governmental Entities as necessary to transfer to the Company title to any of the Company’s owned Company Intellectual Property previously owned by a third party and to record such transfer. To the Company’s knowledge, each of the Company’s owned Patents that is material to the Company’s business properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent was issued or such patent application is pending. The named inventors of each of the Company’s owned Patents that is material to the Company’s business have assigned the Company’s owned Patents to the Company. All assignments to the Company of the Company Intellectual Property owned by the Company are valid and enforceable.

(e) To the Company’s knowledge, the practice of Company Intellectual Property in the business of the Company does not infringe upon the proprietary rights of others, and, to the Company’s knowledge, during the past five (5) years, the Company has not received any charge, complaint, claim, demand, or notice (whether in writing, electronic form or otherwise) alleging any interference, infringement, misappropriation, violation or conflict of the proprietary rights of others (including any claim that the Company or any of its Affiliates must license or refrain from using any intellectual property rights).

(f) To the Company’s knowledge, during the past five (5) years no third party has asserted any competing claim of right to use or own any of the Company Intellectual Property. In particular, there is no litigation, opposition, interference, inventorship challenge, refusal, cancellation, or proceeding pending, asserted or threatened against the Company concerning the ownership, validity, registerability, enforceability, duration, scope, priority, or other violation of any Company Intellectual Property or a licensed right to use any Company Intellectual Property. In the past five (5) years, the Company and its representatives have not sent any letter or other written communication to any third party regarding any alleged or suspected infringement or misappropriation of any Company Intellectual Property.

(g) The Company owns all right, title and interest to and in the Company’s owned Company Intellectual Property free and clear of any material encumbrances. The Company Intellectual Property owned by the Company, and to the knowledge of the Company, all other Company Intellectual Property is free and clear of all mortgages, liens, security interests, leases, pledges, title retention agreements or other similar exceptions to title which affect the Company Intellectual Property or restrict the use by the Company of the Company Intellectual Property in any way.

(h) Section 3.12(h) of the Company Disclosure Schedule sets forth a true and complete list of all agreements under which the Company has been granted an exclusive or non-exclusive license from a third party.

(i) Section 3.12(i) of the Company Disclosure Schedule sets forth a true and complete list of all agreements under which the Company has granted an exclusive or non-exclusive license in any of the Company Intellectual Property to a third party.

(j) Section 3.12(j) of the Company Disclosure Schedule sets forth all agreements under which royalties or other obligations are owed to third parties in connection with the sale of products and services relating to the business of the Company. Except as set forth in Section 3.12(j) of the Company Disclosure Schedule, the Company has not agreed to, and has no obligation to, indemnify any third party for or against any interference, infringement, misappropriation or other conflict with respect to Proprietary Rights. No infringement, misappropriation or similar claim or action is pending or, to the Company’s knowledge, threatened against the Company or any other person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or action.

(k) To the knowledge of the Company, none of the activities of the employees of the Company violates any agreement or arrangement which any such employees have with former employers. To the knowledge of the Company, all current and former employees and consultants who contributed to the discovery or development of any of the subject matter of the Company’s owned patent applications did so either (x) within the scope of their employment such that, in accordance with applicable Law, all rights to such developed subject matter became the exclusive property of the Company or (y) pursuant to written agreements assigning all rights to such developed subject matter to the Company.

(l) To the Company’s knowledge, assignment documents assigning to Company all rights of such employees, contractors and consultants have been duly filed in all relevant patent offices worldwide for all patent applications and patents owned in whole or in part by Company. To the knowledge of the Company, each current or former employee, contractor or consultant of the Company who has proprietary knowledge of or information relating to Trade Secrets of the Company has executed and delivered to the Company an agreement or agreements restricting such person’s right to use and disclose confidential information of the Company.

(m) Except as would not have a Company Material Adverse Effect, there are no settlements, injunctions, forbearances to sue, consents, judgments, or orders or similar obligations to which the Company is party that: (i) restrict the use, exploitation, assertion or enforcement of any Proprietary Rights anywhere in the world; (ii) restrict the conduct of the business of the Company or any of its employees; or (iii) grant third parties any material rights under Proprietary Rights. No current or former director, officer, consultant or employee of the Company will, after giving effect to the Offer and the Merger, own any Proprietary Rights that are material to the businesses of the Company as presently conducted.

(n) To the Company’s knowledge, the Company has taken reasonable steps to protect the confidentiality and value of all material Trade Secrets and other confidential information that are owned, used or held by the Company in confidence, including entering into licenses and contracts that require employees, licensees, contractors, and other persons with access to material Trade Secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such Trade Secrets. To the knowledge of the Company and except as would not have a Company Material Adverse Effect, (i) no material Trade Secret of the Company has been disclosed or authorized to be disclosed to any third party in violation of confidentiality obligations to the Company and (ii) no party to a nondisclosure agreement with the Company is in breach or default thereof.

(o) To the knowledge of the Company and except as would not have a Company Material Adverse Effect, the execution of, the delivery of, the consummation of the Offer and Merger contemplated by, and the performance of the Company’s obligations under, this Agreement will not result in any: (i) loss, encumbrance on, or impairment of any Proprietary Rights, (ii) breach of any license agreement, (iii) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other person, or (iv) the grant, assignment or transfer to any other person of any license or other right or interest under, to or in any of the Company Intellectual Property.

(p) No government funding nor government, academic or non-profit research facilities or personnel were used, directly or indirectly, to develop or create, in whole or in part, any of the owned Company Intellectual Property.

3.13 Insurance. All policies or binders of material fire, liability, product liability, workers’ compensation, vehicular, directors’ and officers’ and other material insurance held by or on behalf of the Company are in full force and effect in all material respects, are reasonably adequate for the businesses engaged in by the Company and are in conformity in all material respects with the requirements of all material leases or other agreements to which the Company is a party and, to the knowledge of the Company, are valid and enforceable in accordance with their terms. The Company is not in default in any material respect with respect to any provision contained in such policy or binder nor has the Company failed to give any material notice or present any material claim under any such policy or binder in due and timely fashion. All premiums for each such policy or binder have been paid for the current period, and there are no outstanding premium finance payments due for such period. There are no material outstanding unpaid claims under any such policy or binder. The Company has not received notice of cancellation or non-renewal of any such policy or binder. To the knowledge of the Company, all applications for the Company’s currently effective directors’ and officers’ insurance were true, correct and complete in all material respects when submitted to the carrier. There are no gaps in insurance coverage for the Company, no coverage limits of insurance policies covering the Company have been exhausted and to the Company’s knowledge, all of the insurers of the Company remain solvent and able to pay claims.

3.14 Commercial Relationships. None of the Company’s material suppliers, collaborators, distributors, licensors or licensees or service providers, during the last twelve months, has canceled or otherwise terminated its relationship with the Company or has materially and adversely altered its relationship with the Company. The Company has not received any written notice from any such entity, to terminate, cancel or otherwise materially and adversely modify its relationship with the Company.

3.15 Tax Matters.

(a) For purposes of this Agreement, the term “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means all United States federal, state, local, political subdivision and governmental agency, and all non-U.S., income, profits, franchise, gross receipts, payroll, transfer, sales, employment, social security, unemployment insurance, workers’ compensation, use, real property, personal property, services, environmental, registration, license, utility, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, capital, withholding and any other taxes, and fees, charges, levies, excises, duties, impositions or assessments in each case in the nature of a tax imposed by or on behalf of any taxing authority, together with all interest, penalties and additions imposed on or with respect to such amounts, including any liability for taxes of a predecessor entity. “Tax Return” means any return, declaration, report, certificate, bill, document, claim for refund, tax shelter disclosure statements or information return or statement filed or required to be filed with any taxing authority in connection with the determination, assessment, collection or imposition of any Taxes, including any schedules and attachments thereto and any amendments thereof.

(b) All U.S. federal income and other material Tax Returns required to be filed by, or with respect to, the Company have been timely and properly filed. All such Tax Returns were and are true, correct and complete in all material respects, and all material Taxes required to be paid by the Company, whether or not shown on any Tax Return, have been paid except for those Taxes that are (i) not yet due and payable, or (ii) to the extent not yet due and payable, being contested in good faith by appropriate proceedings, and for which, in each case, reserves have been appropriately accrued on the Company Balance Sheet (appropriately adjusted for accruals through the Closing Date in the ordinary course of business, and consistent in all material respects with past practice) where accrual is required by GAAP. No claim has ever been made in writing and, to the knowledge of the Company no claim has been made, by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(c) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes (i) not yet due and payable or (ii) to the extent not yet due and payable, being contested in good faith by appropriate proceedings and for which, in each case, reserves have been appropriately accrued on the Company Balance Sheet (appropriately adjusted for accruals through the Closing Date in the ordinary course of business, and consistent in all material respects with past practice) where accrual is required by GAAP.

(d) No audit is currently pending or threatened in writing with respect to any Tax Return of the Company, and to the knowledge of the Company, no audit is threatened with respect to any U.S. federal or other material Tax Return of the Company. No deficiency for any Taxes has been proposed, asserted, threatened or assessed against the Company in writing nor, to the knowledge of the Company, has any such deficiency been threatened with respect to any U.S. federal or other material Taxes of the Company.

(e) The Company has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of the Company, and no such extensions or waivers have been requested, in each case, to the extent that such waiver or extension is still in effect. There is no power of attorney with respect to any Tax matter currently in force with respect to the Company.

(f) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company has, in accordance with generally accepted accounting principles, made appropriate accruals for such Taxes (excluding any “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) in the Company’s books and records.

(g) The Company has withheld all material amounts required to be withheld from the wages, salaries and other payments to (i) employees, independent contractors, creditors, stockholders of or consultants to the Company, and (ii) any other third party. Such withheld amounts were either duly paid to the appropriate taxing authority to the extent due and payable or, to the extent not due and payable, reserved for to the extent required by GAAP. The Company has complied in all material respects with all record keeping and reporting requirements in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(h) The Company is not a party to or bound by, nor does it have any obligation under, any Tax sharing agreement or similar contract or arrangement. The Company does not have any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(i) The Company is not, or was not during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j) The Company has not distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Sections 355 or 361 of the Code.

(k) Since December 31, 2006, the Company has not (i) changed any of its financial or Tax accounting methods, policies or practices, except as required by a change in generally accepted accounting principles or SEC rules, regulations or guidelines or applicable Law, (ii) made, revoked, or amended any material Tax election of the Company, (iii) filed any amended Tax Return or claim for refund of the Company, (iv) entered into any closing agreement affecting any material Tax liability or refund of the Company, or (v) settled or compromised any material Tax liability or refund of the Company.

(l) The Company has made available to Parent complete and correct copies of all Tax Returns, examination reports, cost sharing or similar arrangements and statements of deficiencies assessed against or agreed to by the Company filed or received by the Company since December 31, 2006.

(m) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax law) made prior to the Closing Date or (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax law) executed during the six (6) year period ending on the Closing Date.

(n) The Company has not engaged in any “reportable transaction” identified pursuant to Treasury Regulation Section 1.6011-4 or any corresponding or similar provisions of state, local or non-U.S. Law.

(o) The Company has not made any payments, and has not been and is not a party to any agreement, contract, arrangement or plan that could result in it making payments, that have resulted or could result, separately or in the aggregate, in the payment of any “parachute payment” within the meaning of Section 280G of the Code or in the imposition of any excise Tax under Section 4999 of the Code (or any corresponding provisions of state, local or foreign tax law), that were not or would not be deductible under Section 162 or 404 of the Code or that were or will be required to be included in gross income under Section 409A(a)(1)(A). The Company is not a party to, nor is otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of the excise Tax imposed by Section 4999 of the Code (or any corresponding provisions of state, local or non-U.S. Tax law).

3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Schedule lists each employee benefit plan (as hereinafter defined) (i) which benefits or is intended to benefit any current or former employee, director, consultant or independent contractor of the Company or any ERISA Affiliate (as defined in Section 3.16(b)), or the beneficiaries or dependents of any such Person, or (ii) that is maintained, contributed (or required to be contributed) to, or sponsored by the Company, or (iii) to which the Company is a party, or (iv) with respect to which the Company has any liability, including any contingent liability (collectively, the “Plans”). For purposes of the preceding sentence, an “employee benefit plan” is any of the following: (A) a “employee benefit plan” described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (B) a stock bonus, stock option, stock purchase, restricted stock, restricted stock unit, stock appreciation right, or other equity-based plan, policy, program, agreement or arrangement; (C) an incentive, bonus, deferred compensation, welfare-benefit, retiree medical or life insurance, retirement, supplemental retirement, termination, salary continuation, severance, change in control, or any fringe benefit or other similar employee benefit plan, policy, program, agreement or arrangement, whether written or unwritten or (D) an individual employment, consulting, severance or other similar agreement. With respect to each Plan, the Company has made available to Parent, a true and complete copy of each of the following, together with all amendments: (T) if the Plan has been reduced to writing, the Plan documents embodying the Plan (U) if the Plan has not been reduced to writing, a written summary of all material Plan terms, (V) in the case of any funded Plan, the trust agreement or similar instrument, (W) for each Plan subject to the requirement that annual reports be filed on a Form 5500, the two most recently filed annual reports, with schedules, financial statements and auditor’s opinion attached, (X) in the case of each Plan intended to be qualified under Section 401(a) of the Code, the most recent Internal Revenue Service (“IRS”) determination or opinion letter applicable to the Plan and any related correspondence, or a copy of any pending request for such determination, (Y) all related custodial agreements, insurance policies (including fiduciary liability insurance covering the fiduciaries of the Plan), administrative services and similar agreements, and investment advisory or investment management agreements, if any, and (Z) copies of the most recent summary plan description, summaries of material modifications or similar summary and any employee handbook or similar employee communications referencing the Plan.

(b) Neither the Company nor any other person (including an entity) that together with the Company is or at any relevant time was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company, an “ERISA Affiliate”) has ever contributed or been required to contribute to, or has ever sponsored, maintained or participated in, (i) a “pension plan” (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (iii) a “single employer pension plan” (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA, or (iv) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or a “welfare benefit fund” within the meaning of Section 419(e) of the Code.

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination or opinion letter from the IRS on the form of such Plan and no such determination or opinion letter has been revoked, and revocation has not been threatened. No such Plan has been amended since the date of its most recent determination or opinion letter in any respect, and to the knowledge of the Company there are no facts or circumstances that would be reasonably likely to adversely affect its qualification.

(d) Each Plan, including any associated trust or fund, has been maintained and administered at all times in all material respects in accordance with its terms. Each Plan, including any associated trust or fund, has been established and administered in material compliance with the applicable provisions of ERISA, the Code and other applicable Law (including, where applicable, non-U.S. Law). Nothing has occurred with respect to any Plan that has subjected or could subject the Company or any ERISA Affiliate to any liability or penalty under Section 502 of ERISA or to any excise tax under the Code, or that has subjected or could subject any participant in, or beneficiary of, a Plan to a tax under Section 4973 of the Code, in each case other than occurrences or omissions that would not reasonably be expected to result in material liability to the Company. All filings and reports with respect to each Plan required to have been submitted to the IRS, the United States Department of Labor, or any other Governmental Entity have been duly and timely submitted.

(e) No Plan provides health, life or disability insurance, or other welfare benefits to former employees of the Company, and the Company has no obligation to provide any such benefits following retirement or other termination of employment, in each case except for benefit continuation coverage to the extent required under Part 6 of Subtitle B of Title I of ERISA or as provided in the arrangements set forth on Section 3.16(e) of the Company Disclosure Schedule during periods for which such benefit continuation coverage would be required by the terms of such arrangements.

(f) With respect to each Plan, no administrative investigation, inquiry, audit or other proceeding by the IRS, Department of Labor, or other Governmental Entity, and no other lawsuit, claim, or other controversy, other than routine claims for benefits in the ordinary course of business and proceedings with respect to qualified domestic relations orders, is pending or, to the knowledge of the Company, threatened. No Plan is presently the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(g) With respect to each Plan, all material contributions (including salary reduction contributions), premiums and other payments (i) to the extent due, have been timely made, and (ii) to the extent not yet due, have been appropriately accrued on the books of the Company where accrual is required by GAAP.

(h) The Company, and if applicable, the relevant plan administrator, has at all relevant times properly classified each provider of services to the Company as an employee or independent contractor, as the case may be, for all purposes relating to each Plan for which such classification could be relevant.

(i) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) with respect to any service provider to the Company complies and has been operated in compliance with the applicable requirements of Section 409A of the Code and the regulations promulgated thereunder, except for any instances of non-compliance that would not result in a material liability to the Company or the affected service provider. The Company is not a party to, nor is otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Tax imposed by Section 409A(a)(1)(B) of the Code.

(j) Except as disclosed on Section 3.16(j) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any employee, director, officer, consultant or independent contractor of the Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, officer, consultant or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Plan, (iv) otherwise give rise to any liability under any Plan or (v) limit or restrict the right to amend, terminate or transfer the assets of any Plan on or following the Effective Time.

(k) No Plan is subject to the Laws of a jurisdiction other than the United States, whether or not United States Law also applies. For purposes of the preceding sentence, the Commonwealth of Puerto Rico, Guam, American Samoa, the Northern Marianna Islands and the Virgin Islands shall be considered jurisdictions other than the United States.

(l) Each Plan and its related documentation or agreement, summary plan description, or other written communication distributed generally to employees by its terms expressly and adequately reserves the right to amend and terminate such Plan, and each Plan may be terminated without liability to the Company, except for benefits accrued through the date of termination and the administrative and professional costs incurred in such transaction. No Plan subject to Title I of ERISA includes in its assets any securities issued by the Company.

3.17 Employee Relations.

(a) True and complete information as to the name, current job title, date of hire/election and base salary for each of the last two (2) years of all employees, directors and executive officers of the Company as of the date of this Agreement has been provided or otherwise made available to Parent. Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, (i) all employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to wages, compensation and benefits accrued before the termination and (ii) the Company’s relationships with all individuals who act as independent contractors or other service providers to the Company can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to compensation or payments accrued before termination.

(b) The Company (i) is in compliance in all material respects with all applicable Laws respecting labor and employment, employment practices, terms and conditions of employment and wages and hours, (ii) is not liable for any arrears of wages, salaries, commissions, bonuses or other direct compensation for any services performed or amounts required to be reimbursed to any employees or consultants or any material taxes or any material penalty for failure to comply with any of the foregoing, (iii) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice) and (iv) has complied in all respects with all Laws in respect of any reduction in force, including notice, information and consulting requirements.

(c) No work stoppage or labor strike against the Company is pending or, to the knowledge of the Company, threatened. The Company is not involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, audit, investigation or litigation relating to labor, safety or discrimination matters involving any employee or by or before any governmental agency, authority, administrative or regulatory body, court, tribunal or other entity, including charges of unfair labor practices or discrimination complaints that, if adversely determined, could reasonably be expected to result in material liability to the Company. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act that could reasonably be expected to result in material liability to the Company. The Company is not presently, nor has it been in the past, a party to or bound by any collective bargaining or other similar agreement or union contract with respect to employees other than as set forth in Section 3.17 of the Company Disclosure Schedule and no collective bargaining agreement is being negotiated by the Company. No union organizing campaign or activity with respect to non-union employees of the Company is ongoing, pending or, to the knowledge of the Company, threatened and no petition has been filed or proceedings instituted by an employee or group of employees of the Company with the National Labor Relations Board or other labor relations board seeking recognition of a bargaining representative.

(d) Section 3.17(d) of the Company Disclosure Schedule sets forth a list of all individual independent contractors performing services for the Company or under contract to perform such future services for the Company as of the date of this Agreement. All such individuals have acknowledged in writing that they are independent contractors with respect to the Company. Accurate and complete copies of all written agreements with any such independent contractor have been made available to Parent. Other than the employees, directors and executive officers described in Section 3.17(a) and the independent contractors described in this Section  3.17(d), no other individuals provide services to the Company.

3.18 Property.

(a) The Company has good title to all of its material properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice), or with respect to leased properties and assets, valid and enforceable leasehold interests in such properties and assets, in each case, free and clear of all imperfections of title, encroachments, liens, easements and similar restrictions, except (i) liens for current Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith by appropriate proceedings and (ii) such imperfections of title, encroachments, liens, easements and restrictions as do not and would not reasonably be expected to materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties. There are no written or oral subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any real property leased by the Company (collectively, the “Real Property”), and there is no person in possession of the Real Property other than the Company.

(b) To the knowledge of the Company, there is no pending or threatened eminent domain, condemnation or similar proceeding affecting any Real Property leased by the Company. To the knowledge of the Company the property and equipment of the Company that are used in the operations of business, taken as a whole, are, in all material respects, in good operating condition and repair, reasonable wear and tear excepted.

(c) Section 3.18(c) of the Company Disclosure Schedule lists all Real Property currently or previously leased by the Company. The Company has never owned any Real Property.

3.19 Environmental Matters.

(a) The Company has at all times materially complied with all Environmental Laws and Environmental Permits. There are no material unbudgeted or unreserved environmental capital expenditures necessary to achieve or maintain compliance with current Environmental Laws and Environmental Permits. Nor are there any pending, unresolved or, to the Company’s knowledge, threatened enforcement actions against the Company, its businesses, operations, real property or Leased Properties, alleging any material non-compliance with Environmental Law or Environmental Permits.

(b) The Company has at all times obtained and maintained in effect all material Environmental Permits required under all applicable Environmental Laws and, where applicable, timely filed applications for renewal or modification of such Environmental Permits. No such Environmental Permit is subject to review, major modification, revision, rescission, public notice and comment or prior consent by Governmental Authority as a result of the consummation of the transaction contemplated by this Agreement.

(c) Except for matters that have been fully resolved, the Company has not received written notice from any person or Governmental Entity of actual, potential, alleged, or threatened Environmental Liability or environmental non-compliance, and the Company does not have knowledge of any past or present fact, condition, event or circumstance (including the presence, release, threatened release, or exposure to Hazardous Materials at, in, under, on, or adjacent to any property currently or formerly owned, leased or used by the Company, or at any other location) that would reasonably be expected to result in material Environmental Liability or materially prevent or interfere with the Company’s compliance with Environmental Laws.

(d) The Company has made available to Buyer all reports, assessments, audits, plans, agreements, policies, guidance, data, records, material correspondence (in each case whether in printed or electronic form), prepared by or on behalf of or which are in the possession of the Company, and which relate to environmental, health or safety matters, obligations or conditions affecting its business, operations, assets, facilities or property (including Real Property).

(e) To the Company’s knowledge, there is no environmental or health and safety matter that reasonably would be expected to result in a material Environmental Liability for the Company.

(f) For purposes of this Agreement:

(i) “Environmental Law” means any applicable Law (including principles of common law) and binding administrative or judicial interpretations thereof relating to (A) human and occupational health and safety; (B) pollution or the protection of the environment (including indoor and outdoor air, water vapor, surface water, groundwater, wetlands, drinking water supply, surface or subsurface land), natural resources and human health and safety; or (C) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, manufacture, disposal, possession, handling, labeling, presence, or the release or threatened release of, Hazardous Materials and any Law relating to recordkeeping, notification, disclosure, registration, and reporting requirements respecting Hazardous Materials.

(ii) “Environmental Liability” means any and all losses relating to the Company, its business, operations, assets, facilities or property, whether owned, occupied, operated or leased, arising from or relating to any actual, potential, alleged or threatened: (A) failure to comply with any requirement of an Environmental Law; (B) failure to obtain, maintain in effect or comply with any required Environmental Permit; (C) actual or alleged obligation to undertake or pay for environmental investigation, risk assessment, monitoring, remediation or restoration; or (D) harm or injury, actual or alleged, to any real property, to any person, to public health, or to any natural resource due to Hazardous Materials.

(iii) “Environmental Permits” means all permits, licenses, certificates, approvals or authorizations required to be held by the Company or any of its businesses or operations pursuant to an Environmental Law.

(iv) “Hazardous Materials” means any and all materials (including substances, chemicals, compounds, mixtures, products, byproducts, biologic agents or vectors, living or genetically modified materials, culture, serum, wastes, pollutants and contaminants) that are (A) listed, characterized or regulated pursuant to Environmental Law; (B) identified or classified as “hazardous,” “toxic,” “dangerous,” “pollutant,” “contaminant,” “explosive,” “corrosive,” “flammable,” “radioactive,” “reactive,” “infectious,” “contagious,” “special waste,” “blood-borne pathogen” or a word of similar import under any Environmental Law; (C) capable of causing harm or injury to human health, natural resources or the environment; or (D) oils, petroleum, petroleum products, wastes or byproducts, asbestos or asbestos containing materials, lead-based-paint, toxic mold, radon, polychlorinated biphenyls, urea formaldehyde, explosives, bacteria or fungi.

3.20 No Breach. Except for (a) filings with the SEC under the Exchange Act, (b) filings with the Secretary of State of the State of Delaware contemplated herein and (c) matters listed in Section 3.20 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) violate any provision of the certificate of incorporation or bylaws of the Company, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, require any notice or action under, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both) a default under, any instrument, contract or other agreement to which the Company is a party or to which the Company or its assets or properties is bound or subject, (iii) subject to obtaining the Company Stockholder Approval (to the extent required by applicable Law to consummate the Merger), violate any Law applicable to the Company or by which any of the Company’s assets or properties is bound, (iv) violate any Permit, (v) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body, or (vi) result in the creation of any lien or other encumbrance on the assets or properties of the Company, excluding from the foregoing clauses (ii), (iii), (iv), (v), and (vi) violations, conflicts, modifications, breaches, terminations, accelerations and defaults which, and filings, notices, actions, permits, consents and approvals the absence of which would not have a Company Material Adverse Effect and would not materially interfere with the ability of the Company to consummate the transactions contemplated hereby.

3.21 Board Approvals; Anti-Takeover; Vote Required.

(a) The Company Board of Directors, at a meeting duly called and held at which all directors were participating, has unanimously (i) duly and validly approved and taken all corporate action required to be taken by the Company Board of Directors to authorize this Agreement and the consummation of the transactions contemplated hereby (including the Top-Up Option and the consideration payable for the Top-Up Shares pursuant to Section 1.10), (ii) resolved that the transactions contemplated hereby are advisable and in the best interests of the stockholders of the Company, (iii) subject to the other terms and conditions of this Agreement, including Section 5.2, resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Sub pursuant to the Offer, and, if required by applicable Law, adopt this Agreement, (iv) approved all necessary actions to render the Rights Agreement inapplicable to the Offer, the Merger and any other transactions contemplated hereby and to terminate the Rights Agreement as of the Effective Time (v) approved all necessary actions to terminate the proxies granted to the Company by Parent under the Purchase Agreement, (vi) approved an amendment in the form attached hereto as Annex V to the Collaborative Research and License Agreement dated as of August 13, 2007, by and between the Company and Parent, as amended on September 17, 2009 and September 21, 2010. As of the date of this Agreement, none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified.

(b) The Company has taken all action necessary such that the restrictions contained in Section 203 of the DGCL will not apply to the execution, delivery or performance of this Agreement and the Tender and Voting Agreements with the Principal Stockholders. There is no North Carolina antitakeover statute applicable to the execution, delivery or performance of this Agreement or the Tender and Voting Agreements with the Principal Stockholders. The Company Board of Directors has taken such action as is necessary with respect to the Rights Agreement such that the execution and delivery of this Agreement and the Tender and Voting Agreements with the Principal Stockholders and the and the transactions contemplated hereby will not (i) result in Parent or Sub becoming an “Acquiring Person” under the Rights Agreement or (ii) result in the grant of any rights to any person under the Rights Agreement or enable, require or cause the preferred stock purchase rights under the Rights Agreement to become exercisable, detach from the Company Common Stock, be exercised or deemed exercised, or be distributed or otherwise triggered.

(c) If approval by the Company’s stockholders is required under the DGCL to approve and adopt this Agreement, the only vote necessary for such approval is the affirmative vote of the holders of a majority of the outstanding Shares.

(d) The Company (acting through a compensation committee of the Company Board of Directors composed solely of independent directors (as such term is used in Rule 14d-10(d) under the Exchange Act)) has taken all steps necessary to cause each compensation, severance or other benefit agreement, arrangement or understanding between the Company and any of its current or former officers, directors or employees to be approved as an employment compensation arrangement to the extent necessary to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) under the Exchange Act. The Company has provided copies of all resolutions adopted or actions taken in connection with the approval of such employment compensation arrangements for purposes of satisfying the non-exclusive safe harbor provisions of Rule 14d-10(d)(2) under the Exchange Act.

3.22 Financial Advisor; Estimated Expenses.

(a) The Company Board of Directors has received the opinion of J.P. Morgan Securities LLC to the effect that, as of the date of such opinion and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Offer and the Merger, by the holders of the Shares is fair, from a financial point of view, to such holders. The Company shall forward to Parent, solely for informational purposes and in accordance with Section 6.2, a copy of the written version of such opinion promptly following the execution of this Agreement and in no event later than two (2) business days after the date of this Agreement.

(b) Other than J.P. Morgan Securities LLC, no broker, finder, agent or similar intermediary has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company, or any action taken by the Company. The Company previously has provided or made available to Parent a copy of the J.P. Morgan Securities LLC engagement letter, and the fees set forth therein are the only fees payable to J.P. Morgan Securities LLC.

(c) Section 3.22(c) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of the estimated Company Transaction Expenses incurred and to be incurred by the Company (including the fees and expenses of J.P. Morgan Securities LLC and of the Company’s legal counsel and accountants).

3.23 Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9, including any amendments thereof and supplements thereto, will not, as of the time of the filing of the Schedule 14D-9 and at the time of dissemination of the Offer Documents, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9, including any amendments thereof and supplements thereto, will comply in all material respects with the provisions of applicable Laws and, on the date filed with the SEC and on the date first published or sent or given to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9, including any amendments thereof and supplements thereto, based on information furnished by Parent or Sub expressly for inclusion therein. Each member of the Company Board of Directors and each executive officer of the Company has advised the Company that his or her current intention is to tender all Shares, if any, beneficially owned by him or her pursuant to the Offer.

SECTION 4 - REPRESENTATIONS AND WARRANTIES OF PARENT

Parent and Sub hereby make the following representations and warranties to the Company:

4.1 Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and have the requisite corporate power and authority to carry on their businesses as now being conducted. Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and all of its issued and outstanding capital stock is owned, beneficially and of record, by Parent. Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Sub has not and, prior to the Acceptance Time, will not have incurred, directly or indirectly, any material obligations or liabilities or engaged in any business activities.

4.2 Authority to Execute and Perform Agreement.

(a) Parent and Sub have the corporate power and authority to enter into, execute and deliver this Agreement and to perform fully their obligations hereunder and the transactions contemplated hereby. The Board of Directors of Sub has approved this Agreement and the transactions contemplated hereby. No approval by Parent’s stockholders or board of directors is required to consummate the transactions contemplated hereby. No other corporate action on the part of Parent or Sub is necessary to consummate the transactions contemplated hereby (other than the adoption of this Agreement by Parent as the sole stockholder of Sub, which adoption shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of each of Parent and Sub, enforceable against them in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

(b) Except for (i) filings with the SEC under the Exchange Act and (ii) filings with the Secretary of State of the State of Delaware contemplated herein, the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby will not (v) violate any provision of the organizational documents of Parent or Sub, (w) violate any Law applicable to Parent or Sub or by which any of their respective assets or properties is bound, (x) violate any governmental permit, (y) require any filing with, notice to, or permit, consent or approval of, any Governmental Entity, or (z) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, require any notice or action under, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both) a default under, any instrument, contract or other agreement to which the Parent or Sub is a party or to which Parent, Sub or their respective assets or properties are bound or subject, excluding from the foregoing clauses (w), (x), (y) and (z) violations, conflicts breaches, modifications and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Sub to perform its obligations under this Agreement or to consummate the Offer, the Merger or any of the other transactions contemplated hereby.

4.3 Information in the Offer Documents. The information supplied by either of Parent or Sub expressly for inclusion or incorporation by reference in the Offer Documents or the Schedule TO, including any amendments thereof and supplements thereto, will not, as of the time of filing of the Schedule TO and at the time of dissemination of the Offer Documents, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule TO, including any amendments thereof and supplements thereto, will comply in all material respects with the provisions of applicable Laws and, on the date filed with the SEC and on the date first published or sent or given to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that neither of Parent or Sub makes any representation or warranty with respect to statements made in the Schedule TO, including any amendments thereof and supplements thereto, based on information furnished by the Company expressly for inclusion therein.

4.4 Financing. Parent currently has available to it, and Parent will cause Sub or Surviving Corporation, as applicable, to have, (i) at the Acceptance Time and at all times up to and including the Effective Time, sufficient unrestricted funds to pay in full for all Shares validly tendered into the Offer, subject to the terms and conditions of the Offer and this Agreement, and (ii) at the Effective Time and at all times thereafter, sufficient unrestricted funds to pay in full the Merger Consideration, subject to the terms and conditions of this Agreement.

4.5 Financial Advisor. No broker, finder, agent or similar intermediary has acted on behalf of Parent or Sub in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Parent or Sub, or any action taken by Parent or Sub.

4.6 Absence of Litigation. On the date of this Agreement, there is no action pending or, to the knowledge of the Parent, threatened against the Parent or any of its subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated hereby. None of the Parent or its subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Sub to perform its obligations under this Agreement or to consummate the Offer, the Merger or any of the other transactions contemplated hereby.

4.7 No Additional Representations. The Parent acknowledges and agrees that except as expressly set forth in SECTION 3 of this Agreement, neither the Company nor any of its Representatives has made any representation or warranty, express or implied, to the Parent or any of its representatives in connection with this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby. Without limiting the generality of the foregoing, the Parent acknowledges and agrees that neither the Company nor any of its Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company made available to the Parent and its representatives, except as expressly set forth in SECTION 3 of this Agreement. Without limiting the foregoing, except as expressly set forth in SECTION 3 of this Agreement, neither the Company nor any of its Representatives makes any representation or warranty to the Parent with respect to any financial projection or forecast relating to the Company that may have been made available to the Parent.

SECTION 5 - COVENANTS AND AGREEMENTS

5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earliest to occur of (i) the Effective Time, (ii) the date on which the Parent or Sub have appointed a majority of the members of the Company Board of Directors or (iii) the date on which this Agreement has been terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, except to the extent (I) Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (II) required by applicable Law or (III) as otherwise expressly provided in this Agreement or in Section 5.1 of the Company Disclosure Schedule (x) use commercially reasonable efforts to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and regulations, (y) pay its debts and Taxes when due, subject to good faith disputes over such debts and Taxes, and (z) pay or perform other material obligations when due. Without limiting the generality of the foregoing, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) and except as required by applicable Law or as otherwise specifically provided in this Agreement or in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall observe the following covenants:

(a) Affirmative Covenants Pending Closing. The Company shall:

(i) Use commercially reasonable efforts to preserve intact and keep available the services of present employees of the Company (it being understood that commercially reasonable efforts shall not include the requirement to pay any stay bonus, retention bonus or enter into any similar arrangements with employees in connection with the transactions contemplated by this Agreement);

(ii) Use commercially reasonable efforts to keep in effect casualty, product liability, workers’ compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of this Agreement;

(iii) Subject to Section 5.1(b) below, use commercially reasonable efforts to preserve the business of the Company, to develop, commercialize and pursue regulatory approvals for the product candidates of the Company, and use commercially reasonable efforts to keep the properties of the Company substantially intact, to preserve its goodwill and business, to maintain all physical properties in such operating condition as will permit the conduct of its business on a basis consistent in all material respects with past practice, and to perform and comply in all material respects with the terms of the contracts referred to in Section 3.11;

(iv) Use commercially reasonable efforts to preserve and protect the Proprietary Rights; and

(v) Notify and consult with Parent promptly (A) after receipt of any material communication from any Governmental Entity or inspections of any manufacturing or clinical trial site and before giving any material submission to a Governmental Entity in connection with any product candidate or program of the Company or any of the matters set forth in this clause (A), and (B) prior to making any material change to a study protocol, adding new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its product candidates or programs.

(b) Negative Covenants Pending Closing. The Company shall not:

(i) Amend or propose to amend the certificate of incorporation or bylaws of the Company or amend the terms of any outstanding security of the Company except as contemplated by SECTION 2 of this Agreement;

(ii) Split, combine, subdivide or reclassify any shares of capital stock of the Company;

(iii) Declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the capital stock of the Company;

(iv) Redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any shares of capital stock;

(v) Issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant any restricted stock, restricted stock units or warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of the Company, or grant to any third party any right the value of which is based on the value of Shares or other capital stock, other than the issuance of Shares reserved for issuance upon the conversion or exercise of convertible securities outstanding on the date of this Agreement and disclosed in this Agreement or in the Company Disclosure Schedule, including the issuance of Shares upon the exercise of the Company Options;

(vi) Acquire (1) (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions any capital stock in any third party or any business or division of any third party or all or substantially all of the assets of any third party (or any business or division thereof) or (2) any material asset, lease, investment, capital contribution or interest in real property other than in the ordinary course of business consistent in all material respects with past practice;

(vii) Except as contemplated by this Agreement, enter into, terminate or materially amend any contract or other agreement disclosed or required to be disclosed in a Form 10-K, Form 10-Q or Form 8-K of the SEC or any other material license, development, research, collaboration, clinical trial, service or lease agreement or statement of work with any third party, other than any termination or amendment in the ordinary course of business consistent in all material respects with past practice;

(viii) Commence any activity in connection with any clinical trial or study relating to the Company’s ICA-105665 compound;

(ix) Authorize, incur or commit to incur any individual capital expenditure in excess of $50,000 or capital expenditures in the aggregate that exceed $100,000;

(x) Transfer, lease, sublease, license, sublicense, sell, mortgage, pledge, dispose of, or encumber any assets with a fair market value in excess of $25,000 individually or $50,000 in the aggregate to any person, other than in the ordinary course of business consistent in all material respects with past practice;

(xi)(1) Incur or assume any indebtedness (other than trade debt in the ordinary course of business and on terms consistent in all material respects with past practice) or issue any debt securities; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the indebtedness of any other person; (3) make any loans, advances or capital contributions to, or investments in, any other person other than customary advances to employees for travel and business expenses in the ordinary course of business consistent in all material respects with past practice;

(xii)(A) Increase the compensation payable to or to become payable to any officer, director, employee, agent or consultant, or (B) enter into any employment, severance, retention, bonus, tax gross-up or other similar agreement or arrangement with any officer, director, employee, agent or consultant of the Company, or adopt, or increase the benefits (including fringe benefits) under, any Plan, except (1) in each case, as required by Law or as required pursuant to an existing agreement disclosed in Section 5.1(b)(xii) of the Company Disclosure Schedule and (2) in the case of actions contemplated by subclause (A), with respect to employees with an annual base salary less than $100,000, agents or consultants, in each case, who are not officers or directors, in the ordinary course of business consistent with past practice but only to the extent that any of the foregoing does not materially increase the benefits or compensation expense to the Company; or make any loans to any of its directors, officers or employees, agents or consultants other than customary advances to employees for travel and business expenses in the ordinary course of business consistent with past practice, or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to a Plan or otherwise;

(xiii) Hire or promote any employees, agents or consultants, other than hires or promotions of employees, agents or consultants who are not officers or directors with annual base salary or expected annualized payments for services of less than $100,000, in the ordinary course of business consistent with past practice;

(xiv) Except as otherwise provided for in Sections 2.4(a) and (b) of this Agreement, establish, adopt, pay, agree to pay, grant or accelerate any pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, group insurance, vacation pay, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment agreement with or for the benefit of any director, officer or employee of the Company, whether past or present, or amend in any respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing, except (y), in each case, as required by Law or as required by existing agreements described in Section 5.1(b)(xiv) of the Company Disclosure Schedule and (z) amendments to any broad-based employee benefit plans sponsored or maintained by the Company, that do not materially increase the benefits or compensation expense to the Company;

(xv) Announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company, other than routine employee terminations in the ordinary course of business consistent with past practice;

(xvi) Enter into any agreement or arrangement that in any material respect limits or otherwise restricts the Company or, upon consummation of the transactions contemplated by this Agreement, Parent or Surviving Corporation or any successor thereof from engaging or competing in any line of business or in any location;

(xvii) Enter into any collective bargaining agreement or other agreement with a labor union, workers council or similar organization;

(xviii) Change any of its accounting methods in a manner that materially affects its assets, liabilities or business or that would require the Company to restate, or become obligated to restate, any financial statements included in the Company’s most recent annual report on Form 10-K, except for such changes required by applicable Law or in order to comply with generally accepted accounting principles;

(xix)(1) Make any Tax election, prepare or file any Tax Return, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, except, in each case, in the ordinary course of business and consistent with past practice, or (2) file any amended Tax Return, revise or amend any Tax election, settle or compromise any Tax liability (including via any voluntary disclosure agreement), change any annual Tax accounting period, enter into any closing agreement with respect to Taxes or surrender any right to claim a Tax refund;

(xx) Commence, settle or compromise any pending or threatened suit, action or claim which (1) involves payment of monetary damages, net of insurance proceeds actually received, in excess of $100,000 in the aggregate or imposes equitable relief on, or the admission of wrongdoing by, the Company, (2) would involve restrictions on the business activities of the Company, or (3) would involve the issuance of Company securities;

(xxi) Except as required by applicable Law or as contemplated by this Agreement, convene any regular or special meeting (or any adjournment or postponement thereof) of the shareholders of the Company;

(xxii) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger); or

(xxiii) Enter into any agreement, contract, commitment or arrangement to do any of the foregoing or authorize or commit to take any of the foregoing actions.

(c) Cash Management. The Company shall use reasonable best efforts to ensure that cash and cash equivalents on the Company’s balance sheet as of the date of expiration of the Offer shall exceed $11,000,000 if such date occurs on or prior to August 31, 2011, $9,750,000 if such date occurs after August 31, 2011 and on or prior to September 30, 2011 and $8,500,000 if such date occurs after September 30, 2011 and on or prior to the Outside Date (in each case, exclusive, whether or not previously paid, of all Company Transaction Expenses).

5.2 No Solicitation.

(a) The Company has and has caused its officers, directors, employees, investment bankers, attorneys, accountants or other agents (collectively, “Representatives”) to have, ceased and terminated all existing discussions and negotiations with any persons with respect to any offer or proposal for any transaction or series of related transactions, other than the transactions contemplated hereby, for: (A) any consolidation, business combination, merger or similar transaction involving the Company; (B) any recapitalization, restructuring, liquidation or dissolution of the Company; (C) any issuance by the Company of fifteen percent (15%) or more of its equity securities, including pursuant to the At Market Issuance Sales Agreement dated as of March 15, 2011 by and between the Company and McNicoll, Lewis and Vlak LLC; or (D) any sale, lease, exchange, transfer, exclusive license or disposition of assets of the Company for consideration equal to fifteen percent (15%) or more of the market value of all of the outstanding Shares on the last trading day prior to the date of this Agreement or fifteen percent (15%) of the total assets of the Company (each of clauses (A)-(D), an “Acquisition Proposal”). Except as provided in this Section 5.2, from the date of this Agreement until the earlier of termination of this Agreement or the Acceptance Time, the Company shall not, nor shall it authorize or permit any of its Representatives to, directly or indirectly (i) initiate, solicit or knowingly encourage, or knowingly take any action for the purpose of facilitating the making of, any offer or proposal which constitutes or is reasonably likely to lead to an Acquisition Proposal, (ii) enter into any agreement, arrangement or commitment, including any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or similar agreement (an “Alternative Acquisition Agreement”), providing for an Acquisition Proposal or enter into any agreement, arrangement or commitment that requires the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, (iii) accept, approve, endorse or recommend an Acquisition Proposal, or (iv) engage in negotiations or discussions with, or provide any non-public information or data to, any person (other than Parent or any of its Affiliates or representatives) relating to any Acquisition Proposal. The Company agrees that any violations of the restrictions set forth in this Section 5.2 by any of its Representatives shall be deemed to be a breach of this Section 5.2 by the Company. Notwithstanding the foregoing, nothing contained in this Section 5.2 or any other provision hereof shall prohibit the Company or the Company Board of Directors from directing any person to the provisions of this Agreement, from taking and disclosing to the Company’s stockholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board of Directors, failure to so disclose would be inconsistent with its fiduciary duties under applicable Law; provided, however, that this sentence shall not affect the obligations of the Company and the Company Board of Directors and the

rights of Parent and Sub under Sections 5.2(c), 5.2(d) and 5.2(e) to the extent applicable to such disclosure; and provided, further, that any disclosure pursuant to this sentence of Section 5.2(a) other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be an Adverse Recommendation Change (and, accordingly, shall be subject to Sections 8.1(e)(i)(A) and 8.2(b)) unless the Company Board of Directors expressly reaffirms its recommendation of the Offer to the Company’s stockholders.

(b) Notwithstanding the foregoing, prior to the acceptance of, and payment for, Shares pursuant to the Offer (the “Acceptance Time”), the Company and its Representatives may furnish information and data to any person (and such person’s representatives) pursuant to a confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and may negotiate and participate in discussions and negotiations with such person (and such person’s representatives) concerning an Acquisition Proposal if, and only if, such person has, in the absence of any breach of Section 5.2(a), submitted a bona fide written Acquisition Proposal that the Board of Directors determines in good faith, after consultation with its financial advisor, is or could reasonably be expected to lead to a Superior Proposal. From and after the date hereof and prior to the Acceptance Time, the Company shall promptly (and in any event within one (1) business day) notify the Parent in the event that the Company or its Representatives receives an Acquisition Proposal or any inquiry relating to an Acquisition Proposal or potential Acquisition Proposal from a person (or such person’s Representatives) who could reasonably be expected to be capable of making an Acquisition Proposal. The Company shall provide Parent promptly (and in any event within such one (1) business day period) with the identity of such person and a copy of such Acquisition Proposal or inquiry (or, where any such Acquisition Proposal or inquiry is not in writing, a description of the material terms and conditions of such Acquisition Proposal or inquiry) including any material modifications thereto. The Company shall keep the Parent reasonably informed (orally and in writing) on a prompt basis (and in any event no later than one (1) business day after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Acquisition Proposal (including the material terms and conditions thereof and of any material modification thereto), including furnishing copies of any material written inquiries, correspondence, and draft documentation. Without limiting the foregoing, the Company shall promptly (and in any event within one (1) business day) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. The Company shall not enter into any agreement with any person subsequent to the date of this Agreement that would restrict the Company’s ability to provide such information to Parent, and the Company is not currently party to any agreement that prohibits the Company from providing the information described in this Section to Parent. The Company (A) shall not terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it is or becomes a party in connection with any Acquisition Proposal and (B) shall use commercially reasonable efforts to enforce the provisions of any such agreement. The Company will promptly provide to Parent any non-public information or data concerning the Company provided or made available pursuant to this Section 5.2(b) which was not provided or made available to Parent. For purposes of this Agreement, a “Superior Proposal” is an unsolicited bona fide written Acquisition Proposal to acquire more than fifty percent (50%) of the equity securities or total assets of the Company pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization, or a sale or exclusive license of its assets, (A) on terms which the Company Board of Directors determines in its good faith judgment to be more favorable to the holders of Shares than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement, including the timing and likelihood of consummating the transactions contemplated by such proposal and this Agreement, and (B) which the Company Board of Directors has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

(c) Except as set forth herein, neither the Company Board of Directors nor any committee thereof shall withdraw, withhold, qualify or modify in a manner adverse to Parent, or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Parent, the recommendation by the Company Board of Directors or any such committee of the Offer, this Agreement, or the Merger (an “Adverse Recommendation Change”). The Company shall promptly following a determination by the Company Board of Directors that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(d) Notwithstanding anything in Section 5.2(c) or this Agreement to the contrary, prior to the Acceptance Time, if (i) the Company receives a written bona fide Acquisition Proposal from a third party, (ii) a material breach by the Company of Section 5.2 of this Agreement has not contributed to the making of such Acquisition Proposal, and (iii) the Company Board of Directors concludes in good faith, after consultation with outside counsel and its financial advisors, that such Acquisition Proposal constitutes a Superior Proposal after giving effect to any adjustments to the terms of this Agreement which may be offered by Parent and are irrevocable during the Notice Period (as defined below), the Company Board of Directors may, if it determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, (A) effect an Adverse Recommendation Change and/or (B) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (B), and any purported termination pursuant to the foregoing clause (B) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company (1) pays the fee required by and pursuant to the terms of Section 8.2 and (2) immediately following such termination enters into a binding definitive Alternative Acquisition Agreement for such Superior Proposal; and provided, further, that the Company Board of Directors may not effect a change of its recommendation pursuant to the foregoing clause (A) or terminate this Agreement pursuant to the foregoing clause (B) unless (1) the Superior Proposal did not directly or indirectly result from a material breach by the Company of this Section 5.2, (2) the Company shall have provided prior written notice to Parent (it being understood and agreed that the provision of such notice, in and of itself, shall not constitute an Adverse Recommendation Change), at least three (3) business days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided Parent with a copy of the proposed Alternative Acquisition Agreement with respect to such Superior Proposal, (3) prior to effecting such Adverse Recommendation Change or terminating this Agreement to enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall have made its Representatives available during the Notice Period to discuss with the Parent’s representatives any adjustments in the terms and conditions of this Agreement that may be proposed by Parent and are irrevocable during the Notice Period so that such Acquisition Proposal ceases to constitute a Superior Proposal, and (4) following any discussions described in the immediately preceding clause (3), the Company Board of Directors determines in good faith that such Acquisition Proposal continues to constitute a Superior Proposal. In the event of any material revisions to the terms of the Superior Proposal after the start of the Notice Period, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice. Notwithstanding the foregoing, if fewer than three (3) business days remains before the then scheduled expiration date of the Offer, the Notice Period with respect to the Company Board of Directors effecting a change of its recommendation pursuant to the foregoing clause (A) shall equal twenty-four (24) hours, provided, however, that, in such a circumstance, the Notice Period with respect to the Company terminating this Agreement pursuant to the foregoing clause (B) shall remain three (3) business days. Any Adverse Recommendation Change shall not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other Law to be inapplicable to the transactions contemplated by this Agreement, including each of the Offer and the Merger, or to the Tender and Voting Agreements.

(e) Notwithstanding the foregoing, the Company Board of Directors may make an Adverse Recommendation Change in the absence of a Superior Proposal if the Company Board of Directors has concluded in good faith, after consultation with its outside counsel, that (A) such Adverse Recommendation Change is in response to a material development or change in circumstances occurring or arising after the date of this Agreement that was not known to the Company Board of Directors at the date of this Agreement and not relating to an Acquisition Proposal or inquiry for an Acquisition Proposal and (B) failure to make such an Adverse Recommendation Change would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, provided, however, that the Company Board of Directors shall not make such an Adverse Recommendation Change unless the Company has (i) provided to Parent at least three (3) business days’ prior written notice (or such shorter period as remains prior to the scheduled expiration date of the Offer) advising Parent that the Company Board of Directors intends to take such action and specifying the reasons therefor in reasonable detail (it being understood and agreed that the provision of such notice, in and of itself, shall not constitute an Adverse Recommendation Change) and (ii) during such three (3) business day, or shorter, period, if requested by Parent, the Company shall have made its Representatives available to discuss with the Parent’s representatives any adjustments in the terms and conditions of this Agreement to obviate the need or reason for the Adverse Recommendation Change.

(f) The Company shall promptly (but in no event later than two (2) business days after the date of this Agreement) request, to the extent permitted under the terms of any such agreement, that each individual or entity that has executed a confidentiality agreement in connection with a potential Acquisition Proposal within the past fifteen (15) months return (or destroy, to the extent permitted by the terms of the applicable confidentiality agreement) all confidential information furnished to such individual or entity by or on behalf of the Company.

SECTION 6 - ADDITIONAL AGREEMENTS

6.1 Proxy Statement. If required by the Exchange Act, the Company shall, as soon as practicable following the Acceptance Time, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company, Parent and Sub shall use their reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the adoption of this Agreement by the required vote of the holders of the outstanding Shares (the “Company Stockholder Approval”) there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement to the extent required by applicable Law. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC. Subject to the terms and conditions of this Agreement, the Proxy Statement shall contain the recommendation of the Company Board of Directors in favor of the Merger. The Proxy Statement (and any amendment thereof and supplement thereto) at the date mailed to the Company’s stockholders and at the time of any meeting of the Company stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Sub expressly for inclusion in the Proxy Statement, including any amendments thereof and supplements thereto. The Proxy Statement, including any amendments thereof and supplements thereto, as to information supplied by the Company for inclusion therein, will comply as to form in all material respects with the provisions of applicable Laws. The information supplied by either of Parent or Sub expressly for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof and supplement thereto), at the date mailed to the Company’s stockholders and at the time of any meeting of the Company stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.2 Schedule 14D-9. In connection with the draft Schedule 14D-9 provided to Parent pursuant to Section 1.2(b), the Company shall provide to Parent a copy of the Company financial advisor’s fairness opinion, the summary of the analysis underlying such fairness opinion to be included in the Schedule 14D-9 and a copy of the relevant portion of the Company financial advisor’s presentation to the Company Board of Directors related thereto.

6.3 Meeting of Stockholders of the Company. If, following the Tender Completion Time, the adoption of this Agreement by the holders of Shares is required under the DGCL in order to consummate the Merger, the Company shall take all actions in accordance with applicable Law, the Company’s certificate of incorporation and bylaws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, a Special Meeting. For purposes of this Agreement, the term “Tender Completion Time” means the latest to occur of (a) the Acceptance Time, (b) the closing of the purchase of the Top-Up Shares unless such closing has not occurred on or prior to the twentieth (20) business day following the later of (i) the expiration date of the Offer or (ii) the expiration of any subsequent offering period, in which case clause (b) shall not apply, and (c) if a subsequent offering period is commenced by Sub, the expiration of such subsequent offering period related to the Offer.

6.4 Nasdaq; Post-Closing SEC Reports. Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under applicable Laws and rules and policies of The Nasdaq Stock Market to enable the delisting by the Surviving Corporation of the Shares from The Nasdaq Stock Market and the deregistration of the Shares under the Exchange Act promptly after the Effective Time. Parent will cause the Surviving Corporation to file with the SEC (a) a Form 25 on the Closing Date and (b) a Form 15 on the first business day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Surviving Corporation is reasonably likely to be required to file any reports pursuant to the Exchange Act during the Delisting Period, the Company will deliver to Parent at least one (1) business day prior to the Closing a draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”).

6.5 Access to Information. During the Pre-Closing Period, Parent shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of the Company as Parent may reasonably request with respect to the transactions contemplated hereby. All information and data obtained by Parent and its employees and representatives shall be held subject to the terms of the Confidentiality Agreement. Any such investigation and examination shall be conducted at reasonable times during business hours upon reasonable advance notice and under reasonable circumstances so as to minimize disruption to or impairment of the Company’s business. No investigation by Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement. The Company shall not be required to permit any inspection or other access, or to disclose any information that in the reasonable judgment of the Company would: (A) result in the disclosure of any trade secrets of any third party, (B) violate any obligation of the Company with respect to confidentiality entered into prior to the date of this Agreement, (C) violate or result in the loss or material impairment of any information subject to the attorney-client privilege or the attorney work product doctrine or (D) violate any Law.

6.6 Public Disclosure. The initial press release concerning the Offer and the Merger shall be a joint press release and, thereafter, so long as this Agreement is in effect, neither Parent, Sub nor the Company will disseminate any press release or other announcement concerning the Merger, the Offer or this Agreement or the other transactions contemplated by this Agreement to any third party, except as may be required by Law or by any listing agreement with a national stock exchange, without the prior consent of each of the other parties hereto, which consent shall not be unreasonably withheld or delayed. The parties have agreed to the text of the joint press release announcing the execution of this Agreement. Notwithstanding the foregoing, without prior consent of the other party, each party (a) may communicate information that is not confidential information of the other party with financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law and (b) may disseminate material substantially similar to material included in a press release or other document previously approved for external distribution by the other parties.

6.7 Regulatory Filings; Reasonable Efforts.

(a) As promptly as practicable after the date hereof, each of Parent, Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated hereby, including any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” Laws and the securities Laws of any foreign country, or any other applicable Laws or rules and regulations of any Governmental Entity relating to the Offer and the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.7 to comply in all material respects with all applicable Laws and rules and regulations of any Governmental Entity.

(b) Each of Parent, Sub, and the Company shall promptly supply the other with any information which may be reasonably required in order to effectuate any filings or applications pursuant to this Section 6.7.

(c) Each of Parent, Sub and the Company will notify the others promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Laws and rules and regulations of any Governmental Entity. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.7(a), Parent, Sub or the Company, as the case may be, will inform the others promptly after becoming aware of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated hereby, including complying in all material respects with all applicable Laws and with all rules and regulations of any Governmental Entity and using its reasonable best efforts to accomplish the following: (i) the causing of all of the conditions set forth in SECTION 7 and in Annex I to be satisfied and to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby, (ii) the obtaining of all reasonably requested actions or nonactions, waivers, consents, clearances, approvals, orders and authorizations from Governmental Entities and the making of all reasonably requested registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), (iii) the obtaining of all reasonably requested consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated hereby, and to carry out fully the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other transactions contemplated hereby, use all commercially reasonable efforts to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, this Agreement and the other transactions contemplated hereby. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and Sub shall use its reasonable best efforts to take, or cause to be taken, all such necessary actions. Parent shall cause Sub to fulfill all of Sub’s obligations under, and pursuant to, this Agreement. The

Company will use its reasonable best efforts to obtain any consent, approval, or waiver with respect to the agreements referred to in Section 3.11 such that the representations and warranties in Section 3.11 are true and correct. Notwithstanding the foregoing, the Company shall only be required to pay any material fee, penalties, or other consideration to any third party at the Acceptance Time (with respect to any consent, approval or waiver required for consummation of the Offer) or at or after the Acceptance Time (with respect to any consent, approval or waiver required for consummation of the Merger) to obtain any consent, approval or waiver required for consummation of the Offer or the Merger. Nothing in this Agreement shall require Parent, the Surviving Corporation or any other subsidiary of Parent to, or proffer, permit or agree to, sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, whether as a condition to obtaining any approval from, or to avoid potential litigation or administrative action by, a Governmental Entity or any other person or for any other reason.

(e) From and after the date hereof, the Company shall reasonably cooperate with any requests by Parent and Sub relating to any audit of the Company’s financial statement that may be required by Parent or Sub as of the Effective Time. All information and data obtained by Parent and its employees and representatives shall be held subject to the terms of the Confidentiality Agreement. Any such investigation and examination shall be conducted at reasonable times during business hours upon reasonable advance notice and under reasonable circumstances so as to minimize disruption to or impairment of the Company’s business. No investigation by Parent or Sub shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement. The Company shall not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of the Company would: (i) result in the disclosure of any trade secrets of any third party, (ii) violate any obligation of the Company with respect to confidentiality entered into prior to the date of this Agreement, (iii) violate or result in the loss or material impairment of any information subject to the attorney-client privilege or the attorney work product doctrine or (iv) violate any Law.

6.8 Notification of Certain Matters; Litigation. Each party shall give prompt notice to the other parties upon obtaining knowledge (a) that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect or is reasonably likely to become untrue or inaccurate in any material respect, (b) of any failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) of the occurrence of any event that would otherwise cause any condition set forth in Annex I from becoming satisfied in any material respect at any time from the date hereof to the Acceptance Time; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties, the conditions to the obligations of the parties under this Agreement or the remedies available to the party receiving such notification; provided, further, that failure to give any such notice shall not be treated as a breach of covenant for the purposes of paragraph (d) of Annex I or Section 8.1(c) or 8.1(d), as applicable, unless such failure to give notice that a representation or warranty made by it in this Agreement (without regard to the words “materially” or “material or to any qualification based on the defined term “Company Material Adverse Effect” set forth therein) has become untrue or inaccurate and the failure of such representation or warranty to be true and accurate would have a Company Material Adverse Effect. Without limiting the foregoing, the Company shall, within twenty-four (24) hours after it has knowledge of any of the following notify Parent of (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, (b) any substantive written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and (c) any actions, suits, claims, investigations or proceedings instituted or threatened in writing against the Company or any of its directors or officers, including by any stockholder of the Company, before any court or Governmental Entity, which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or relating to this Agreement or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions. Parent shall have the right to participate in the defense of any such actions, suits, claims, investigations or proceedings under clause (c) above, and the Company shall consult with Parent regarding the defense or settlement of any such actions, suits, claims, investigations or proceedings and shall consider Parent’s views with respect to such actions, suits, claims, investigations or proceedings.

6.9 Indemnification.

(a) From and after the Acceptance Time through the six-year anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company (the “Indemnified Parties” and, each, an “Indemnified Party”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, actually and reasonably incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or agent of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company is obligated to indemnify and hold harmless such individuals on the date of this Agreement pursuant to the Company’s certificate of incorporation and bylaws as in effect on the date of this Agreement. Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation to the fullest extent that the Company is obligated to advance expenses to such individuals on the date of this Agreement pursuant to the Company’s certificate of incorporation and bylaws as in effect on the date of this Agreement; provided that any Indemnified Party to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable Law.

(b) Parent agrees that any rights to indemnification, exculpation and advancement of expenses now existing in favor of any Indemnified Party as provided in the Company’s certificate of incorporation and bylaws, in effect as of the date hereof, with respect to matters occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six (6) years after the Effective Time. During such period, Parent shall not, nor shall it permit the Surviving Corporation to, amend, repeal or otherwise modify such provisions for indemnification, exculpation and advancement of expenses in any manner that would adversely affect the rights of the Indemnified Parties in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), unless such modification is required by Law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(c) Subject to the next sentence, the Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, (i) maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time, the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of two hundred fifty percent (250%) of the last annual premium paid prior to the Effective Time (such two hundred fifty percent (250%), the “Maximum Premium”), or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance (a “Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term, provided, however, that the Parent may, in lieu thereof, and shall have the final decision making ability to, purchase a substitute policy with the same coverage limits and substantially similar terms as in the Reporting Tail Endorsement proposed to be purchased by the Surviving Corporation. If the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or canceled during such six (6) year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and the Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Current D&O Insurance. However, prior to the Company or Surviving Corporation taking any actions on this expiration, termination or cancellation during such six (6) year period, described in the previous sentence, the Parent shall be provided the opportunity and have the final decision making ability to purchase as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Current D&O Insurance.

(d) In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall assume and succeed to the obligations set forth in this Section 6.9.

(e) The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and representatives.

6.10 Directors.

(a) Promptly upon the Acceptance Time, Parent shall be entitled to designate such number of directors on the Company Board of Directors as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the product of (x) the total number of directors on the Company Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by (y) the percentage that (I) the number of Shares then owned by Parent, Sub, or any other subsidiary of Parent bears to (II) the number of such Shares outstanding, and the Company shall, at such time, cause Parent’s designees to be so elected; provided, however, that in the event that Parent’s designees are appointed or elected to the Company Board of Directors, until the Effective Time, the Company Board of Directors shall have at least three (3) directors who are directors on the date of this Agreement and who are not officers of the Company (the “Independent Directors”); and provided, further, that, in such event, if the number of Independent Directors shall be reduced below three (3) for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three (3) persons to fill such vacancies who are not officers or Affiliates of the Company, Parent or Sub, and are “independent directors” of the Company for purposes of Nasdaq Marketplace Rule 5605(a)(2) as in effect on the date hereof, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. At such time, the Company shall, upon Parent’s request, also cause persons elected or designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of (i) each committee of the Company Board of Directors, and (ii) each committee (or similar body) of the Company Board of Directors, in each case only to the extent required by applicable Law or the rules of any stock exchange on which the Shares are listed. Subject to applicable Law, the Company shall take all action reasonably requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub’s designees). In connection with the foregoing, the Company shall promptly, at the option of Sub, either increase the size of the Company Board of Directors or obtain the resignation of such number of its current directors, or both, as is necessary to enable Sub’s designees to be elected or appointed to the Company Board of Directors as provided above.

(b) Notwithstanding anything in this Agreement to the contrary, if Parent’s designees constitute a majority of the Company Board of Directors after the Acceptance Time and prior to the Effective Time, then the affirmative vote of a majority of the Independent Directors (or if only one (1) exists, then the vote of such Independent Director) shall be required to (i) amend or terminate this Agreement by the Company or by mutual written consent, (ii) exercise or waive any of the Company’s rights, benefits or remedies hereunder, if such action would materially and adversely affect holders of Shares other than Parent or Sub, (iii) amend the certificate of incorporation or bylaws of the Company, (iv) take any other action of the Company Board of Directors under or in connection with this Agreement or the transactions contemplated hereby; (v) extend the time for performance of any of the obligations of the Parent or the Sub hereunder, (vi) waive any condition to the Company’s obligations hereunder, or (vii) authorize any agreement between the Company, on the one hand, and the Parent, Sub or any of their Affiliates, on the other hand. The Independent Directors shall have, and the Parent shall cause the Independent Directors to have, the authority to retain such counsel (which may include current counsel to the Company) and other advisors (which may include current advisors to the Company) at the expense of the Company as determined by the Independent Directors, and the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

6.11 Employee Matters. If the employment of any Company employee is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such Company employee would have received severance benefits under the Company’s severance policy as set forth in Section 6.11 of the Company Disclosure Schedule, Parent will cause the Surviving Corporation to provide such Company employee with severance benefits that are at least equal to the severance benefits that would have been paid under such Company severance policy. The provisions of this Section 6.11 are solely for the benefit of the parties to this Agreement, and no provision of this Section 6.11 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof.

6.12 401(k). Except with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company shall not (i) make any discretionary contribution to the Company’s 401(k) plan, other than employer matching contributions at the rate in effect immediately prior to the date of this Agreement, or (ii) make any required contribution to the Company’s 401(k) plan in Shares. If requested by Parent in writing, the Company shall terminate the Company’s 401(k) plan immediately prior to the Effective Time.

6.13 FIRPTA Certificate. Prior to each of the Acceptance Time and the Effective Time, the Company shall execute and deliver to Parent and Sub a certificate substantially in the form provided by, and in accordance with, Treasury Regulation sections 1.1445-2(c)(3) and 1.897-2(h), such form to be reasonably satisfactory to Parent, certifying that the Shares do not constitute “United States real property interests” within the meaning of Section 897(c)(1) of the Code and the regulations thereunder, establishing that no withholding is required with respect to payments in connection with the transactions contemplated by this Agreement (a “FIRPTA Certificate”). If Parent and Sub shall have failed to receive a FIRPTA Certificate prior to each of the Acceptance Time and the Effective Time, Parent and Sub may withhold, or cause to be withheld, from any amounts payable or otherwise deliverable in connection with the transactions contemplated by this Agreement in accordance with the requirements of section 1445 of the Code.

SECTION 7 - CONDITIONS PRECEDENT TO THE OBLIGATION OF PARTIES TO

CONSUMMATE THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or written waiver at or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted by the requisite vote of the holders of the Shares, to the extent required pursuant to the certificate of incorporation of the Company and the DGCL.

(b) Statutes; Court Orders. No statute, rule, executive order or regulation shall have been enacted, issued, enforced or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing or making illegal the consummation of the Merger.

SECTION 8 - TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a) By mutual written consent of Parent and the Company duly authorized by the Board of Directors of Parent and the Company Board of Directors;

(b) By either Parent or the Company:

(i) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, and such order, decree or ruling or other action shall have become final and non-appealable, or there shall exist any statute, rule or regulation, in each case, permanently restraining, enjoining or otherwise prohibiting (collectively, “Restraints”) the consummation of the Offer or the Merger; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall have used reasonable best efforts to prevent the entry of and to remove such Restraints; or

(ii) if the Acceptance Time has not occurred by November 9, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Acceptance Time to occur by such date;

(c) By Parent if, prior to the Acceptance Time, there has been a breach by the Company of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach or inaccuracy has resulted in the conditions set forth in paragraphs (c) or (d) of Annex I not being satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within twenty (20) days following notice by Parent thereof or such breach or inaccuracy is not reasonably capable of being cured);

(d) By the Company if, prior to the Acceptance Time, there has been a breach by Parent or Sub of, or any inaccuracy in, any representation, warranty, covenant or other agreement of Parent or Sub set forth in this Agreement, which breach or inaccuracy is reasonably expected to prevent Parent or Sub from performing in all material respects its obligations and covenants required to be performed by it under this Agreement (and such breach or inaccuracy has not been cured within twenty (20) days following notice by the Company thereof or such breach or inaccuracy is not reasonably capable of being cured);

(e) By Parent, at any time prior to the Acceptance Time, if (i) (A) the Company Board of Directors shall have effected an Adverse Recommendation Change (including an Adverse Recommendation Change pursuant to Section 5.2(e)), (B) the Company Board of Directors shall have recommended (or publicly proposed to do so) to the Company’s stockholders an Acquisition Proposal (other than the Offer and the Merger) or approved any such Acquisition Proposal (or publicly proposed to do so), or the Company shall have publicly announced its intention to enter into an Alternative Acquisition Agreement or shall have entered into an Alternative Acquisition Agreement, (C) following the date any Acquisition Proposal or any material modification thereto is first made public, sent or given to the shareholders of the Company, the Company fails to issue a press release that expressly reaffirms the Company Board of Directors’ recommendation in support of the Offer and the Merger within five (5) Business Days following Parent’s written request to do so (which request may only be made once with respect to any such Acquisition Proposal and each material modification thereto), or (D) the Company Board of Directors shall have failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to an Acquisition Proposal (other than the Offer and the Merger) in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act within ten (10) business days after the commencement of such tender or exchange offer; or (ii) the Company shall have violated or breached in any material respect its obligations under Section 5.2 and prior to termination under this Section 8.1(e)(ii) the Company has received an Acquisition Proposal;

(f) At any time prior to the Acceptance Time, by the Company, pursuant to and in compliance with the terms of Section 5.2(d), in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal;

(g) By the Company (i) if, for any reason, Sub shall have failed to commence the Offer by the date that is fifteen (15) business days after the date of this Agreement; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(g) if such failure to commence the Offer has resulted from the breach of this Agreement by the Company or if the Company has not provided Sub with a Schedule 14D-9 the Company is prepared to file, without further revisions, upon commencement of the Offer; provided, further that the Company may not terminate this Agreement pursuant to this Section 8.1(g) after such time as Sub has commenced the Offer; or

(h) By the Parent or the Company if the Offer (as it may have been extended pursuant to Section 1.1(a)) expires as a result of the non-satisfaction of the conditions of the Offer, without Sub having accepted for payment any Shares validly tendered (and not withdrawn) pursuant to the Offer; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) if the non-satisfaction of the conditions of the Offer is attributable to the failure of such party to fulfill any of its obligations under this Agreement.

8.2 Effect of Termination.

(a) Any termination of this Agreement under Section 8.1 hereof will be effective immediately upon the delivery of a written notice of the terminating party to the other party hereto and, in the case of a termination by the Company pursuant to Section 8.1(f), payment of the Termination Fee. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become null and void and be of no further force or effect and there shall be no liability on the part of Parent, Sub or the Company (or any of their respective directors, officers, employees, stockholders, agents or representatives), except as set forth in the last sentence of Section 6.4, SECTION 8 and SECTION 9, each of which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from liability for fraud or knowing and willful breach (other than in any immaterial respect) of any of its covenants or agreements set forth in this Agreement (it being understood that the failure of the Parent or Sub to accept for payment and pay for the Shares validly tendered and not withdrawn pursuant to the Offer promptly following the Expiration Date in the event that all conditions of the Offer have been satisfied or, to the extent permitted, waived, as of the Expiration Date shall be deemed a knowing and willful breach (in a material respect) by the Parent and Sub pursuant to this Agreement).

(b) If Parent shall have terminated this Agreement pursuant to Section 8.1(e)(i), the Company shall promptly pay Parent a termination fee (the “Termination Fee”) of $2,250,000, but in no event later than two

(2) business days after the date of receipt of Parent’s termination notice. If the Company intends to terminate this Agreement pursuant to Section 8.1(f), it shall, in connection with and as a condition to such termination, pay Parent the Termination Fee. If Parent terminates this Agreement pursuant to Section 8.1(c), Section 8.1(e)(ii) or Section 8.1(h) (and in the case of termination pursuant to Section 8.1(h) there has been, prior to such termination, a material breach of Section 5.2 of this Agreement), and prior to such termination an Acquisition Proposal has been made (in the case of termination pursuant to Section 8.1(c) or Section 8.1(e)(ii)) or publicly announced and not publicly withdrawn (in the case of termination pursuant to Section 8.1(h)), then the Company shall pay Parent the Termination Fee upon signing a definitive agreement for a transaction relating to an Acquisition Proposal (or if earlier, the consummation of a transaction contemplated by an Acquisition Proposal), provided such signing (or, if earlier, such consummation) occurs within twelve (12) months after the date of such termination (provided that for purposes of this sentence, all references to fifteen percent (15%) in the definition of “Acquisition Proposal” shall be deemed to be references to fifty percent (50%)). All amounts due hereunder shall be payable by wire transfer in immediately available funds to such account as Parent may designate in writing to the Company. If the Company fails to promptly make any payment required under this Section 8.2(b) and Parent commences a suit to collect such payment, the Company shall reimburse Parent’s reasonable fees and expenses (including reasonable attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.2(b).

(c) The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

8.3 Fees and Expenses. Except as set forth in Section 8.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated. On or before the second (2nd) business day prior to expiration of the Offer, if requested by Parent, the Company shall deliver to Parent invoices from all third parties for Company Transaction Expenses, which invoices shall include all fees and expenses payable to such third parties as of the date such invoices are delivered to Parent together with an estimate of all fees and expenses to be incurred through the Effective Time.

8.4 Amendment. Subject to applicable Law and as otherwise provided in the Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, but after the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration and, after the approval of this Agreement by the stockholders, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Waiver. At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided, that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

SECTION 9 - MISCELLANEOUS

9.1 No Survival. None of the representations and warranties contained herein shall survive the Acceptance Time.

9.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a) if to Parent or Sub, to:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Telephone: (212) 733-2323

Facsimile: (212) 573-0768

Attention: Executive Vice President and General Counsel

with a copy to:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Telephone: (212) 733-7965

Facsimile: (646) 348-8162

Attention: Andrew J. Muratore, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attn: Steven A. Wilcox, Esq.

Email: steven.wilcox@ropesgray.com

Telephone: (617) 951-7319

Facsimile: (617) 235-0223

(b) if to the Company, to:

Icagen, Inc.

4222 Emperor Boulevard, Suite 350

Durham, North Carolina 27703

Attn: P. Kay Wagoner, Ph.D.

Email: kwagoner@icagen.com

Telephone: (919) 941-5206

Facsimile: (919) 941-0813

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attn: Hal J. Leibowitz, Esq.

Email: hal.leibowitz@wilmerhale.com

Telephone: (617) 526-6461

Facsimile: (617) 526-5000

Any party may by notice given in accordance with this Section 9.2 to the other parties designate updated information for notices hereunder.

9.3 Entire Agreement. This Agreement (including the Schedules, Annexes and Exhibits hereto and the documents and instruments referred to herein) contains the entire agreement among the parties with respect to the

Offer, the Merger and related transactions, and supersedes all prior agreements, written or oral, among the parties with respect thereto, other than the Confidentiality Agreement and the Tender and Voting Agreements with the Principal Stockholders.

9.4 Governing Law. This Agreement and all actions arising under or in connection therewith shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.5 Binding Effect; No Assignment; No Third-Party Beneficiaries.

(a) This Agreement shall not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned subsidiaries of Parent or (iii) to one or more direct or indirect wholly-owned subsidiaries of Parent (each, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees; provided, however, that in connection with any assignment to an Assignee, Parent and Sub (or the assignor) shall agree to remain liable for the performance by Parent and Sub (and such assignor, if applicable) of their obligations hereunder. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b) Other than (Section 6.8, which shall confer third party beneficiary rights to the parties identified therein nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.6 Counterparts and Signature. This Agreement may be executed in two (2) or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

9.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

9.8 Submission to Jurisdiction; Waiver. Each of the Company, Parent and Sub irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, and each of the Company, Parent and Sub hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of the Company, Parent and Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.9 Rules of Construction; Certain Definitions.

(a) Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (vi) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vii) references to a person are also to its permitted successors and assigns; (viii) references to an “Article”, “Section”, “Exhibit”, “Annex” or “Schedule” refer to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement; (ix) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (x) references to a federal, state, local or foreign statute or Law include any rules, regulations and delegated legislation issued thereunder; and (xi) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(b) The following definitions apply to this Agreement: (i) references to the “Company’s knowledge” and words of similar import shall mean the knowledge of the individuals listed in Section 9.9(b) of the Company Disclosure Schedule, after reasonable inquiry of the officers of the Company who are primarily responsible for the matter(s) in question; (ii) references to the number of Shares then outstanding “on a fully diluted basis” means the number of Shares then outstanding, together with the Shares pursuant to Company RSUs and Shares that the Company may be required to issue pursuant to Company Options or Company Warrants outstanding at that date, whether or not vested and whether or not their exercise prices are less than the Offer Price; (iii) the term “Governmental Entity” shall mean any foreign or domestic arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government; (iv) the term “business day” shall mean any day on which the principal offices of the SEC in Washington, DC are open to accept filings other than a day on which banking institutions located in New York, New York are permitted or required by Law to remain closed; and (v) the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(c) The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in a Company Material Adverse Effect or is outside the ordinary course of business. When reference is made in this Agreement to information that has been “made available” to Parent or Sub, that shall include (i) information included in the Company’s electronic data room no later than 5:00 p.m.,

Eastern Time, on the date prior to the date of this Agreement, and (ii) information provided directly to Parent or its counsel.

9.10 No Waiver; Remedies Cumulative; Specific Performance.

(a) No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

(b) Notwithstanding the provisions of Section 8.2(c), the parties hereto agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached, and that the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of injunctive and other equitable relief. The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at Law or in equity.

9.11 Waiver of Jury Trial. EACH OF PARENT, COMPANY AND SUB HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first stated above.

ICAGEN, INC.

By:	/s/ P. Kay Wagoner, Ph.D.
Name: P. Kay Wagoner, Ph.D.
Title: President and Chief Executive Officer

PFIZER INC.

By:	/s/ Douglas E. Giordano
Name: Douglas E. Giordano
Title: Senior Vice President Worldwide Development

ECLIPSE ACQUISITION CORP.

By:	/s/ Andrew J. Muratore
Name: Andrew J. Muratore
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

Annex I

Conditions to the Offer

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Sub’s rights to extend and amend the Offer at any time in its sole discretion (subject to, and only in accordance with, the provisions of the Merger Agreement), Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares if (i) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), the number of Shares validly tendered (including by guaranteed delivery) (and not validly withdrawn), together with any Shares beneficially owned by Parent or any subsidiary of the Parent, does not equal at least a majority of the Shares then outstanding on a fully diluted basis on the date of purchase (the “Minimum Condition”) or (ii) at any time on or after the date of the Merger Agreement and before the expiration of the Offer, any of the following shall occur and be continuing:

(a) there shall be pending any suit, action or proceeding brought by any Governmental Entity (i) seeking to prohibit or impose any material limitations on Parent’s or Sub’s ownership or operation (or that of any of their respective subsidiaries or Affiliates) of all or any material portion of their or the Company’s or the Company’s subsidiaries’ businesses or assets, taken as a whole, or to compel Parent or Sub or their respective subsidiaries or Affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent or their respective subsidiaries, (ii) seeking to prohibit or make illegal the making or consummation of the Offer or the Merger, (iii) seeking to impose material limitations on the ability of Sub, or render Sub unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or the Merger, (iv) seeking to impose material limitations on the ability of Sub or Parent effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company’s stockholders, or (v) seeking to require divestiture by Parent or any of its subsidiaries or Affiliates of any Shares;

(b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable, by or on behalf of a Government Entity, to the Offer, the Merger or any other transaction contemplated hereby, or any other action shall be taken by any Governmental Entity, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c)(1) the representations and warranties of the Company contained in the Merger Agreement, other than those in Section 3.2, Section 3.3(a), the third sentence of Section 3.5, and the first sentence of Section 3.8, shall not be true and correct, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Company Material Adverse Effect,” except where the failure to be so true and correct, individually or in the aggregate, does not have a Company Material Adverse Effect, (2) the representations and warranties of the Company contained in Section 3.2 and the first sentence in Section 3.8 shall not be true and correct and (3) the representations and warranties of the Company contained in Section 3.3(a) and in the third sentence of Section 3.5 shall not be true and correct in all material respects (it being understood that the representations and warranties in Section 3.3(a) shall be deemed not to have been true and correct in all material respects if the actual number of Shares outstanding on a fully diluted basis as of the Acceptance Time exceeds the number of Shares outstanding on a fully diluted basis derived from Section 3.3(a) as of the date of this Agreement by more than a de minimus amount), in the case of each of clauses (1) through (3) above as of the date of the Merger Agreement and as of the date of determination as though made on the date of determination (except to the extent that such representation or warranty expressly relates to a specified date, in which case as of such specified date);

(d) the Company shall have breached or failed to perform or to comply, in all material respects, with all agreements, obligations and covenants to be performed or complied with by it under the Merger Agreement;

(e) cash and cash equivalents on the Company’s balance sheet as of the date of expiration of the Offer fails to exceed (i) $11,000,000 if such date occurs on or prior to August 31, 2011, (ii) $9,750,000 if such date occurs after August 31, 2011 but on or prior to September 30, 2011, or (iii) $8,500,000 if such date occurs after September 30, 2011 and on or prior to the Outside Date (in each case, exclusive, whether or not previously paid, of all Company Transaction Expenses);

(f) Parent and Sub shall have failed to receive a certificate executed by the Company’s Chief Executive Officer or President on behalf of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (c) and (d) of this Annex I have not occurred; or

(g) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Sub, may be asserted by Parent or Sub regardless of the circumstances giving rise to such condition, and may be waived by Parent or Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Sub, subject in each case to the terms of the Merger Agreement. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The term “Merger Agreement” shall be deemed to refer to the Agreement to which this Annex I is annexed and the term “Company Transaction Expenses” shall mean the fees and expenses of any attorneys, accountants, advisors, consultants, investment bankers, finders, agents or other persons incurred by the Company in connection with the Merger Agreement and the transactions contemplated thereby. The other capitalized terms used in this Annex I shall have the meanings set forth in the Merger Agreement.

Annex II

TENDER AND VOTING AGREEMENT

THIS TENDER AND VOTING AGREEMENT (this “Agreement”) dated July 20, 2011, is entered into between Pfizer Inc., a Delaware corporation (“Parent”), Eclipse Acquisition Corp., a Delaware corporation and direct or indirect wholly owned subsidiary of Parent (“Sub”), and [            ] (“Stockholder”), with respect to (i) the shares of common stock, par value $0.001 per share (the “Shares”), of Icagen, Inc., a Delaware corporation (the “Company”), (ii) all securities exchangeable, exercisable or convertible into Shares, and (iii) any securities issued or exchanged with respect to such Shares, and upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or upon any other change in the Company’s capital structure, in each case whether now owned or hereafter acquired by the Stockholder (collectively, the “Securities”).

W I T N E S S E T H:

WHEREAS, Parent, Sub and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, other than to lower the price to be paid in the Offer or Merger, in accordance with the terms thereof, the “Merger Agreement”) pursuant to which Sub has agreed to make a cash tender offer described therein and thereafter merge with and into the Company (the “Merger”) with the result that the Company becomes a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, Stockholder beneficially owns and has the power to dispose of the Securities set forth on Schedule I hereto and has the power to vote the Shares set forth thereon;

WHEREAS, Parent and Sub desire to enter into this Agreement in connection with their efforts to consummate the acquisition of the Company;

WHEREAS, capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Covenants.

1.1 Lock-Up. Subject to Section 1.5, except as contemplated by the Merger Agreement, [Note: For Stockholder party to 10b5-1 plan only: or pursuant to the terms of the trading plan listed on Schedule II hereto, adopted pursuant to Rule 10b5-1 under the Exchange Act prior to the date of this Agreement,] Stockholder hereby covenants and agrees that between the date hereof and the Termination Date (as defined below), Stockholder will not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any of the Securities, or agree to do any of the foregoing, or (b) take any action which would have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, in connection with any transfer not involving or relating to any Acquisition Proposal, Stockholder may transfer any or all of the Securities as follows: (i) in the case of a Stockholder that is an entity, to any subsidiary, partner or member of Stockholder, and (ii) in the case of an individual Stockholder, to Stockholder’s spouse, ancestors, descendants or any trust for any of their benefits or to a charitable trust; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person to which any of such Securities or any interest in any of such Securities is or may be transferred shall have executed and delivered to Parent and Sub a counterpart to this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Agreement.

1.2 No Solicitation. Between the date hereof and the Termination Date, except as permitted by Section 5.2 of the Merger Agreement, neither the Stockholder nor any director, officer, agent, representative, employee, advisor, attorney or accountant of Stockholder or those of its subsidiaries, in each case acting in his, her or its capacity as such (collectively, “Representatives”) shall, directly or indirectly, take any action, or cause an affiliate to take any action, that the Company is prohibited from taking under Section 5.2 of the Merger Agreement.

1.3 Certain Events. [Note: For Stockholder party to 10b5-1 plan only: Except pursuant to the terms of the trading plan listed on Schedule II hereto, adopted pursuant to Rule 10b5-1 under the Exchange Act prior to the date of this Agreement, this] [This] Agreement and the obligations hereunder will attach to the Securities and will be binding upon any person to which legal or beneficial ownership of any or all of the Securities passes, whether by operation of Law or otherwise, including without limitation, the Stockholder’s successors or assigns. This Agreement and the obligations hereunder will also attach to any additional Shares or other Securities of the Company issued to or acquired by the Stockholder prior to the Termination Date.

1.4 Grant of Proxy; Voting Agreement.

(a) The Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Securities and hereby irrevocably appoints Parent as proxy for Stockholder to vote the Securities, including the Shares beneficially owned as of the date hereof and set forth on Schedule I hereto, for Stockholder and in Stockholder’s name, place and stead, at any annual or special meeting, or at any adjournment thereof or pursuant to any consent of the stockholders of the Company, in lieu of a meeting or otherwise, whether before or after the Acceptance Time, (i) for the adoption of the Merger Agreement, and (ii) against any other action, agreement or transaction submitted for approval to the stockholders of the Company that would constitute an Acquisition Proposal. The parties acknowledge and agree that neither Parent, nor Parent’s successors, assigns, subsidiaries, divisions, employees, officers, directors, stockholders, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever to the Stockholder in connection with or as a result of any voting by Parent of the Securities or any execution of any consent. The parties acknowledge that, pursuant to the authority hereby granted under the irrevocable proxy, Parent may vote the Securities in furtherance of its own interests, and Parent is not acting as a fiduciary for the Stockholder prior to the Termination Date.

(b) Notwithstanding the foregoing grant to Parent of the irrevocable proxy, if Parent elects not to exercise its rights to vote the Securities pursuant to the irrevocable proxy, Stockholder agrees to vote the Securities during the term of this Agreement in favor of or give its consent to, as applicable, a proposal to adopt the Merger Agreement as described in Section 1.4 at any annual or special meeting or action of the stockholders of the Company in lieu of a meeting or otherwise.

(c) This irrevocable proxy shall not be terminated by any act of the Stockholder or by operation of law, whether by the death or incapacity of the Stockholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If between the execution hereof and the Termination Date, Stockholder should die or become incapacitated, or if any trust or estate holding the Securities should be terminated, or if any corporation or partnership holding the Securities should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates representing the Securities shall be delivered by or on behalf of Stockholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

1.5 Tender of Securities. Stockholder agrees, in exchange for the consideration described in the Merger Agreement, to tender the Shares beneficially owned as of the date hereof and set forth on Schedule I hereto to

Sub in the Offer as soon as practicable following the commencement of the Offer, and in any event not later than five (5) business days following the commencement of the Offer. Stockholder further agrees, in exchange for the consideration described in the Merger Agreement, to tender the Shares acquired by Stockholder after the date hereof promptly following such acquisition. Such Stockholder agrees, while this Agreement is in effect, to notify Parent and Sub promptly in writing of the number of any additional Shares or other Securities of the Company acquired by such Stockholder, if any, after the date hereof. Stockholder shall not withdraw any such Shares so tendered unless the Offer is terminated or this Agreement shall have been terminated in accordance with its terms. Notwithstanding the foregoing, Stockholder shall not be required, for purposes of this Agreement, to exercise any unexercised Company Options held by such Stockholder or tender any Shares granted to such Stockholder under an employee benefit plan of the Company if such Company Options or Shares are unvested and subject to any risk of forfeiture (“Non-Tender Securities”).

1.6 Option.

(a) On the terms and subject to the conditions set forth herein, Stockholder hereby grants to Parent an irrevocable option (the “Option”) to purchase all of the right, title and interest of Stockholder in and to Stockholder’s Securities, other than Stockholder’s Non-Tender Securities, at a price per share equal to the Offer Price. Parent may exercise the Option in whole, but not in part, if, but only if, (i) Sub has acquired Shares pursuant to the Offer and (ii) Stockholder has failed to tender into the Offer any Shares other than Stockholder’s Non-Tender Securities or shall have withdrawn the tender of any Shares other than Stockholder’s Non-Tender Securities into the Offer. Parent may exercise the Option at any time within the sixty (60) days following the date when such Option first becomes exercisable.

(b) In the event that Parent is entitled to and wishes to exercise the Option, Parent shall send a written notice to Stockholder specifying the place and the date for the closing of such purchase, which date shall be not more than sixty (60) days after the date of such notice; provided that in the event that prior notification to, or approval of, any Governmental Entity is required in connection with the exercise of the Option or there shall be in effect any preliminary or final injunction or other order issued by any Governmental Entity prohibiting the exercise of the Option, the period of time during which the date of the closing may be fixed shall be extended until the tenth (10th) day following the last date on which all required approvals shall have been obtained, all required waiting periods shall have expired or been terminated and any such prohibition shall have been vacated, terminated or waived.

(c) At the closing of the purchase of Stockholder’s Securities other than Stockholder’s Non-Tender Securities pursuant to exercise of the Option, simultaneously with the payment by Parent of the purchase price for Stockholder’s Securities, such Stockholder shall deliver, or cause to be delivered, to the Sub certificates representing Securities duly endorsed to Parent or accompanied by stock powers or other transfer documents duly executed by the Company in blank, together with any necessary stock transfer stamps properly affixed, free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever, other than those arising under the securities laws or under the Company’s governance documents or under any Registration Rights Agreement between the Company and Stockholder (collectively, “Liens”).

(d) Without limitation of any provision of the Merger Agreement or the Annexes thereto, each of Parent, Sub, the Surviving Corporation, the Paying Agent and the Company, as applicable, shall be entitled to deduct and withhold, and /or cause to be deducted and withheld, from any amounts payable or otherwise deliverable pursuant to this Section 1.6 such amounts as are required to be deducted or withheld under the Code, or any applicable provision of state, local or non-U.S. Tax Law. To the extent such amounts are so deducted or withheld, such amounts shall be (a) remitted by Parent, Sub, the Surviving Corporation, the Paying Agent, or the Company, as the case may be, to the applicable Governmental Entity and (b) treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid. Any transfer and similar Taxes imposed in connection with the transactions contemplated by this Agreement shall be for the account of the person(s) to whom consideration is payable with respect to such transactions.

1.7 Public Announcement. Stockholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent, except as may be required by Law, including any filings with the SEC pursuant to the Exchange Act. This Section 1.7 shall terminate and be null and void upon the earlier of (i) the Termination Date and (ii) consummation of the Merger.

1.8 Disclosure. Stockholder hereby authorizes Parent and Sub to publish and disclose in any announcement or disclosure required by the SEC, The Nasdaq Stock Market or the New York Stock Exchange or any other national securities exchange and in the Offer Documents and, if necessary, the Proxy Statement, (including all documents and schedules filed with the SEC, The Nasdaq Stock Market or the New York Stock Exchange in connection with either of the foregoing), its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement. Parent and Sub hereby authorize Stockholder to make such disclosure or filings as may be required by the SEC or Nasdaq or any other national securities exchange.

2. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and Sub, as of the date hereof and as of the date Sub purchases Shares pursuant to the Offer, that:

2.1 Ownership. Stockholder has good and marketable title to, and is the sole legal and beneficial owner of, the Securities set forth on Schedule I hereto, in each case free and clear of all Liens. At the time Sub purchases the Shares pursuant to the Offer, Stockholder will transfer and convey to Parent or its designee good and marketable title to the Shares included in the Securities, free and clear of all Liens created by or arising through Stockholder.

2.2 Authorization. Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Stockholder has sole voting power and sole power of disposition, with respect to the Securities with no restrictions on its voting rights or rights of disposition pertaining thereto, except as set forth in the Securities Act or pursuant to applicable community property laws. Stockholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity. If the Stockholder is married and the Securities constitute community property, this Agreement has been duly authorized, executed and delivered by the Stockholder’s spouse, and this Agreement is a legal, valid and binding agreement of the Stockholder’s spouse, enforceable against the Stockholder’s spouse in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

2.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require the Stockholder to file or register with, or obtain any permit, authorization, consent or approval of, any Governmental Entity other than filings with the SEC pursuant to the Exchange Act, or (b) violate, or cause a breach of or default under, or conflict with any contract, agreement or understanding, any Law binding upon the Stockholder, except for such violations, breaches, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to have a material adverse effect on the Stockholder's ability to satisfy its obligations under this Agreement. As of the date hereof, no proceedings are pending which, if adversely determined, will have an adverse effect on Stockholder’s ability to vote or dispose of any of the Securities. The Stockholder has not previously assigned or sold any of the Securities to any third party.

2.4 Stockholder Has Adequate Information. Stockholder is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has independently and without reliance upon either Sub or Parent and based on such information as Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Stockholder acknowledges that neither Sub nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Stockholder acknowledges that the agreements contained herein with respect to the Securities by Stockholder are irrevocable (prior to the Termination Date), and that Stockholder shall have no recourse to the Securities, Parent or Sub, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

2.5 No Setoff. The Stockholder has no liability or obligation related to or in connection with the Securities other than the obligations to Parent and Sub as set forth in this Agreement.

2.6 No Amounts Payable to Stockholder. Except as disclosed in the Merger Agreement, there are no amounts due or payable by the Company to the Stockholder in connection with the transactions contemplated by the Merger Agreement or this Agreement (other than any payments required under the Merger Agreement solely in exchange for equity securities of the Company).

3. Representations and Warranties of Parent and Sub. Parent and Sub hereby represent and warrant to Stockholder, as of the date hereof that:

3.1 Authorization. Parent and Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Parent and Sub have duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

3.2 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or cause a breach of or default under, any contract or agreement, any statute or law, or any judgment, decree, order, regulation or rule of any Governmental Entity, except for such violations, breaches or defaults which are not reasonably likely to prevent, or materially delay, the ability of either Parent or Sub to satisfy its obligations under this Agreement.

4. Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Termination Date. The respective representations and warranties of Stockholder, Parent and Sub contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto.

5. Specific Performance. Stockholder acknowledges that Sub and Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to Sub and Parent upon the breach by Stockholder of such covenants and agreements, Sub and Parent shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

6. Miscellaneous.

6.1 Term. This Agreement and all obligations hereunder shall terminate upon the earlier of (i) the day after the Merger is consummated, (ii) the Outside Date, (iii) the date of any modification, waiver or amendment to the Merger Agreement in a manner that reduces the amount or changes the form of consideration payable thereunder to the Stockholder, and (iv) the termination of the Merger Agreement pursuant to Section 8.1 thereof (the earliest of (i), (ii), (iii) and (iv), the “Termination Date”). Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 6.1 shall relieve any party from liability for fraud or any willful breach of this Agreement prior to termination hereof, and (ii) the provisions of this Article 6 shall survive any termination of this Agreement.

6.2 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) the Stockholder makes no agreement or understanding herein in any capacity other than in the Stockholder’s capacity as a record holder and beneficial owner of Securities, and not in such Stockholder’s capacity as a director, officer or employee of the Company or in such Stockholder’s capacity as a trustee or fiduciary of any Employee Benefit Plan, and (b) nothing herein will be construed to limit or affect any action or inaction by the Stockholder or any Representative of the Stockholder, as applicable, serving on the Company Board of Directors or as an officer or fiduciary of the Company, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company.

6.3 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

6.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

6.5 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

6.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.7 Assignment. Without limitation to Section 1.1, this Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that each of Parent and Sub may freely assign its rights to another direct or indirect wholly owned subsidiary of Parent or Sub without such prior written approval but no such assignment shall relieve Parent or Sub of any of its obligations hereunder. Any purported assignment requiring consent without such consent shall be void.

6.8 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be an original, but each of which together shall constitute one and the same Agreement.

6.9 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a) if to Parent or Sub, to:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Telephone: (212) 733-2323

Facsimile: (212) 573-0768

Attention: Executive Vice President and General Counsel

with a copy to:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Telephone: (212) 733-7965

Facsimile: (646) 348-8162

Attention: Andrew J. Muratore, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attn: Steven A. Wilcox, Esq.

Email: steven.wilcox@ropesgray.com

Telephone: (617) 951-7319

Facsimile: (617) 235-0223

(b) If to Stockholder, to the addresses indicated on Schedule I hereto.

Any party may by notice given in accordance with this Section 6.9 to the other parties to designate updated information for notices hereunder.

6.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to its principles of conflicts of Laws.

6.11 Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and, absent agreement among the parties, a court is authorized to so modify this Agreement.

6.12 Further Assurances. From time to time, at Parent’s request and without further consideration, Stockholder shall execute and deliver to Parent such documents and take such action as Parent may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Parent good, valid and marketable title to the Securities, including, but not limited to, using its best efforts to cause the appropriate transfer agent or registrar to transfer of record the Securities.

6.13 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.14 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.15 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board of Directors has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s certificate of incorporation, the possible acquisition of the Shares by Parent and Sub pursuant to the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

[The rest of this page has intentionally been left blank]

IN WITNESS WHEREOF, Parent, Sub and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

PFIZER INC.

By:
Name:
Title:

ECLIPSE ACQUISITION CORP.

By:
Name:
Title:

STOCKHOLDER:

Name:

SCHEDULE I TO

THE TENDER AND VOTING AGREEMENT

1.	Securities held by Stockholder:

Stockholder	Shares	Options to Purchase Shares	Restricted Shares

2.	Address to which notices or other communications are to be sent in accordance with Section 6.9 of this Agreement:

Stockholder:

Facsimile:

Email:

with a copy to:

Facsimile:
Email:

and with a copy to:

SCHEDULE II TO

THE TENDER AND VOTING AGREEMENT

Annex III

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ICAGEN, INC.

* * * * *

1. The name of the corporation is: ICAGEN, INC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of stock which this corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, $0.01 par value per share, amounting in the aggregate to One Hundred Dollars ($100.00). Each share of Common Stock shall be entitled to one vote.

5. Elections of directors need not be by written ballot unless the by-laws of this corporation shall provide.

6. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

7. This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this corporation or while a director or officer is or was serving at the request of this corporation as a director, officer, partner, employee or trustee of, or in a similar capacity with any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom; provided, however, that the foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit or proceeding initiated by or on behalf of such person unless such action, suit or proceeding was authorized in the specific case by the board of directors of the corporation. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 7 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph 7 shall not adversely affect any right or protection of a director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

8. A director of this corporation shall not be liable personally to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this paragraph 8 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[Remainder of Page Intentionally Left Blank]

Annex IV

AMENDMENT TO PURCHASE AGREEMENT

July 20, 2011

This First Amendment to the Purchase Agreement (the “First Amendment”) is dated as of the date hereof, between Icagen, Inc., a Delaware corporation with offices at 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703 (“Icagen”), and Pfizer Inc., a Delaware corporation with offices at 235 East 42nd Street, New York, New York 10017 (“Pfizer”).

Capitalized terms used but not otherwise defined herein shall have the same meaning ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Pfizer and Icagen entered into a Purchase Agreement (the “Purchase Agreement”) as of August 13, 2007, whereby Pfizer agreed to purchase from Icagen, and Icagen agreed to issue and sell to Pfizer, upon the terms and conditions stated in the Purchase Agreement, up to a maximum of $15,000,000 of Icagen’s common stock, par value $0.001 per share (the “Common Stock”);

WHEREAS, on August 20, 2007, in a first closing under the Purchase Agreement, Icagen sold shares of Common Stock with an aggregate purchase price of approximately $15,000,000 to Pfizer and in a subsequent closing under the Purchase Agreement on February 13, 2008, Icagen sold shares of Common Stock to Pfizer with an aggregate purchase price of approximately $10,000,000;

WHEREAS, under Section 3.6 of the Purchase Agreement, Pfizer agreed to appoint, subject to certain exceptions, each of the President and the Treasurer of Icagen, with full power of substitution, as the proxies of Pfizer with respect to certain matters on which Pfizer is entitled to vote as a holder of Common Stock;

WHEREAS, concurrently with the execution and delivery of this First Amendment, Icagen, Pfizer and Eclipse Acquisition Corp., a Delaware corporation and a direct or indirect wholly-owned subsidiary of Pfizer, are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”); and

WHEREAS, the parties hereto desire to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Proxy

1.1.	The parties agree that, effective upon the execution of this First Amendment, and notwithstanding any provision in the Purchase Agreement to the contrary, Pfizer shall be permitted to vote, or cause to be voted, and Pfizer hereby agrees to vote, or cause to be voted, all of the Shares then beneficially owned by Pfizer or any of its subsidiaries (including Sub) in favor of the Merger and the adoption of the Merger Agreement.

1.2.	The parties further agree that, from and after the Acceptance Time, and notwithstanding any provision in the Purchase Agreement to the contrary, Pfizer shall be permitted to vote or cause to be voted, all of the Shares then beneficially owned by Pfizer or any of its subsidiaries (including Sub) for such directors on Icagen’s board of directors as are designated by Pfizer pursuant to Section 6.10 of the Merger Agreement.

67

2.	Miscellaneous

2.1.	If for any reason the Merger Agreement is terminated, this First Amendment shall automatically terminate and be of no further force or effect.

2.2.	The parties hereby confirm and agree that, as amended hereby, the Purchase Agreement, including all other terms and conditions, remains in full force and effect and is a binding obligation of the parties hereto.

2.3.	This First Amendment may be executed in two or more counterparts, by facsimile or other electronic format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

68

IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed as of the date first above written.

ICAGEN, INC.

By:
Name:	P. Kay Wagoner, Ph.D.
Title:	President and Chief Executive Officer

PFIZER INC.

By:
Name:	Douglas E. Giordano
Title:	Senior Vice President Worldwide Business Development

FIRST AMENDMENT TO PURCHASE AGREEMENT

Annex V

AMENDMENT TO COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

July 20, 2011

This Third Agreement and Amendment to the Collaborative Research & License Agreement (the “Third Amendment”) is dated as of the date hereof, between Icagen, Inc., a Delaware corporation with offices at 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703 (“Icagen”), and Pfizer Inc., a Delaware corporation with offices at 235 East 42nd Street, New York, New York 10017 (“Pfizer”).

Capitalized terms used but not otherwise defined herein shall have the same meaning ascribed to such terms in the Amended Collaborative Agreement (as defined below).

WHEREAS, Pfizer and Icagen entered into the Collaborative Research & License Agreement (the “Collaborative Agreement”) as of August 13, 2007, and subsequently entered into (i) an Agreement and Amendment to the Collaborative Agreement as of September 17, 2009 (the “First Amendment”), and (ii) a Second Agreement and Amendment to the Collaborative Agreement as of September 21, 2010 (the “Second Amendment,” together with the Collaborative Agreement and the First Amendment, the “Amended Collaborative Agreement”);

WHEREAS, under Section 4.4 of the Amended Collaborative Agreement, Pfizer has agreed to pay Icagen certain development milestone payments upon the completion of certain Development Events (such payments, the “Development Milestone Payments”);

WHEREAS, concurrently with the execution and delivery of this Third Amendment, Icagen, Pfizer and Eclipse Acquisition Corp., a Delaware corporation and a direct or indirect wholly-owned subsidiary of Pfizer, are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”); and

WHEREAS, the parties hereto desire to amend the Amended Collaborative Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Development Milestone Payments

1.1	The parties agree that, from and after the date of this Third Amendment, no Development Milestone Payments shall be due or payable by Pfizer to Icagen, nor shall Pfizer be required to notify Icagen of the achievement of any Development Event, in each case, under Section 4.4 of the Amended Collaborative Agreement, provided that, if the Merger Agreement is terminated pursuant to Section 8.1 of the Merger Agreement, then this Section 1.1 of this Third Amendment shall terminate and all Development Milestone Payment obligations and notification obligations with respect to the achievement of Development Events shall thereupon be reinstated (a “Reinstatement”).

1.2	Upon a Reinstatement, any Development Milestone Payment(s) that would have been due and payable by Pfizer to Icagen but for this Third Amendment, shall be paid by Pfizer in accordance with the terms of the Amended Collaborative Agreement with interest from the date such payment would have been payable without regard to this Third Amendment (the “Interest Start Date”) until the date paid at a rate equal to the prime rate of Citibank, NA as announced on the Interest Start Date plus three percent (3%), compounded on a calendar quarterly basis. Except as provided in Section 2.1, this Section 1.2 shall survive any expiration or termination of the Amended Collaborative Agreement.

1.3

A termination of the Amended Collaborative Agreement prior to the date of any termination of the Merger Agreement shall not relieve Pfizer of an obligation to make a Development Milestone Payment under Section 10.4 of the Amended Collaborative Agreement, as reinstated pursuant to a

Reinstatement, following the termination of the Merger Agreement, if such Development Milestone Payment would otherwise have been due and payable without regard to this Third Amendment.

1.4	Pfizer shall notify Icagen within ten (10) days after a Reinstatement of any Development Events that were completed prior to such Reinstatement and not previously reported to Icagen.

1.5	Pfizer shall not set-off any obligation or liability of Icagen pursuant to the Merger Agreement or any related agreement against any payment obligation of Pfizer under the Amended Collaborative Agreement or Section 1.2 of this Third Amendment.

2.	Termination

2.1.	At the Effective Time (as defined in the Merger Agreement), the Amended Collaborative Agreement shall be terminated without further obligation or liability (for any Development Milestone Payments or otherwise) thereunder on the part of any party hereto.

3.	Miscellaneous

3.1.	The parties hereby confirm and agree that, as amended hereby, the Amended Collaborative Agreement, including all other terms and conditions, remains in full force and effect and is a binding obligation of the parties hereto.

3.2.	This Third Amendment may be executed in two or more counterparts, by facsimile or other electronic format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Third Amendment to be duly executed as of the date first above written.

ICAGEN, INC.

By:
Name:	P. Kay Wagoner, Ph.D.
Title:	President and Chief Executive Officer

PFIZER INC.

By:
Name:	Douglas E. Giordano
Title:	Senior Vice President Worldwide Business Development

THIRD AGREEMENT AND AMENDMENT TO COLLABORATIVE AGREEMENT

Annex 2

July 19, 2011

The Board of Directors

Icagen, Inc.

4222 Emperor Boulevard, Suite 350

Durham, NC 27703

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the “Company Common Stock”), of Icagen, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed Tender Offer and Merger (each as defined below) pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, Pfizer Inc. (the “Acquiror”) and a wholly-owned subsidiary of the Acquiror (“Acquisition Sub”). Pursuant to the Agreement, the Acquiror will cause Acquisition Sub to commence a tender offer for all the shares of the Company Common Stock (the “Tender Offer”) at a price for each share equal to $6.00 (the “Consideration”) payable in cash. The Agreement further provides that, following completion of the Tender Offer, Acquisition Sub will be merged with and into the Company (the “Merger”) and each outstanding share of Company Common Stock, other than shares of Company Common Stock owned by the Company as treasury stock, or owned by the Acquiror and Acquisition Sub, and other than Dissenting Shares (as defined in the Agreement), will be converted into the right to receive an amount equal to the Consideration in cash. The Tender Offer and Merger, together and not separately, are referred to herein as the “Transaction”.

In connection with preparing our opinion, we have (i) reviewed a draft dated July 19, 2011 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) reviewed the publicly available financial terms of certain transactions involving companies in the same industry; (iv) reviewed publicly available information regarding the financial and operating performance of certain other companies in the same industry; (v) reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (vi) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the

Board of Directors

Icagen , Inc.

July 19, 2011

Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration paid in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, all of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as (i) Joint Lead Manager on the Acquiror’s notes offerings in June 2009 and (ii) financial advisor for the Acquiror on the following transactions: the acquisition of King Pharmaceuticals, Inc. in February 2011; the divestiture of certain animal health products in three separate transactions in May 2010, January 2010 and October 2009; the entry of the Acquiror into a joint venture of certain products with GlaxoSmithKline plc in November 2009; and the acquisition by the Acquiror of Wyeth in October 2009. In addition, we have been engaged by the Acquiror in connection with the Acquiror’s evaluation of strategic alternatives for its Animal Health business, and our commercial banking affiliate is an agent bank and a lender under an outstanding revolving credit facility of the Acquiror, for which it receives customary compensation or other financial benefits. In addition, a member of the board of directors of the Acquiror is also a member of the board of directors of our parent company, JPMorgan Chase & Co. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders. The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to whether such shareholder should tender its shares into

Board of Directors

Icagen , Inc.

July 19, 2011

the Tender Offer or how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any Schedule 14D-9, proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

Annex 3

THIRD AGREEMENT AND AMENDMENT TO THE

COLLABORATIVE RESEARCH & LICENSE AGREEMENT

July 20, 2011

This Third Agreement and Amendment to the Collaborative Research & License Agreement (the “Third Amendment”) is dated as of the date hereof, between Icagen, Inc., a Delaware corporation with offices at 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703 (“Icagen”), and Pfizer Inc., a Delaware corporation with offices at 235 East 42nd Street, New York, New York 10017 (“Pfizer”).

Capitalized terms used but not otherwise defined herein shall have the same meaning ascribed to such terms in the Amended Collaborative Agreement (as defined below).

WHEREAS, Pfizer and Icagen entered into the Collaborative Research & License Agreement (the “Collaborative Agreement”) as of August 13, 2007, and subsequently entered into (i) an Agreement and Amendment to the Collaborative Agreement as of September 17, 2009 (the “First Amendment”), and (ii) a Second Agreement and Amendment to the Collaborative Agreement as of September 21, 2010 (the “Second Amendment,” together with the Collaborative Agreement and the First Amendment, the “Amended Collaborative Agreement”);

WHEREAS, under Section 4.4 of the Amended Collaborative Agreement, Pfizer has agreed to pay Icagen certain development milestone payments upon the completion of certain Development Events (such payments, the “Development Milestone Payments”);

WHEREAS, concurrently with the execution and delivery of this Third Amendment, Icagen, Pfizer and Eclipse Acquisition Corp., a Delaware corporation and a direct or indirect wholly-owned subsidiary of Pfizer, are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”); and

WHEREAS, the parties hereto desire to amend the Amended Collaborative Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Development Milestone Payments

1.1	The parties agree that, from and after the date of this Third Amendment, no Development Milestone Payments shall be due or payable by Pfizer to Icagen, nor shall Pfizer be required to notify Icagen of the achievement of any Development Event, in each case, under Section 4.4 of the Amended Collaborative Agreement, provided that, if the Merger Agreement is terminated pursuant to Section 8.1 of the Merger Agreement, then this Section 1.1 of this Third Amendment shall terminate and all Development Milestone Payment obligations and notification obligations with respect to the achievement of Development Events shall thereupon be reinstated (a “Reinstatement”).

1.2	Upon a Reinstatement, any Development Milestone Payment(s) that would have been due and payable by Pfizer to Icagen but for this Third Amendment, shall be paid by Pfizer in accordance with the terms of the Amended Collaborative Agreement with interest from the date such payment would have been payable without regard to this Third Amendment (the “Interest Start Date”) until the date paid at a rate equal to the prime rate of Citibank, NA as announced on the Interest Start Date plus three percent (3%), compounded on a calendar quarterly basis. Except as provided in Section 2.1, this Section 1.2 shall survive any expiration or termination of the Amended Collaborative Agreement.

1.3	A termination of the Amended Collaborative Agreement prior to the date of any termination of the Merger Agreement shall not relieve Pfizer of an obligation to make a Development Milestone Payment under Section 10.4 of the Amended Collaborative Agreement, as reinstated pursuant to a Reinstatement, following the termination of the Merger Agreement, if such Development Milestone Payment would otherwise have been due and payable without regard to this Third Amendment.

1.4	Pfizer shall notify Icagen within ten (10) days after a Reinstatement of any Development Events that were completed prior to such Reinstatement and not previously reported to Icagen.

1.5	Pfizer shall not set-off any obligation or liability of Icagen pursuant to the Merger Agreement or any related agreement against any payment obligation of Pfizer under the Amended Collaborative Agreement or Section 1.2 of this Third Amendment.

2.	Termination

2.1.	At the Effective Time (as defined in the Merger Agreement), the Amended Collaborative Agreement shall be terminated without further obligation or liability (for any Development Milestone Payments or otherwise) thereunder on the part of any party hereto.

3.	Miscellaneous

3.1.	The parties hereby confirm and agree that, as amended hereby, the Amended Collaborative Agreement, including all other terms and conditions, remains in full force and effect and is a binding obligation of the parties hereto.

3.2.	This Third Amendment may be executed in two or more counterparts, by facsimile or other electronic format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Third Amendment to be duly executed as of the date first above written.

ICAGEN, INC.

By:	/s/ P. Kay Wagoner, Ph.D.
Name:	P. Kay Wagoner, Ph.D.
Title:	President and Chief Executive Officer

PFIZER INC.

By:	/s/ Douglas E. Giordano
Name:	Douglas E. Giordano
Title:	Senior Vice President Worldwide Business Development

THIRD AGREEMENT AND AMENDMENT TO COLLABORATIVE AGREEMENT

Annex 4

EXECUTION VERSION

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 (the “Amendment”), dated as of July 20, 2011, to the Rights Agreement (the “Rights Agreement”), dated December 2, 2008, by and between ICAGEN, INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability company, as Rights Agent (the “Rights Agent”), is being executed at the direction of the Company. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given them in the Rights Agreement.

WHEREAS, Section 27 of the Rights Agreement provides that, except as specifically set forth therein, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights, by action of its Board of Directors;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate signed by an appropriate officer of the Company which states that the proposed amendment of the Rights Agreement is in compliance with the terms of Section 27 of the Rights Agreement;

WHEREAS, Pfizer Inc. (“Parent”), Eclipse Acquisition Corp. (“Purchaser”) and the Company contemplate entering into an Agreement and Plan of Merger (the “Merger Agreement”) providing for, among other things, (i) a cash tender offer (the “Offer”) by Purchaser to purchase all of the issued and outstanding shares of the Company’s common stock, par value $0.001 per share the (the “Company Common Stock”), (ii) the grant by the Company to Purchaser of the Top-Up Option (as defined in the Merger Agreement) and (iii) following the consummation of the Offer, the merger of Purchaser with and into the Company (the “Merger”), in each case, on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, the Company desires to amend the Rights Agreement, as set forth herein, to facilitate the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. AMENDMENT TO SECTION 1.

(a) The definition of “Acquiring Person” in Section GGGG) of the Rights Agreement is hereby amended by adding the following sentence to the end of said Section 1(a):

“Notwithstanding anything in this Agreement to the contrary, none of Parent, Purchaser or any of their respective Affiliates or Associates shall be or become an Acquiring Person solely by reason of, and the term “Acquiring Person” shall not include any of Parent, Purchaser or any of their respective Affiliates or Associates, solely by reason of, (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments thereto), (ii) the public announcement of the Offer, (iii) the commencement of the Offer or the purchase of Common Stock pursuant to the Offer, (iv) the consummation or public announcement of the Merger and other transactions contemplated by the Merger Agreement, (v) the Top-Up Option, or (vi) the approval, execution, delivery, performance or public announcement of the Tender and Voting Agreements.”

(b) The definition of “Beneficial Owner” in Section 1(e) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in Section 1(e) to the contrary, none of Parent, Purchaser, or any of their Affiliates or Associates, individually or collectively, shall be deemed the “Beneficial Owner” or shall be deemed to “beneficially own” any shares of Common Stock solely by reason of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments thereto), (ii) the public announcement of the Offer, (iii) the commencement of the Offer or the purchase of Common Stock pursuant to the Offer, (iv) the consummation or public announcement of the Merger and other transactions contemplated by the Merger Agreement, (v) the Top-Up Option, or (vi) the approval, execution, delivery, performance or public announcement of the Tender and Voting Agreements.”

(c) The definition of “Distribution Date” in Section 1(n) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:

“; PROVIDED, HOWEVER, that, notwithstanding anything in this Agreement to the contrary, a Distribution Date shall be deemed not to have occurred solely as a result of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments thereto), (ii) the public announcement of the Offer, (iii) the commencement of the Offer or the purchase of Common Stock pursuant to the Offer, (iv) the consummation or public announcement of the Merger and other transactions contemplated by the Merger Agreement, (v) the Top-Up Option, or (vi) the approval, execution, delivery, performance or public announcement of the Tender and Voting Agreements”

(d) The definition of “Exempted Person” in Section 1(r) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in Section 1(r) to the contrary, the Parent, Purchaser, and any of their Affiliates or Associates, individually or collectively, shall not cease to be an “Exempted Person” solely by reason of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments thereto), (ii) the public announcement of the Offer, (iii) the commencement of the Offer or the purchase of Common Stock pursuant to the Offer, (iv) the consummation or public announcement of the Merger and other transactions contemplated by the Merger Agreement, (v) the Top-Up Option, or (vi) the approval, execution, delivery, performance or public announcement of the Tender and Voting Agreements.”

(e) The definition of “Permitted Offer” in Section 1(u) of the Rights Agreement is hereby amended by adding the following sentence to the end of said Section 1(u):

“For the avoidance of doubt, the Offer and the other transactions contemplated by the Merger Agreement shall constitute a “Permitted Offer” hereunder.”

(f) The definition of “Section 11(a)(ii) Event” in Section 1(ff) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:

“; PROVIDED, HOWEVER, that, notwithstanding anything in this Agreement to the contrary, a Section 11(a)(ii) Event shall be deemed not to have occurred, and the provisions of such section shall not be made or given effect, solely as a result of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments thereto), (ii) the public announcement of the Offer, (iii) the commencement of the Offer or the purchase of Common Stock pursuant to the Offer, (iv) the consummation or public announcement of the Merger and other transactions contemplated by the Merger Agreement, (v) the Top-Up Option, or (vi) the approval, execution, delivery, performance or public announcement of the Tender and Voting Agreements”

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(g) The definition of “Section 11(a)(ii) Trigger Date” in Section 1(gg) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:

“; PROVIDED, HOWEVER, that, notwithstanding anything in this Agreement to the contrary, a Section 11(a)(ii) Trigger Date shall be deemed not to have occurred solely as a result of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments thereto), (ii) the public announcement of the Offer, (iii) the commencement of the Offer or the purchase of Common Stock pursuant to the Offer, (iv) the consummation or public announcement of the Merger and other transactions contemplated by the Merger Agreement, (v) the Top-Up Option, or (vi) the approval, execution, delivery, performance or public announcement of the Tender and Voting Agreements”

(h) The definition of “Section 13 Event” in Section 1(hh) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:

“; PROVIDED, HOWEVER, that, notwithstanding anything in this Agreement to the contrary, a Section 13 Event shall be deemed not to have occurred, and the provisions of such section shall not be made or given effect, solely as a result of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments thereto), (ii) the public announcement of the Offer, (iii) the commencement of the Offer or the purchase of Common Stock pursuant to the Offer, (iv) the consummation or public announcement of the Merger and other transactions contemplated by the Merger Agreement, (v) the Top-Up Option, or (vi) the approval, execution, delivery, performance or public announcement of the Tender and Voting Agreements”

(i) The definition of “Stock Acquisition Date” in Section 1(jj) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, no Stock Acquisition Date shall be deemed to have occurred solely as a result of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments thereto), (ii) the public announcement of the Offer, (iii) the commencement of the Offer or the purchase of Common Stock pursuant to the Offer, (iv) the consummation or public announcement of the Merger and other transactions contemplated by the Merger Agreement, (v) the Top-Up Option, or (vi) the approval, execution, delivery, performance or public announcement of the Tender and Voting Agreements.”

(j) The definition of “Triggering Event” in Section 1(oo) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:

“; PROVIDED, HOWEVER, that, notwithstanding anything in this Agreement to the contrary, a Triggering Event shall not be deemed to have occurred, solely as a result of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments thereto), (ii) the public announcement of the Offer, (iii) the commencement of the Offer or the purchase of Common Stock pursuant to the Offer, (iv) the consummation or public announcement of the Merger and other transactions contemplated by the Merger Agreement, (v) the Top-Up Option, or (vi) the approval, execution, delivery, performance or public announcement of the Tender and Voting Agreements”

(k) Section 1 of the Rights Agreement is hereby amended by adding the following definitions to the end of Section 1 as new paragraphs (pp), (qq), (rr), (ss), (tt), (uu) and (vv):

(pp) “Merger” shall have the meaning ascribed to such term in the Merger Agreement.

(qq) “Merger Agreement” shall mean that certain Agreement and Plan of Merger by and among Parent, Purchaser and the Company, dated as of July 19, 2011 (as such agreement may be amended from time to time).

(rr) “Offer” shall have the meaning ascribed to such term in the Merger Agreement.

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(ss) “Parent” means Pfizer Inc., a company formed under the laws of Delaware.

(tt) “Purchaser” shall mean Eclipse Acquisition Corp., a Delaware corporation.

(uu) “Tender and Voting Agreements” shall have the meaning ascribed to such term in the Merger Agreement.

(vv) “Top-Up Option” shall have the meaning ascribed to such term in the Merger Agreement.

2. AMENDMENT TO SECTION 2. Section 2 of the Rights Agreement is hereby amended to delete the following language from the first sentence thereof: “and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Stock)”.

3. AMENDMENT TO SECTION 5. Section 5(a) of the Rights Agreement is hereby amended to delete the term “manually” from the second sentence thereof.

4. AMENDMENT TO SECTION 7. Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23 hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or other shares, securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Final Expiration Date, (ii) the time at which the Rights expire as provided in Section 13(d) hereof, (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iv) the time at which such Rights are exchanged as provided in Section 24 hereof and (v) the time immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur (the earliest of (i), (ii), (iii), (iv) and (v) being herein referred to as the “Expiration Date”). The Company shall notify the Rights Agent promptly after the occurrence of the Expiration Date.”

5. AMENDMENTS TO SUMMARY OF RIGHTS. Exhibit C (“Summary of Right to Purchase Preferred Stock”) of the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

6. BENEFITS OF THIS AGREEMENT. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

7. SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Amendment to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing the invalid language from this Amendment would adversely affect the purpose or effect of this Amendment and the right of redemption set forth in Section 23 of the Rights Agreement shall have expired, such right shall be reinstated and shall not expire until the tenth Business Day following the date of such determination by the Board.

8. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within Delaware.

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9. EFFECTIVENESS AND EFFECT OF AMENDMENT.

(a) Notwithstanding anything to the contrary set forth in Section 27, this Amendment shall become effective as of the date first written above, but such effectiveness is contingent upon the execution and delivery of the Merger Agreement by the parties thereto. The Company shall notify the Rights Agent via electronic mail of such execution and delivery of the Merger Agreement promptly thereafter.

(b) Except as specifically modified herein, the Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of any provision of the Rights Agreement. Upon and after the effectiveness of this Amendment, each reference in the Rights Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Rights Agreement, and each reference in any other document to “the Rights Agreement”, “thereunder”, “thereof” or words of like import referring to the Rights Agreement, shall mean and be a reference to the Rights Agreement as modified hereby.

10. DESCRIPTIVE HEADINGS. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

11. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

12. CERTIFICATION. The officer of the Company executing this Amendment, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company duly adopted and approved at a meeting held on July 19, 2011, hereby certifies to the Rights Agent that the supplements and amendments to the Rights Agreement set forth in this Amendment are in compliance with the terms of Section 27 of the Rights Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

ICAGEN, INC.		AMERICAN STOCK TRANSFER & TRUST COMPANY LLC, as Rights Agent

By:	/s/ P. Kay Wagoner, Ph.D.	By:	/s/ Paula Caroppoli

Name:	P. Kay Wagoner, Ph.D.	Name:	Paula Caroppoli

Title:	President and Chief Executive Officer	Title:	Senior Vice President

SIGNATURE PAGE TO AMENDMENT TO RIGHTS AGREEMENT

Annex 5

Execution Version

FIRST AMENDMENT TO THE

PURCHASE AGREEMENT

July 20, 2011

This First Amendment to the Purchase Agreement (the “First Amendment”) is dated as of the date hereof, between Icagen, Inc., a Delaware corporation with offices at 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703 (“Icagen”), and Pfizer Inc., a Delaware corporation with offices at 235 East 42nd Street, New York, New York 10017 (“Pfizer”).

Capitalized terms used but not otherwise defined herein shall have the same meaning ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Pfizer and Icagen entered into a Purchase Agreement (the “Purchase Agreement”) as of August 13, 2007, whereby Pfizer agreed to purchase from Icagen, and Icagen agreed to issue and sell to Pfizer, upon the terms and conditions stated in the Purchase Agreement, up to a maximum of $15,000,000 of Icagen’s common stock, par value $0.001 per share (the “Common Stock”);

WHEREAS, on August 20, 2007, in a first closing under the Purchase Agreement, Icagen sold shares of Common Stock with an aggregate purchase price of approximately $15,000,000 to Pfizer and in a subsequent closing under the Purchase Agreement on February 13, 2008, Icagen sold shares of Common Stock to Pfizer with an aggregate purchase price of approximately $10,000,000;

WHEREAS, under Section 3.6 of the Purchase Agreement, Pfizer agreed to appoint, subject to certain exceptions, each of the President and the Treasurer of Icagen, with full power of substitution, as the proxies of Pfizer with respect to certain matters on which Pfizer is entitled to vote as a holder of Common Stock;

WHEREAS, concurrently with the execution and delivery of this First Amendment, Icagen, Pfizer and Eclipse Acquisition Corp., a Delaware corporation and a direct or indirect wholly-owned subsidiary of Pfizer, are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”); and

WHEREAS, the parties hereto desire to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Proxy

1.1.	The parties agree that, effective upon the execution of this First Amendment, and notwithstanding any provision in the Purchase Agreement to the contrary, Pfizer shall be permitted to vote, or cause to be voted, and Pfizer hereby agrees to vote, or cause to be voted, all of the Shares then beneficially owned by Pfizer or any of its subsidiaries (including Sub) in favor of the Merger and the adoption of the Merger Agreement.

1.2.	The parties further agree that, from and after the Acceptance Time, and notwithstanding any provision in the Purchase Agreement to the contrary, Pfizer shall be permitted to vote or cause to be voted, all of the Shares then beneficially owned by Pfizer or any of its subsidiaries (including Sub) for such directors on Icagen’s board of directors as are designated by Pfizer pursuant to Section 6.10 of the Merger Agreement.

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2.	Miscellaneous

2.1.	If for any reason the Merger Agreement is terminated, this First Amendment shall automatically terminate and be of no further force or effect.

2.2.	The parties hereby confirm and agree that, as amended hereby, the Purchase Agreement, including all other terms and conditions, remains in full force and effect and is a binding obligation of the parties hereto.

2.3.	This First Amendment may be executed in two or more counterparts, by facsimile or other electronic format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed as of the date first above written.

ICAGEN, INC.

By:	/s/ P. Kay Wagoner, Ph.D.
Name:	P. Kay Wagoner, Ph.D.
Title:	President and Chief Executive Officer

PFIZER INC.

By:	/s/ Douglas E. Giordano
Name:	Douglas E. Giordano
Title:	Senior Vice President Worldwide Business Development

FIRST AMENDMENT TO PURCHASE AGREEMENT

Annex 6

THE GENERAL CORPORATION LAW

OF

THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.